AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1999
                                           REGISTRATION STATEMENT NO. 333-65991
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                           ABLE TELCOM HOLDING CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          STATE OF FLORIDA                        1731                      65-0013218
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION NUMBER)        IDENTIFICATION NO.)


                                                                                         Billy V. Ray, Jr.,
                                                                                President and Chief Executive Officer
                        1601 Forum Place, Suite 1110                                  Able Telcom Holding Corp.
                       West Palm Beach, Florida 33401                                1601 Forum Place, Suite 1110
                                 (561) 688-0400                                     West Palm Beach, Florida 33401
          (Address, including zip code, and telephone number,         (Name, address, including zip code, and telephone number,
  including area code, of Registrant's principal executive offices)           including area code, of agent for service)

                                ---------------
                                  COPIES TO:

                              ELIZABETH NOE, ESQ.
                     PAUL, HASTINGS, JANOFSKY & WALKER LLP
                      600 PEACHTREE STREET N.E. SUITE 2400
                             ATLANTA, GEORGIA 30308
                                 (404) 815-2400
                                ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

                 FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF
     THIS REGISTRATION STATEMENT AS DETERMINED BY THE SELLING SHAREHOLDERS.
                                ---------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the earlier offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS                 AMOUNT TO BE         OFFERING PRICE     AGGREGATE OFFERING           AMOUNT OF
OF SECURITIES TO BE REGISTERED           REGISTERED(1)          PER SHARE               PRICE            REGISTRATION FEE(2)
------------------------------           -------------       ----------------    ------------------      -------------------
Common Stock, par value $.001(3)........    1,817,941               $ 7.00           $12,725,587.00             $3,537.71
Common Stock, par value $.001(4)........      409,505                 8.25             3,378,416.25                939.20
Common Stock, par value $.001(5)(6).....    2,744,920                 5.91            16,222,477.00              4,509.85
Common Stock, par value $.001(7)(8).....    1,500,000                13.41            20,115,000.00              5,591.97
Total:..................................    6,472,366                                 48,430,064.04             14,578.73(2)
====================================================================================================================================

(1) In accordance with Rule 416, this Registration Statement includes an indeterminable number of shares of common stock, $.001 par value per share (the "Common Stock") which may be necessary to adjust the number of shares to be issued upon exercise or conversion of (i) the Company's Series B Convertible Preferred Stock, par value $.10 per share (the "Series B Preferred Stock"), (ii) an option granted to MFS Communications Company, Inc. (the "WorldCom Option") to purchase up to 1,817,941 shares of Common Stock of the Company, (iii) certain warrants (the "Senior Note Warrants") to purchase up to 409,505 shares of Common Stock of the Company granted to John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company, and Signature 1A (Cayman), Ltd., and (iv) certain warrants (the "Series B Preferred Stock Warrants") to purchase up to 1,000,000 shares of the Company's Common Stock granted to certain purchasers of the Series B Preferred Stock, in each case as a result of a stock split, stock dividend or other anti-dilution rights or similar adjustments.
(2) A registration fee of $28,613.50 was paid in connection with the initial filing of this Registration Statement on October 22, 1998.
(3) Represents shares of Common Stock underlying the WorldCom Option.
(4) Represents shares of Common Stock underlying the Senior Note Warrants.
(5) Represents shares of Common Stock underlying the Series B Preferred Stock. Because the calculation of the conversion price of the Series B Preferred Stock is based upon a percentage of the market price of the underlying Common Stock, the Company has agreed with the holders of the Series B Preferred Stock to register 200% of the number of shares of Common Stock that would have been received by such holders if all outstanding shares of Series B Preferred Stock had been converted on March 26, 1999, at a conversion price of $6.3858, the conversion price calculated as of such date as to 375 of such shares, and at an agreed upon conversion price of $3.5138 with respect to 404 of such shares.
(6) In accordance with Rule 457(c), this maximum offering price per share has been calculated based upon the average of the high ($6.1875) and low ($5.625) trading prices of the Common Stock as reported by the Nasdaq National Market on April 7, 1999.
(7) Represents shares of Common Stock underlying the Series B Preferred Stock Warrants. Because the exercise price of the Series B Preferred Stock Warrants is subject to certain adjustments, the Company has agreed with the holders of such Warrants to register 150% of the number of shares of Common Stock that would have been received by such holders if all such Warrants were exercised as of the date of this Registration Statement.
(8) Represents the average exercise price of the Series B Preferred Stock Warrants.

                                ---------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED APRIL 8, 1999

PROSPECTUS
                               6,472,366 SHARES OF
                         COMMON STOCK, PAR VALUE $.001

                           ABLE TELCOM HOLDING CORP.
                               ----------------
     This is a public offering of Common Stock, par value $.001 per share (the "Common Stock"), of Able Telcom Holding Corp. We are registering 6,472,366 shares of Common Stock for sale by certain selling shareholders (the "Selling Shareholders"), as follows:


   /bullet/ 1,817,941 shares of Common Stock that MFS Communications Company,
     Inc. ("MFSCC") may receive upon the exercise in full of an option granted to it by us on April 24, 1998.


   /bullet/ 409,505 shares of Common Stock that certain holders of warrants may receive upon the exercise of all of these warrants. We issued these warrants in connection with the sale of our 12% Senior Subordinated Notes originally due January 6, 2005.

   /bullet/ 2,744,920 shares of Common Stock in connection with the conversion of our Series B Convertible Preferred Stock (the "Series B Preferred Stock"). This amount represents 200% of the total amount of Common Stock that these holders would have received if they had converted all of their Series B Preferred Stock on March 26, 1999 plus certain shares of Common Stock currently held by the Selling Shareholders as a result of previous conversions of Series B Preferred Stock. However, this amount does not necessarily represent the actual total number of shares of Common Stock that these holders would receive if they convert all of their shares of Series B Preferred Stock. Additionally, each holder of the Series B Preferred Stock may only convert the Series B Preferred Stock to the extent that the conversion would result in the holder and its affiliated entities beneficially owning 4.99% or less of our outstanding shares of Common Stock following such conversion.


   /bullet/ 1,500,000 shares of Common Stock, representing 150% of the total amount of Common Stock that holders of certain warrants may receive upon the exercise of all of their warrants. We issued these warrants in connection with the sale of the Series B Preferred Stock. This amount does not necessarily represent the actual total number of shares of Common Stock that these holders would receive if they exercise all of their warrants.

     We will not be selling any of the shares of Common Stock that we register in this Prospectus. No underwriters will be used in selling the shares. We will not receive any proceeds from the sale of these shares. However, we may receive cash upon the exercise of the options and warrants described above.

     Our Common Stock is traded on the Nasdaq National Market under the symbol "ABTE." We have applied to list the Common Stock we are registering in this Prospectus on the Nasdaq National Market, but this application has not yet been approved. On March 29, 1999, the last reported sales price of the Common Stock was $7.5625 per share.

     The selling shareholders may offer their shares of Common Stock in public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

     An investment in the Common Stock involves a high amount of risk. Before you invest in the Common Stock, we strongly recommend that you carefully consider all of the risks and information contained in this Prospectus, including the information contained in the "Risk Factors" section that begins on page 9.


     Our principal executive offices are located at 1601 Forum Place, Suite 1110, West Palm Beach, Florida 33401, and our telephone number is (561) 688-0400.
                               ----------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------

                          PROSPECTUS DATED      , 1999

     No dealer, salesperson or other person is authorized to provide any oral or written information about us or this offering that is not included in this Prospectus.



                               TABLE OF CONTENTS




Available Information ................................................................    iii
Forward-Looking Statements ...........................................................    iii
Prospectus Summary ...................................................................     1
Summary Consolidated Financial Information ...........................................     8
Risk Factors .........................................................................     9
Use of Proceeds ......................................................................    22
Market Price of Common Stock and Dividend Policy .....................................    23
Capitalization .......................................................................    24
Selected Consolidated Financial Data .................................................    25
Management's Discussion and Analysis of Financial Condition and Results of Operations     26
Quantitative and Qualitative Disclosures about Market Risk............................    35
Business .............................................................................    37
Management ...........................................................................    56
Certain Relationships and Related Transactions .......................................    64
Principal and Selling Shareholders ...................................................    65
Description of Indebtedness ..........................................................    68
Description of Securities ............................................................    72
Shares Eligible for Future Sale ......................................................    81
Plan of Distribution .................................................................    82
Legal Matters ........................................................................    83
Experts ..............................................................................    83
Index to Financial Statements ........................................................    F-1
Index to Pro Forma Financial Statements...............................................    P-1

                             AVAILABLE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at the following locations:


     /bullet/ Main Public Reference Room
     450 Fifth Street, N.W.
     Washington, D.C. 20549


     /bullet/ Regional Public Reference Room
     75 Park Place, 14th Floor
     New York, New York 10007


     /bullet/ Regional Public Reference Room
     Northwestern Atrium Center
     500 West Madison Street, Suite 1400
     Chicago, Illinois 60661-2511


     You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at (800) SEC-0330.


     We are required to file these documents with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC's website, located at http://www.sec.gov.


     We have included this Prospectus in our registration statement that we filed with the SEC (the "Registration Statement"). The Registration Statement provides additional information that we are not required to include in the Prospectus. You can receive a copy of the entire Registration Statement as described above. Please note that the Registration Statement also includes complete copies of the documents described in the Prospectus.


                          FORWARD-LOOKING STATEMENTS


     We have included "forward-looking statements" throughout this Prospectus. These statements describe our attempt to predict future occurrences. We use the words "believes," "anticipates," "expects," and similar expressions, to identify forward-looking statements. Forward-looking statements are subject to a number of risks, assumptions and uncertainties, such as:



    /bullet/ Risks associated with the Company's liquidity requirements and existing leverage, including the need to obtain additional capital to provide working capital for operations


    /bullet/ Risks associated with the Company's inability to satisfy the registration obligations to the holders of the Series B Preferred Stock


    /bullet/ Risks associated with the Company's inability to comply with contract terms in a timely manner, including the terms of its contract with the Regional Consortium for Electronic Toll Collection

   /bullet/ Risks associated with our ability to continue our strategy of growth through acquisitions


   /bullet/ Risks associated with our ability to successfully integrate all of our recent acquisitions


   /bullet/ Our ability to make effective acquisitions in the future and to successfully integrate newly acquired businesses into existing operations and the risks associated with such newly acquired businesses

   /bullet/ Changes in laws and regulations, including changes in tax rates, accounting standards, environmental laws, and occupational, health and safety laws


   /bullet/ Access to foreign markets, together with foreign economic conditions, including currency fluctuations


   /bullet/ The effect of, or changes in, general economic conditions


   /bullet/ Economic conditions in various countries within South America


   /bullet/ Weather conditions that are adverse to our specific businesses


   /bullet/ The outcome of litigation, claims and assessments involving us


     This list is only an example of some of the risks, uncertainties and assumptions that may affect the Company's forward-looking statements. If any of these risks or uncertainties materialize (or fail to materialize), or if the underlying assumptions prove incorrect, actual results may differ materially from those projected in the forward-looking statements. We are not obligated to revise these forward-looking statements to reflect future events or circumstances. If we do revise these statements, we are not required to publicly release our revisions. You should consider the information provided in the section "Risk Factors" and the other information in this Prospectus before investing in the Common Stock.

                              PROSPECTUS SUMMARY



     IN THIS SECTION, WE HAVE PROVIDED YOU WITH AN OVERVIEW OF SOME OF THE MORE IMPORTANT INFORMATION IN THIS PROSPECTUS. HOWEVER, WE CAUTION YOU THAT THIS INFORMATION IS NOT COMPLETE. YOU SHOULD READ ALL OF THE INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING ANY COMMON STOCK. UNLESS THE CONTEXT OTHERWISE REQUIRES, WE USE THE TERMS "WE," "OUR," "US" AND THE "COMPANY" TO MEAN ABLE TELCOM HOLDING CORP. AND ITS SUBSIDIARIES, INCLUDING THE SUBSIDIARIES WE ACQUIRED IN THE ACQUISITION OF THE NETWORK CONSTRUCTION AND TRANSPORTATION SYSTEMS BUSINESS OF MFS NETWORK TECHNOLOGIES, INC. ON JULY 2, 1998 (THE "MFSNT ACQUISITION"). WE USE THE TERM "ABLE" WHEN WE REFER TO ABLE TELCOM HOLDING CORP. AND ITS SUBSIDIARIES PRIOR TO THE MFSNT ACQUISITION. WE USE THE TERM "MFSNT" TO REFER TO MFSNT AND ITS SUBSIDIARIES BEFORE THE MFSNT ACQUISITION AND TO REFER TO OUR SUBSIDIARY THAT OWNS THE ASSETS AND LIABILITIES THAT WE ACQUIRED.




THE COMPANY


     The Company develops, builds and maintains communications systems for companies and governmental authorities. We have three main organizational groups, as described below.


          ORGANIZATIONAL GROUP                          SERVICES PROVIDED                         EXAMPLES OF SERVICES

 Network Services Group ................   Design, development, engineering,             /bullet/ Fiber optic networks, both
                                           installation, construction, operation and     inside a building or location
                                           maintenance services for                      and between separate
                                           telecommunications systems                    buildings or locations
                                                                                         /bullet/ Electric utility grids
                                                                                         /bullet/ Water and sewer utilities
 Transportation Services Group .........   Design, development, integration,             /bullet/ "Non-stop" toll systems
                                           installation, construction, project           that charge a fee each
                                           management, maintenance and operation         time a car passes through
                                           of automated toll collection systems,         a toll station.
                                           electronic traffic management and control     /bullet/ Systems that monitor and
                                           systems, and computerized                     record toll violations.
                                           manufacturing systems                         /bullet/ Text signs that provide
                                                                                         drivers with advance warning
                                                                                         of accidents, bad
                                                                                         weather and heavy traffic.
                                                                                         /bullet/ "Smart" traffic signals,
                                                                                         road signs and traffic
                                                                                         control gates that monitor
                                                                                         and adjust to changing
                                                                                         traffic patterns and
                                                                                         weather conditions.
                                                                                         /bullet/ Construction and maintenance
                                                                                         of systems that monitor
                                                                                         production lines for
                                                                                         automobile tires.
 Communications Development                Design, installation and maintenance          NeuroLAMA: our proprietary
 Group (Latin America) .................   services to foreign telephone companies       system that collects data on
                                                                                         "wireline" telephone calls for
                                                                                         billing and other purposes.


     Our customers include local and long distance telephone companies, utilities, cable television operators, financial institutions, universities, medical facilities, correctional facilities and local, state and federal governments.


     The Company was originally incorporated in 1987 as a Colorado corporation under the name "Delta Venture Fund, Inc." We adopted our current name in 1989 and became a Florida corporation in 1991. Our principal executive offices are located at 1601 Forum Place, Suite 1110, West Palm Beach, Florida 33401, and our telephone number is (561) 688-0400.

FISCAL YEAR 1998 AND RECENT DEVELOPMENTS

     MFSNT ACQUISITION. On July 2, 1998, Able acquired MFSNT's network construction and transportation systems business from WorldCom, Inc. ("WorldCom") pursuant to a merger agreement dated April 26, 1998 ("Plan of Merger"). On September 9, 1998, the Company, WorldCom and WorldCom Network Services, Inc. ("WorldCom Network"), a wholly owned subsidiary of WorldCom, finalized the terms of the Plan of Merger through the execution of an amended agreement, which agreement was subsequently amended on January 26, 1999 (as amended, the "September Agreement"). The acquisition of MFSNT was accounted for using the purchase method of accounting at a total price of approximately $67.5 million comprised of a $58.8 million contract price, costs associated with the acquisition and the value attributed to options and equity awards described below. $38.8 million of the purchase price was paid in cash and the remainder was paid by the issuance of a promissory note as described below (as amended to date, the "WorldCom Note"). The MFSNT purchase price includes additional amounts payable as contingent consideration on December 29, 2000, which relate to the resolution of certain pre-acquisition contingencies for pending litigation, claims, assessments and losses on certain projects.

     In conjunction with the acquisition of MFSNT, Able granted an option to WorldCom's subsidiary, MFS Communications Company, Inc. ("MFSCC") (the "WorldCom Option") to purchase up to 2,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), at an exercise price of $7.00 per share, but subject to a 1,817,941 share limitation on the total number of shares issuable, and the right to receive upon satisfaction of certain conditions phantom stock awards (the "Phantom Stock Awards") equivalent to 600,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option. The WorldCom Phantom Stock Awards are exercisable only on the following three days: July 2, 1999, July 2, 2000, or July 2, 2001. WorldCom will be entitled to receive any appreciation of the Common Stock over a base price of $5 3/32 per share, but in no event shall the maximum payment exceed $25.00 per share.

     On January 8, 1999, we entered into a modification to the WorldCom Option (the "WorldCom Modification") which modified the WorldCom Option into stock appreciation rights ("SARs") unless and until such time as shareholder approval is obtained by the Company (if ever), pursuant to the Nasdaq Stock Market, Inc. ("Nasdaq") Marketplace Rule 4460(i)(1)(C) ("Rule 4460(i)(1)(C)"), to approve the issuance of 20 percent or more of the Common Stock in connection with the MFSNT Acquisition.


     Under the WorldCom Modification, WorldCom is entitled to participate in an increase in the value of an aggregate of 2,000,000 shares of Common Stock. For each SAR exercised, WorldCom is entitled to receive an amount equal to the excess of the fair market value of the Common Stock as of the applicable exercise date over $7.00 (the "Appreciation Amount"). The Appreciation Amount will be paid in cash within fifteen days of receipt of an exercise notice; provided, however, that to the extent that the Company would be required to pay in excess of $10.0 million in any twelve month period as a result of any exercises of any SARs, then the amount of such excess shall be represented by a promissory note with quarterly payments amortized ratably over a period of six months at 10% per annum. The exercise period for the SARs granted commences on the earlier of: (i) one (1) business day after the date upon which the potential issuance of Common Stock under this Agreement is voted upon by the shareholders of the Company and (ii) July 1, 1999 (the "Commencement Date"), and ending on January 2, 2002. Payment of any SARs in cash only could materially and adversely affect the Company's cash flow because (i) of the short time frame to pay for any SARs exercised (between 15 and 30 days from the date notice is received by the Company), and (ii) the payment owed could be a significant amount depending on the number of SARs exercised and the then fair market value of the Company's Common Stock.


     We will submit a proposal to the Company's shareholders at the Annual Meeting of Shareholders to be held in 1999 to approve the issuance of more than 20 percent of the outstanding Common Stock in connection with the MFSNT Acquisition. If the Company's shareholders approve such issuance the SARs granted automatically revert back to the WorldCom Option and the holder will have the right to purchase an aggregate of 1,817,941 shares of Common Stock at $7.00 per share through January 2, 2002.

     As of January 31, 1999, approximately $30.0 million of principal and approximately $1.4 million of accrued and unpaid interest were outstanding under the WorldCom Note. We must repay the WorldCom Note in full on November 30, 2000. The WorldCom Note is dated September 1, 1998 and bears interest at 11.5 percent per year. The obligations under the WorldCom Note are junior and fully subordinated to those under the Secured Credit Facility (as defined below).
No amounts may be paid on the WorldCom Note so long as any debt is outstanding under the Secured Credit Facility. Subject to the subordination provisions and after full payment of all amounts owed under the Secured Credit Facility, the WorldCom Note may be prepaid as follows:

      /bullet/ By applying 8 percent of the payment WorldCom Network owes us under the WorldCom Master Services Agreement, described below

      /bullet/ By paying to WorldCom a portion of certain proceeds received by us upon the sale of certain conduit assets

      /bullet/ By paying to WorldCom a portion of certain proceeds received from time to time under maintenance contracts for certain conduit projects

         In addition, if we do not repay the WorldCom Note in full by November 30, 2000, it is anticipated that WorldCom also will be able to:

      /bullet/ Require us to pay a 13.5 percent annual default rate of interest as long as we are in default

      /bullet/ Reduce the minimum yearly and aggregate revenues we would otherwise receive under the WorldCom Master Services Agreement

      /bullet/ Refuse to give us additional work under the WorldCom Master
         Services Agreement while we are in default

     As part of the MFSNT acquisition, the Company, WorldCom Network and MFSNT entered into a Master Services Agreement (the "WorldCom Master Services Agreement") pursuant to which we agreed to provide telecommunication infrastructure services to WorldCom Network on a cost-plus 12 percent basis for a minimum of $40.0 million per year, and the aggregate sum payable to the Company for the five-year contract is guaranteed to be no less than $325.0 million, subject to certain adjustments if the Company defaults on the WorldCom Note. To achieve these established minimums, WorldCom Network has agreed to award the Company at least 75 percent of all WorldCom Network's outside plant work related to its local network projects up to $500.0 million and the Company has agreed to accept and perform work orders from WorldCom Network for as much as $130.0 million of services during each year of the five-year contract. The Company has also agreed that WorldCom Network will have met all of its commitments to the Company, to the extent that payments made to the Company reach an aggregate of $500.0 million at any time during the five-year term of the contract.

     We are permitted to use the trade name "MFSNT" during the 18-month transition period immediately following the MFSNT Acquisition but will not be entitled to use it after such 18-month period.

     As part of the MFSNT Acquisition, we agreed that MFSCC may designate a representative to the Company's Board of Directors if it exercises the WorldCom Option (assuming it is reinstated as described above) for so long as MFSCC retains at least 5 percent of the Company's outstanding Common Stock.

     THE SERIES B PREFERRED STOCK. On June 30, 1998, Able received $20.0 million from the sale of 4,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") at a purchase price of $5,000 per share and the Series B Preferred Stock Warrants, as defined below. As a result of the previous conversion of and the redemption of shares of Series B Preferred Stock, there are currently 779 shares of Series B Preferred Stock outstanding. Dividends accrue on the Series B Preferred Stock at a rate of 4 percent per year and are cumulative. We may pay dividends in shares of Common Stock, or, at our option, in cash if we provide 20 days advance written notice to each holder of the Series B Preferred Stock. See "Description of Securities--Preferred Stock--Series B Convertible Preferred Stock." Able sold the Series B Preferred Stock to finance part of the purchase price for MFSNT. The holders of the Series B Preferred Stock may convert their shares at any time into shares of Common Stock at a conversion rate equal to 97 percent of the "market value" of the Common Stock; provided that a maximum price of $3.5138 was agreed to with the holders of 404 shares of Series B Preferred Stock. However, each holder of the Series B Preferred Stock has agreed that it will convert its shares of Series B Preferred Stock into Common Stock only to the extent that, after the conversion, the holder and its affiliates would beneficially own 4.99 percent or less of the Common Stock. For these purposes, we have agreed that "market value" equals the lesser of:


      /bullet/ The average of the lowest intraday trading price of the Common
        Stock for any three trading days within the 22 trading days prior to the date of conversion; or


      /bullet/ The lowest intraday trading price of the Common Stock on the trading day immediately prior to the date of conversion; however, this amount cannot be less than 95 percent of the lowest intraday trading price of the Common Stock on the date of conversion.

     In addition, Able issued warrants (the "Series B Preferred Stock Warrants") to purchase a total of up to 1,000,000 shares of Common Stock to the holders of the Series B Preferred Stock. These warrants are currently exercisable at an average price of $13.41 per share. However, each holder of the Series B Preferred Stock Warrants has agreed that it will exercise the warrants only to the extent that, after the exercise, the holder and its affiliates would beneficially own 4.99 percent or less of the Common Stock. See "Description of Securities--Series B Preferred Stock Warrants." The warrants are immediately exercisable and expire on June 30, 2003.

     Able granted the holders of the Series B Preferred Stock and the Series B Preferred Stock Warrants (the "Series B Securities") certain rights to cause us to register the Common Stock underlying the Series B Securities. Under certain circumstances, including if the registration statement that includes the shares of Common Stock underlying the Series B Securities is not declared effective by May 18, 1999, or if we are delisted under certain circumstances from any securities exchange, or any representation or warranty made by us to holders of the Series B Securities was not true, then the holders of the Series B Preferred Stock, in whole or in part, have the option to require us to redeem their securities at premium prices. Although we intend to use our best efforts to comply with all provisions of our documents with the holders of the Series B Securities, we cannot guarantee that we will be able to do so, in part because certain of such matters are dependent upon the efforts or approval of others (such as the Securities and Exchange Commission with respect to the effectiveness of the aforementioned registration statement). To the extent the holders of the Series B Preferred Stock become entitled to exercise a redemption right and seek to require the redemption of their shares, such exercise could materially increase our cash requirements, could result in a default under the terms of our Secured Credit Facility and, to the extent replacement financing is not available on commercially reasonable terms (if at all), would likely have a material adverse impact on us. Furthermore, so long as any of the Series B Securities is outstanding, we are prohibited from declaring or paying any dividends (other than to holders of Series B Preferred Stock) or purchasing any of our equity securities.

PURCHASE OF SENIOR NOTES AND SERIES B PREFERRED STOCK

     In February, 1999, WorldCom advanced us $32.0 million for purposes of facilitating the purchase of 2,785 shares, or approximately 78 percent, of the Series B Preferred Stock and the purchase of the outstanding $10.0 million principal amount of the Company's 12 percent Senior Subordinated Notes originally due January 6, 2005 (the "Senior Notes"). The advance accrues interest at 11.5 percent and, based on recent amendments to the advance, is subordinate to the Secured Credit Facility and matures on November 30, 2000.

     WorldCom also agreed to make available additional advances to the Company of up to $15.0 million against amounts otherwise payable pursuant to the WorldCom Master Services Agreement. These additional advances accrue interest at
11.5 percent and are repayable to WorldCom on November 30, 2000.

     We loaned the funds advanced by WorldCom to Cotton Communications, Inc. (the "Purchaser"), which may be deemed an affiliate of the Company, and on February 17, 1999, the holders of all of the Senior Notes and the holders of 78 percent of the Series B Preferred Stock transferred their holdings to the Purchaser. In connection with the transfer of the Senior Notes and the Series B Preferred Stock, the Purchaser and the remaining holders of the Series B Preferred Stock agreed to either waive all outstanding defaults under such securities or refrain from exercising any remedies with respect to any such outstanding defaults for a period of 90 days from February 17, 1999. During such period of time, the Company has agreed to use its best efforts to have declared effective a registration statement covering the resale of shares of common stock underlying the remaining Series B Preferred Stock and the Series B Preferred Stock Warrants.

     In connection with the transfer of the Series B Preferred Stock, we agreed with the original holders thereof to certain modifications in the conversion price of the Series B Preferred Stock Warrants. The exercise price of (i) warrants to purchase a total of 370,000 shares of the Company's common stock has been reduced to $13.25 per share from $19.80 per share and (ii) warrants to purchase a total of 630,000 shares of common stock has been reduced to $13.50 per share from $19.80 per share.

     On March 22, 1999, we redeemed from the Purchaser the Senior Notes as well as the 2,785 shares of Series B Preferred Stock in exchange for the cancellation of the loan made to the Purchaser on February 17, 1999. The Company also assumed the Purchaser's obligation to acquire 630,000 of the Series B Preferred Stock Warrants at a price of $3.00 per warrant on or before April 30, 1999 if not previously exercised or redeemed. The Senior Notes have now been marked paid and the 2,785 shares of Series B Preferred Stock have been cancelled.

     In connection with these transactions, we expect to recognize an extraordinary loss in the second quarter of fiscal year 1999 on the purchase of the Senior Notes of approximately $1.9 million and a reduction in income applicable to common stock of approximately $10.0 million on the purchase of the Series B Preferred Stock.

     In addition, the modification to the terms of the existing Series B Preferred Stock conversion and warrant agreements will result in a reduction in income applicable to common stock of approximately $1.3 million during the second quarter of fiscal year 1999.

     SECURED CREDIT FACILITY. In June 1998, we replaced our previous bank credit agreement with a new $35.0 million senior secured revolving credit facility with a syndicate of lenders with an original term of three years (as amended to date, the "Secured Credit Facility"). The Secured Credit Facility has a letter of credit sublimit of $5.0 million. As amended to date, the Secured Credit Facility matures on November 1, 2000. We used a portion of the proceeds from the Secured

Credit Facility to repay the previous credit facility and to finance $10.0 million of the MFSNT Acquisition purchase price.


     We have granted a security interest in certain of our assets to the lenders under the Secured Credit Facility, including:



      /bullet/ All of the stock in our existing and future Restricted
        Subsidiaries (as defined in the Pledge Agreement with respect to the Secured Credit Facility); and


      /bullet/ A pledge of all existing intercompany notes issued to any Restricted Subsidiary by any of its subsidiaries.

     The Secured Credit Facility also includes covenants which, among other things, restrict our ability to:


      /bullet/ Incur additional debt

      /bullet/ Declare dividends or redeem or repurchase capital stock

      /bullet/ Prepay, redeem or purchase debt

      /bullet/ Incur liens

      /bullet/ Make loans and investments

      /bullet/ Make capital expenditures

      /bullet/ Engage in mergers, acquisitions and asset sales, and

      /bullet/ Engage in transactions with affiliates.



     We are also required to comply with financial covenants with respect to certain minimum ratios, including interest, fixed charges and quick ratio. See "Risk Factors--High Level of Indebtedness; Ability to Service Indebtedness," "--Restrictive Covenants Imposed by the Secured Credit Facility" and "Business--Recent Developments--Secured Credit Facility."

     ACQUISITION OF PATTON MANAGEMENT CORPORATION. On April 1, 1998, Able purchased all of the outstanding common stock of Patton Management Corporation ("Patton") for approximately $4.0 million. Patton provides advanced telecommunication network services to upgrade existing networks and to provide connectivity to office buildings, local and wide area networks.



     ACQUISITION OF COMSAT CONTRACTS. On February 25, 1998, the Company, through a wholly owned subsidiary, Georgia Electric Company ("GEC"), acquired 12 contracts ("COMSAT Contracts") with the Texas Department of Transportation from CRSI Acquisition Inc., a subsidiary of COMSAT Corporation ("COMSAT"). The COMSAT Contracts are for the installation of intelligent traffic management systems and the design and construction of wireless communication networks. In exchange for assuming the obligations to perform under the COMSAT Contracts, GEC received consideration from COMSAT of approximately $15.0 million. These contracts are now substantially complete.

     JOINT VENTURE WITH CLARION RESOURCES COMMUNICATION CORP. On September 23, 1997, Able entered into a five-year joint venture with Clarion Resources Communication Corp. ("Clarion"). Clarion is principally owned by Telenor, the telephone company of Norway. Able has agreed with Clarion to jointly market, manufacture and license Able's proprietary telephone call record and data collection technology, called NeuroLAMA, in Europe and Asia. Clarion has agreed to provide Able with an international sales force and to obtain suitable financing to purchase and install NeuroLAMA. The venture will not require a capital investment from Able but should provide a stable royalty stream if the venture is successful. No material progress has been made in implementing this joint venture.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     We have provided you with a summary of our historical financial statements. The following information should be read in conjunction with the sections "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our results of operations reflect the operating results of MFSNT and other acquired businesses only from the respective dates of acquisition. Accordingly, our results are not necessarily comparable on a period-to-period basis. For additional information with respect to the impact of certain acquisitions, see our Pro Forma Financial Statements referenced on page P-1 of this Prospectus. See also the Consolidated Financial Statements for the Company, the Financial Statements for MFSNT, and the related notes to those statements, which are included in this Prospectus. The financial data for the three months ended January 31, 1998 and 1999 include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of the Company for such period. Due to seasonality and other market factors, the consolidated historical results for the three months ended January 31, 1999 are not necessarily indicative of results for a full year.



                                                                                    YEAR ENDED OCTOBER 31,
                                                                   -----------------------------------------------------------
                                                                       1994        1995        1996        1997        1998
                                                                   ----------- ----------- ----------- ----------- -----------
INCOME STATEMENT DATA:
 Revenues ........................................................  $ 25,784    $ 35,408    $ 48,906    $ 86,334    $217,481
                                                                    --------    --------    --------    --------    --------
 Costs and expenses:
  Costs of revenues ..............................................    16,395      27,720      40,486      68,164     179,505
  General and administrative .....................................     4,167       5,464       8,404       8,780      18,692
  Depreciation and amortization ..................................       854       1,914       2,750       4,532       7,600
  Charges and transaction/ translation losses related to
   Latin American operations .....................................     2,382          96       3,553          17         275
                                                                    --------    --------    --------    --------    --------
  Total costs and expenses .......................................    23,798      35,194      55,193      81,493     206,072
                                                                    --------    --------    --------    --------    --------
  Income (loss) from operations ..................................     1,987         214      (6,287)      4,841      11,409
                                                                    --------    --------    --------    --------    --------
 Other expenses (income), net:
  Loss on sale of investments ....................................        --         100          --          --          --
  Interest expense ...............................................       397       1,118       1,350       1,565       5,534
  Interest and dividend income ...................................      (418)       (673)       (270)       (449)       (342)
  Change in value of stock appreciation rights....................        --          --          --          --          --
  Other expenses .................................................        --          --          32        (152)       (320)
                                                                    --------    --------    --------    --------    --------
  Total other expenses (income), net .............................       (21)        546       1,112         964       4,872
                                                                    --------    --------    --------    --------    --------
 Income (loss) before income taxes and minority interest .........     2,008        (332)     (7,399)      3,877       6,537
 Income tax (benefit) expense ....................................       632        (368)       (891)        727       3,405
                                                                    --------    --------    --------    --------    --------
 Income (loss) before minority interest ..........................     1,376          37      (6,508)      3,150       3,132
 Minority interest ...............................................      (429)       (317)        598        (293)       (618)
                                                                    --------    --------    --------    --------    --------
 Net income (loss) ...............................................       947        (280)     (5,910)      2,857       2,514
 Preferred stock dividends .......................................        --          --          --        (260)       (341)
 Discount attributable to beneficial conversion privilege of
  preferred stock ................................................        --          --          --      (1,266)     (8,013)
                                                                    --------    --------    --------    --------    --------
 Income (loss) applicable to common stock ........................  $    947    $   (280)   $ (5,910)   $  1,331    $ (5,840)
                                                                    ========    ========    ========    ========    ========
PER SHARE DATA(1):
 Earnings per share--basic .......................................  $    .12    $   (.03)   $   (.71)   $    .16    $   (.59)
 Earnings per share--diluted .....................................       .12        (.03)       (.71)        .16    $   (.59)
BALANCE SHEET DATA (AT END OF PERIOD):
 Cash and cash equivalents .......................................  $  3,432    $  2,952    $  3,267    $  6,230    $ 13,544
 Total assets ....................................................    36,604      32,482      38,919      50,346     290,760
 Total debt ......................................................     8,293       5,255      10,115      17,294      91,094
 Total shareholders' equity ......................................    15,832      17,467      11,598      15,247      40,217



                                                                     THREE MONTHS ENDED
                                                                         JANUARY 31,
                                                                   ------------------------
                                                                       1998        1999
                                                                   ----------- ------------
INCOME STATEMENT DATA:
 Revenues ........................................................  $22,268    $ 91,777
                                                                     -------    ---------
 Costs and expenses:
  Costs of revenues ..............................................   18,996      76,246
  General and administrative .....................................    3,196       7,835
  Depreciation and amortization ..................................    1,240       2,333
  Charges and transaction/ translation losses (gains) related to
   Latin American operations .....................................       --          --
                                                                     -------    ---------
  Total costs and expenses .......................................   23,432      86,414
                                                                     -------    ---------
  Income (loss) from operations ..................................   (1,164)      5,363
                                                                     -------    ---------
 Other expenses (income), net:
  Loss on sale of investments ....................................
  Interest expense ...............................................      276       2,478
  Interest and dividend income ...................................
  Change in value of stock appreciation rights....................       --       3,428
  Other expenses .................................................     (102)        132
                                                                     -------    ---------
  Total other expenses (income), net .............................      174       6,038
                                                                     -------    ---------
 Income (loss) before income taxes and minority interest .........   (1,338)       (675)
 Income tax (benefit) expense ....................................     (522)       (168)
                                                                     -------    ---------
 Income (loss) before minority interest ..........................     (816)       (507)
 Minority interest ...............................................      111          74
                                                                     -------    ---------
 Net income (loss) ...............................................     (927)       (581)
 Preferred stock dividends .......................................       49         180
 Discount attributable to beneficial conversion privilege of
  preferred stock ................................................      105          --
                                                                     -------    ---------
 Income (loss) applicable to common stock ........................  $(1,081)   $   (761)
                                                                     =======    =========
PER SHARE DATA(1):
 Earnings per share--basic .......................................  $  (.12)   $   (.06)
 Earnings per share--diluted .....................................     (.12)       (.06)
BALANCE SHEET DATA (AT END OF PERIOD):
 Cash and cash equivalents .......................................  $ 3,972    $  7,323
 Total assets ....................................................   52,202     280,316
 Total debt ......................................................   19,648      90,860
 Total shareholders' equity ......................................   17,880      34,251

---------------
(1) Per share data have been restated, where applicable, in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which became effective for the Company during the fiscal year ended October 31, 1998.

                                 RISK FACTORS


     INVESTING IN THE COMMON STOCK IS RISKY AND YOU SHOULD BE ABLE TO BEAR A COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF COMMON STOCK. YOU SHOULD ALSO BE AWARE THAT THIS SECTION CONTAINS "FORWARD-LOOKING STATEMENTS." YOU SHOULD READ THESE STATEMENTS TOGETHER WITH THE DISCUSSION OF THE RISKS AND UNCERTAINTIES REGARDING THESE STATEMENTS CONTAINED UNDER THE HEADING "FORWARD-LOOKING STATEMENTS" IN THIS PROSPECTUS.

HIGH LEVEL OF INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS


     We have incurred a high level of debt. At Janurary 31, 1999 we had approximately $90.9 million of total debt outstanding. We may incur future debt to acquire other businesses or for our working capital or operations. However, existing credit facilities will restrict our ability to incur future debt.

     Payments of principal and interest on borrowings may leave us with insufficient cash resources for our operations. Further, a high debt level creates an increased risk that we may default on our obligations. If we default, the lenders who lent us funds on a secured basis could take the property securing their loans and could immediately require us to pay our obligations in full. Our ability to repay our debt depends upon a number of factors, many of which are beyond our control. These factors include, among other things:

     /bullet/ Changes in interest rates

     /bullet/ The state of the economy

     /bullet/ Our financial condition

     /bullet/ The amount of competition we face

     /bullet/ Changes in the law

     /bullet/ Changes in the communications industry, generally

     /bullet/ Changes in our customer base

     /bullet/ Timing of our customers' payment for existing work orders and projects

     /bullet/ Seasonal factors that may hinder our ability to work on projects, including weather conditions

     As discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources", we believe that we have available cash from operations, as well as from the additional advance available from WorldCom described above, sufficient to meet our operating and capital requirements for the next twelve months. Nonetheless, pursuant to the terms of the documents relating to the Series B Preferred Stock, under certain circumstances, including without limitation, if the registration statement that includes the shares of common stock underlying the Series B Securities is not declared effective on or before May 18, 1999, the Company is delisted under certain circumstances from any securities exchange, or any representation or warranty by the Company to the holders is not true and correct, then the holders of the outstanding shares of Series B Preferred
Stock, in whole or part, have the option to require the Company to redeem their securities at premium prices. Although the Company intends to use its best efforts to comply with the provisions in the documents relating to the Series B Preferred Stock, the failure of which would provide the holder the right to exercise such redemption option, there can be no assurance that the Company will be able to do so, in part, because certain of such matters are dependent upon the efforts or approval of others (such as the Securities and Exchange Commission with respect to the effectiveness of the aforementioned registration statement). In addition, there can be no assurance that the Company will not experience adverse operating results or other factors which could materially increase its cash requirements or adversely affect its liquidity position.


     The amount of our debt could have important consequences on our future performance and to the holders of any future debt instruments. Our debt or credit facilities may limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes. Our debt levels may prevent us from timely responding to changing market conditions and increase our vulnerability in the event of a downturn in general economic conditions or our business.

     We conduct substantially all of our operations through our subsidiaries and are essentially a holding company. We rely on dividends, loan repayments and other intercompany cash flows from our subsidiaries to generate the funds necessary to repay our debts and other obligations. The payment of dividends from our subsidiaries and the making and repayment of loans and advances are subject to statutory, contractual and other restrictions, are dependent upon the earnings of our subsidiaries and are subject to various business considerations. See "Market Price of Common Stock and Dividend Policy."


RISKS RELATED TO NON-COMPLIANCE WITH COVENANTS MADE TO THE HOLDERS OF SERIES B SECURITIES


     In connection with the sale of the Series B Securities described under "Prospectus Summary-- Recent Developments" and "Business--Recent Developments," Able granted to the holders of the Series B Securities registration rights with respect to the Common Stock underlying the Series B Securities. Under certain circumstances, including if the registration statement that includes the Common Stock underlying the Series B Securities is not declared effective by the SEC by May 18, 1999 (originally December 27, 1998), or if we are delisted under certain circumstances from any securities exchange, or if any representation or warranty made by Able to the holders of the Series B Securities was not true, then we may be forced to redeem all or part of the Series B Preferred Stock at a 30 percent premium over what was paid for such stock. Further, even though the terms of the Series B Securities prohibit the issuance of Common Stock upon a holder's conversion of their Series B Preferred Stock or Warrants if the issuance would result in the holder and its affiliated entities beneficially owning more than
4.99 percent of the Company's then outstanding Common Stock, we may be required to redeem all or part of the Series B Securities at a 30 percent premium over what was paid upon issuance if we are unable to fully convert the Series B Preferred Stock into Common Stock when we have been asked to do so. Any conversion of the Series B Securities into Common Stock that would result in the issuance of 20 percent or more of our outstanding Common Stock would violate the rules of the Nasdaq Stock Market, unless such issuance has been approved by our shareholders. We are seeking the required shareholder approval at the Annual Shareholder Meeting to be held in 1999. However, if such approval is not granted, and all holders of Series B Securities requested that we convert their securities into Common Stock, we may not be able to do so and could be required to redeem the Series B Securities at a 30 percent premium over what was paid upon their issuance. In addition, we are required to make certain default payments for each thirty-day period after December 27, 1998 until the Common Stock underlying the SERIES B SECURITIES is not listed on the Nasdaq Stock Market (or other securities exchange and/or market on which the Common Stock is then listed). Although we will use our best efforts to have the registration statement declared effective by May 18, 1999 and to have the Common Stock listed on the Nasdaq Stock Market by that time, we cannot guarantee that we will be successful, in part because we are dependent upon the efforts or approvals of others (such as the Securities and Exchange Commission with respect to the effectiveness of the registration statement). If the holders of the Series B Preferred Stock exercise their redemption rights, we may not have sufficient cash to redeem the securities and may then be in default under the terms of our Secured Credit Facility, with the likely result that our business, financial condition, results of operations and cash flow would be materially impacted.




RISKS ASSOCIATED WITH THE WORLDCOM NOTE


     Under the terms of the September Agreement with WorldCom Network, we agreed to execute the WorldCom Note for $30.0 million in favor of WorldCom Network. As of January 31, 1999, the entire principal amount and approximately $1.4 million in interest were outstanding under the WorldCom Note. All outstanding principal and interest on the WorldCom Note is due and payable by November 30, 2000. If we default on our obligation to pay the WorldCom Note on November 30, 2000, WorldCom will be able to do any or all of the following:

      /bullet/ Require us to pay a 13.5 percent annual default rate of interest while we are in default

      /bullet/ Reduce the minimum yearly and aggregate revenues we would receive under the WorldCom Master Services Agreement

      /bullet/ Refuse to give us additional work under the WorldCom Master
         Services Agreement while we are in default

     Our business and financial condition could be materially affected by any default under the WorldCom Note.

RISK OF CONTRACT DEFAULT; RISK OF LOSS OF BONDING CAPACITY

     Our contracts generally contain performance milestones and deadlines for the completion of phases of a project and the project as a whole. The failure to meet such milestones or deadlines could result in the imposition of penalty payments on the Company and/or termination of the contract.

     We must submit performance bonds on substantially all contracts obtained. We believe that our relations with our bonding company are good. However, the financial viability of the Company is dependent on maintaining adequate bonding capacity and any loss of bonding capacity would have a material adverse effect on the Company's business and financial position.

     We have not yet completed the required functional test demonstration in accordance with contract provisions under our contract with the Regional Consortium ("Consortium") for Electronic Toll Collection in a timely manner. In January 1999, we received an extension under the contract, which initially expired March 31, 1999 and was subsequently extended to April 8, 1999. In exchange for such extension, we agreed to pay liquidated damages at a rate of $25,000.00 per day. On April 8, 1999, the Company is required to present certain information regarding its progress with the project to the Consortium. Following such presentation, we anticipate the parties will enter into further negotiations regarding completion of the project. No assurance can be given that such negotiations will result in an agreement satisfactory to the Company. The loss of this contract as a result of continuing defaults may have a material adverse effect on the Company's business and financial position.


RISKS RELATED TO LEGAL PROCEEDINGS


     On May 21, 1998, SIRIT Technologies, Inc. ("SIRIT") filed a lawsuit in the United States District Court for the Southern District of Florida against us and Thomas M. Davidson, who has since become a member of our Board of Directors. SIRIT asserts claims against us for tortious interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with our agreement to purchase the shares of MFSNT and seeks injunctive relief and compensatory damages in excess of $100.0 million. At present, the parties are conducting discovery in this case.

     On or about September 10, 1998, Shipping Financial Services Corp. ("SFSC") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company, then Chairman of the Board Gideon Taylor, then Chief Executive Officer Frazier L. Gaines, Chief Accounting Officer Jesus Dominguez, and then Chief Financial Officer Mark A. Shain. At or near that time, five additional plaintiffs filed substantially similar lawsuits. By order dated December 30, 1998, all of these cases have been consolidated with the SFCS case. The plaintiffs have not yet filed their consolidated amended complaint. We expect the consolidated amended complaint will be substantially similar to that filed by SFSC, and will assert claims under the federal securities laws against us and four of our officers that the defendants allegedly caused us to falsely represent and mislead the public with respect to two acquisitions, MFSNT and the acquisition of the COMSAT Contracts, and our ongoing financial condition as a result of the acquisitions and the related financing of those acquisitions. Additionally plaintiffs are expected to seek certification as a class action on behalf of themselves and all others similarly situated and seeks unspecified damages and attorneys' fees. We are currently assessing the allegations set forth in the lawsuits and we intend to vigorously defend this matter. An adverse outcome in this lawsuit would likely have a material adverse effect upon our consolidated financial position, results of operations and cash flow.

     The Company is aware that an additional shareholder lawsuit has been filed. To date, this lawsuit has not been served on the defendants. The allegations in this lawsuit appear to be based on the same facts and circumstances as those set forth in the SFSC lawsuit. The Company is currently assessing the allegations in this lawsuit and intends to defend this matter vigorously when and if the defendants are served.

     The Company is subject to a number of shareholder and other lawsuits and claims for various amounts which arise out of the normal course of its business. The Company intends to vigorously defend itself in these matters. The disposition of all pending lawsuits and claims is not determinable and may have a material adverse effect on the Company's financial position.

SUBSTANTIAL RELIANCE ON KEY CUSTOMERS; DEPENDENCE ON MAJOR CONTRACTS; FAILURE TO WIN PUBLIC BIDS



     Our customer base is highly concentrated and our key customers may change from year to year. We receive, and expect to continue to receive, a substantial portion of our total revenues and operating income from a concentrated group of customers, including WorldCom. If we were to lose any of our customers and were unable to replace them, our business, financial condition and results of operations could be materially affected. WorldCom Network is not required to extend or renegotiate the WorldCom Master Services Agreement after it terminates on July 2, 2003. The WorldCom Master Services Agreement presently accounts for a significant portion of our total revenues and the termination of this agreement or our default under the WorldCom Note may materially affect our financial condition and results of operations. See "--Risks Associated with the WorldCom Note."


     Under most of our master services agreements, the customer may typically terminate the agreement for any reason on 90 to 180 days prior written notice. A notable exception to this statement is the WorldCom Master Services Agreement, which may be terminated by WorldCom Network only for cause, as defined in the agreement. The termination or renegotiation of any such contracts or our failure to enter into new master services agreements with our customers could have a material adverse effect on our business and results of operations. Many of our contracts, including master contracts, are also opened to bid at the expiration of the contract term, and we may not be able to renew existing contracts that come up for bid. Our failure to win a significant number of existing contracts upon re-bid could have a material adverse effect on our results of operations or financial condition.



MFSNT ACQUISITION INTEGRATION RISKS; POTENTIAL FUTURE ACQUISITIONS



     In order for the MFSNT Acquisition to be beneficial to us, we will need to complete the successful integration of the operations of MFSNT into the Company. Prior to MFSNT, we had not acquired the assets and liabilities of a company the size of MFSNT, and this integration process has and will continue to require substantial time and attention of our management. This process has and will continue to divert our management's time and attention from our business and operations, which could have a material adverse effect on our results of operations and financial condition. We may not be able to successfully integrate the operations of MFSNT into the Company without difficulty, if at all. MFSNT had significant operating losses prior to the MFSNT Acquisition (approximately $21.5 million for the six-month period ended July 2, 1998). We cannot guarantee that MFSNT will not incur substantial operating losses in the future. If the losses continue, our financial condition and results of operations likely would be materially adversely affected.

     We have grown rapidly through the acquisition of other companies. We anticipate that we may make additional acquisitions on a selective basis as opportunities arise. However, there can be no assurance that we will be able to continue to identify and acquire appropriate businesses on satisfactory terms. Further, our acquired companies may not perform as expected. In growing the Company through acquisitions, we face inherent risks in assessing the value, strengths and weaknesses of growth opportunities, in evaluating the costs and uncertain returns of expanding our operations and in integrating existing operations with new acquisitions. Future competition for acquisition candidates could raise prices for these targets and lengthen the time period required to recoup our investment. Our anticipated growth may place significant demands on our management and our operational, financial and marketing resources. Our operating results and financial condition could be materially and adversely affected if we are unable to successfully integrate and manage acquired businesses, such as MFSNT. For future acquisitions, we may also need to incur additional debt and contingent liabilities, or need to amortize expenses related to goodwill and other intangible assets. The terms of our existing or future debt and credit facilities may prevent us from acquiring new companies without our lenders' consent. These events could materially adversely affect our financial condition and results of operations.

RESTRICTIVE COVENANTS IMPOSED BY THE SECURED CREDIT FACILITY

     The Secured Credit Facility restricts our ability to, among other things, dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures, pay dividends or make other investments or acquisitions. To secure our obligations under this facility, we granted the lenders a first priority security interest in all of our tangible property, including the stock of several of our subsidiaries. This facility also requires us to maintain certain financial ratios and restricts our ability to prepay other indebtedness. Our ability to comply with these restrictions may be affected by events that are beyond our control.


     If we violate any of these provisions, we could default on our obligations under the Secured Credit Facility, even though we are able to pay our debts on time and when due. If we default, the lenders who lent us funds under the Secured Credit Facility could elect to declare all principal and interest we owe them to be immediately due and payable. Additionally, these lenders could exercise their right to take control of all our tangible property, including the stock of the subsidiaries we pledged as collateral. These lenders could also refuse to extend any additional credit to us. A default under the Secured Credit Facility could trigger default provisions in our other loans, which would also make all principal and interest under those loans to be immediately due and payable. If this happens, we may not have sufficient funds to pay off all our defaulting loans. If these lenders retain control of our tangible assets, we would lose several of our operational subsidiaries. These restrictions may also prevent us from taking action we believe is necessary or desirable to respond to changing business and economic conditions. We also may be prevented from engaging in transactions that might otherwise be considered beneficial to us. See "Description of Indebtedness--Secured Credit Facility."

MANAGEMENT OF GROWTH



     The growth in size and complexity of our business and expansion of our services and customer base have placed, and are expected to continue to place, significant demands on our management and operations. In particular, we have agreed to provide up to $130.0 million in infrastructure services annually to WorldCom Network pursuant to the five-year WorldCom Master Services Agreement. In order to perform this work, we will need to hire sufficient laborers, subcontractors and additional management personnel. We may not be able to hire enough subcontractors or personnel to complete this work. Even if we are able to perform these services, our performance under the WorldCom Master Services Agreement may hurt our ability to provide services to our other customers. In addition, our ability to compete effectively and to manage future growth will depend on our ability to continue to implement and improve operational and financial systems on a timely basis. We may not be able to manage our future growth, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.



DEPENDENCE ON LABOR FORCE


     Our business is labor intensive with high employee turnover in many operations. The low unemployment rate in the United States could continue to make it more difficult to find qualified personnel at low cost in some areas where we operate. Shortages of labor or increased labor costs could have a material adverse effect on our operations. There can be no assurance that we will be able to continue to hire and retain a sufficient labor force of qualified persons.


RISKS ASSOCIATED WITH THE TELECOMMUNICATIONS INDUSTRY AND TECHNOLOGICAL CHANGE


     A number of factors could adversely affect our customers and their ability or willingness to fund capital expenditures in the future, which in turn could have a material adverse effect on our results of operations. These factors include the potential adverse nature of, or the uncertainty caused by, changes in governmental regulation, technological changes, increased competition, adverse financing conditions for the industry and economic conditions generally. State and federal lawmakers may propose legislation that could potentially affect us, either beneficially or adversely. Various governmental authorities may propose or enact rules and regulations that may also affect us. These laws, rules and regulations, if adopted or enacted, could adversely affect our business, operations and financial condition, or require us to change the way we do business.


     Further, our customer base for our telecommunications services includes public utilities. Public utilities often rely upon funding from government sources. If utilities with whom we do business do not receive necessary government funding, they may be unable to pay us for our work or order new work. If this occurs, the utilities may be forced to reduce the amount of our work, cancel proposed projects, or delay payments under the contract, which would lower our revenues and profits.


     The telecommunications industry is subject to rapid changes in technology. Wireline systems used for the transmission of video, voice and data are subject to potential displacement by various technologies, including wireless technologies. Other companies may develop new technologies that allow users to enhance their telecommunications services without significantly upgrading their existing networks. These new technologies could reduce the need for wireline services, undermine our ability to compete in the telecommunications business and otherwise harm our business, financial condition and results of operations.



UNCERTAINTIES REGARDING PATENTS AND PROTECTION OF PROPRIETARY RIGHTS


     Our success will depend, to a large extent, on our ability to protect our proprietary technology. We do not hold or own any patents for our technology and currently rely on a combination of contractual rights, exclusive and nonexclusive licenses, trade secrets and trademarks, to establish and protect our proprietary rights. Despite these efforts, our proprietary rights protection may not be sufficient to prevent competitors from developing similar technology. Moreover, our business may be adversely affected by competitors that independently develop functionally equivalent technology.


     We currently license certain hardware and software technology from third parties pursuant to contractual license arrangements and plan to continue to do so in the future. We may not be able to retain any or all of our licenses for software and hardware technology, and our inability to continue to utilize such technology could have a material adverse effect upon our results of operations and financial condition. We attempt to ensure that our trade names, trademarks, technology and processes, including patents, trade names, trademarks, technology and processes owned by third parties that have been licensed to us, do not infringe patents and other proprietary rights; however, third parties may allege that these proprietary rights infringe upon the proprietary rights they hold. If infringement is alleged, we may try to obtain a license to use the proprietary right, but we may be unable to do so on acceptable terms, if at all. We may also try to challenge the infringement claim in court, but we may ultimately lose the challenge and could be required to pay the winning party damages, costs, and legal fees. Intellectual property litigation is often lengthy and, if initiated or prosecuted by or against us, would divert management's attention and resources from our operations. The legal costs and other expenses we may incur to challenge an infringement claim, even for claims that we may ultimately win, could also have a material adverse effect upon our business, results of operations and financial condition.



     On July 2, 1998, we received an 18-month license to use the trade name "MFSNT" (and related trademarks and trade names) pursuant to the terms and conditions of a License Agreement between the Company and MFSCC. After the expiration of this 18-month period, we will lose all rights to use these trademarks and trade names. Our inability to use these trademarks and trade names after the expiration of the License Agreement may have a material effect upon the Company's competitive position. See "Business--Research and Development; Proprietary Technology and Rights."


RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS


     As part of our business strategy, we expect to seek opportunities to expand our services in various international markets. For the fiscal year ended October 31, 1998, our international operations accounted for approximately 2.5 percent of our revenues and approximately 1.0 percent of income from continuing operations. We believe that our international efforts are important to our ability to continue to grow and to sell our products and services. However, in marketing our products and services internationally, we will face new competitors, some of whom may have established strong relationships with potential customers. We may not be successful in marketing or distributing our services abroad. If we do not succeed in selling our products and services internationally, we may experience losses from these international operations, which would have a material adverse effect on the financial condition of our consolidated operations. In addition, we currently face and will continue to face certain difficulties and risks inherent in doing business internationally, such as:


   /bullet/ Compliance with regulatory requirements and changes in these requirements

   /bullet/ Export restrictions and controls relating to technology

   /bullet/ Foreign tariffs and other trade barriers

   /bullet/ Difficulties in staffing and managing international operations

   /bullet/ Longer payment cycles and problems in collecting accounts receivable

   /bullet/ Political and social instability

   /bullet/ Fluctuations in foreign economies and currency exchange rates


   /bullet/ Seasonal reductions in business activity in certain parts of the world


   /bullet/ Potentially adverse tax consequences

     Any or all of the foregoing could have a material adverse effect on our international operations and, consequently, on our business, financial condition and results of operations.


COMPETITION


     The Telecommunications Systems Integration division of the Network Services Group competes for business in two segments: the traditional request for proposal ("RFP")/bid based segment for the installation and integration of infrastructure projects and a less traditional "project development" segment. Our largest competitors in the traditional RFP/bid based segment are telecommunications service providers. The Telecommunications Systems Integration division has identified and pursued a "niche" market for its services, providing network alternatives to large public agencies, utilities and telecommunications service providers through the use of public-private memberships and other financing models unique to the industry. In assembling viable business plans for these large customers to develop their own networks, we face high costs associated with developing and building these networks, as well as the political and financing risks associated with the customer building its own network. We have focused on these "project development" opportunities, presenting ownership or participation opportunities that can generate recurring revenues. Based upon the past experience with these opportunities, we believe that we are a dominant provider for this type of project in the United States. Despite our past achievements, other companies may develop the expertise, experience and resources to provide services that receive greater market acceptance or that are superior in both price and quality to our services. If this occurs, we may not be able to maintain our competitive position.


     The Telecommunications Construction division of the Network Services Group competes for business in a market made up of a large number of smaller size private companies that compete for business in a small area or with few principal customers. In addition, several competitors compete with the Telecommunications Construction division on a much larger scale. The Telecommunications Construction division's largest competitors are MasTec, Inc. and Dycom, Inc. There are relatively few, if any, barriers to entry into this market. As a result, any organization that has adequate financial resources and access to technical expertise may become a competitor to the Company. Existing or prospective customers of the Company may decide not to outsource telecommunications infrastructure construction services in the future.



     The Transportation Systems Integration division of the Transportation Services Group believes it has only two major competitors in the North American market: Lockheed Information Systems Management Co., a division of Lockheed Martin, and Syntonic Technology, Inc., doing business as Transcore ("Transcore"), a division of SAIC Corporation.

     The market in which the Transportation Construction division of the Transportation Services Group competes is characterized by small private companies competing for projects of $3.0 million or less. This market operates in limited geographic areas and features larger companies which meet the experience, bonding and licensure requirements for larger projects. The Transportation Construction division's smaller competitors are High Power of Florida, MICA Corporation of Texas and Fishback & Moore. The Transportation Construction division's larger competitors include Lockheed Martin, Traffic Control Devices of Florida and MasTec, Inc.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS



     We have experienced and expect to continue to experience quarterly variations in revenues and income from operations. These variations result from many factors, including the following:



     /bullet/ The timing and volume of work under new or existing construction and maintenance projects


     /bullet/ The budgetary spending patterns of customers


     /bullet/ Timing of services the Company performs under new master services agreements


     /bullet/ The termination of existing master services agreements


     /bullet/ Costs incurred by the Company to support growth by acquisition or otherwise


     /bullet/ The change in mix of the Company's customers and business


     /bullet/ Fluctuations in insurance expense accruals due to changes in claims experience and actuarial assumptions


     /bullet/ Changes in construction and design costs


     /bullet/ General economic conditions


     /bullet/ The effect of the change of business between negotiated contracts as opposed to bid contracts; and


     /bullet/ The timing of additional general and administrative expenses to support the growth of the Company's business.



     Revenues and income from operations in our first quarter and, occasionally, the fourth quarter, have in the past been, and may in the future be, adversely affected by weather conditions and the year-end budgetary spending patterns of our customers.



DEPENDENCE ON KEY PERSONNEL; TRANSITION PERIOD


     We depend highly upon the continued services and experience of our senior management team, and one or more managers of key operating subsidiaries. The loss of the services of these individuals could have a material adverse effect on the business, financial condition and results of operations of the Company.

     As a result of the MFSNT Acquisition, we are dependent on the continued services and experience of certain members of MFSNT's management, as we integrate our services to include the network and transportation services that MFSNT provided prior to the MFSNT Acquisition. Certain key members of MFSNT's former management have resigned. Further, other employees of

MFSNT may choose to resign as a result of the acquisition. Further resignations, especially while integrating the operations of MFSNT into the Company, could have a material adverse effect upon these integration efforts and upon our financial condition and results of operations. See "--MFSNT Acquisition Integration Risks; Potential Future Acquisitions." We do not maintain key-person life insurance on the lives of any of our executives. See "Management."


YEAR 2000 COMPLIANCE


     Many computer programs and applications define the applicable year using two digits rather than four in order to save memory and enhance the speed of repeated date-based calculations. The "Year 2000 problem" refers to the inability of these computer programs on and after January 1, 2000 to recognize that "00" refers to "2000" rather than "1900." The term "Year 2000-compliant" means a computer or a computer system which has been designed or modified to recognize dates on and after January 1, 2000. Many of our computer programs that have time-sensitive software may not be Year 2000-compliant. If our systems are not Year 2000-compliant, they could malfunction or fail all together, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


     We have established programs to coordinate our year 2000 (Y2K) compliance efforts across all business functions and geographic areas. We are utilizing the following steps in executing our Y2K compliance program: 1) awareness, 2) assessment, 3) renovation, 4) validation and testing, and 5) implementation. We have completed the awareness and assessment steps for all areas and believe we will have substantially completed implementation by October 31, 1999. However, there can be no assurance that we will succeed in our Y2K efforts. Failure to succeed with our Y2K efforts could have a material adverse effect on our business and results of operations.

     As part of our Y2K compliance program, we have contacted our significant vendors to assess their Y2K readiness. For all mission critical third party software embedded in or specified for use in conjunction with our IT systems and products, our communications with the vendors indicates that the vendors believe they will be Y2K compliant by October 31, 1999. Such third party software is being tested in conjunction with the testing of the IT systems and products discussed above. There can be no assurance that i) the Company's significant vendors will succeed in their Y2K compliance efforts, or ii) the failure of vendors to address year 2000 compliance will not have a material adverse effect on our business or results of operations.

     Since inception of this program through October 31, 1998, the costs related to the Company's Y2K compliance efforts were not material. The total estimated costs to complete the Company's Y2K compliance effort are approximately $2.0 million. The estimated costs to complete, which does not include any costs which may be incurred if significant vendors fail to timely address Y2K compliance, is based on currently known circumstances and various assumptions regarding future events. However, there can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to an additional 994,800 shares of preferred stock in one or more series with such rights, preferences and terms as may be determined by the Board of Directors. The Board of Directors may issue and designate shares or series of preferred stock without approval or ratification from the holders of Common Stock. The Company could issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock. The Company could also issue preferred stock to delay, defer or prevent a change in control of the Company, even if the change in control would be desired by a majority of the Company's shareholders. However, the Senior Credit Facility and the Series B Preferred Stock may restrict or prohibit altogether our ability to issue preferred stock in certain circumstances. The Company does not presently intend to issue any additional shares of preferred stock. On June 26, 1998, the Board of Directors authorized 4,000 shares of Series B Preferred Stock, and Able issued these shares on June 30, 1998 in a private placement. Currently 779 shares of Series B Preferred Stock are outstanding. See "Description of Securities--Preferred Stock--Series B Convertible Preferred Stock."


SHARES ELIGIBLE FOR FUTURE SALE


     As of March 26, 1999, the Company had approximately 11.8 million shares of Common Stock issued and outstanding. Assuming that as of March 26, 1999, the holders of the Series B Preferred Stock, the Series B Preferred Stock Warrants, the Senior Note Warrants, and the WorldCom Option (subject to the "cashless" exercise limitations) had converted or exercised all of their securities into shares of Common Stock, the Company would have had approximately 14.9 million shares of Common Stock issued and outstanding on that date, substantially all of which would be eligible for sale in the public market.


POSSIBLE VOLATILITY OF SHARE PRICE


     The market price of the Common Stock has been and may continue to be highly volatile. Many factors could cause the market price of the Common Stock to continue to fluctuate substantially, including, among other things:


   /bullet/ Our announcements of operating results and other significant events

   /bullet/ Actions by persons who engage in "short sales" and other similar activities with respect to the Common Stock


   /bullet/ Quarterly fluctuations in our operating results


   /bullet/ Changes in general conditions of the economy


   /bullet/ Health and status of the financial markets generally, including that of securities listed on Nasdaq


   /bullet/ Actions and recommendations from time to time by investment bankers and others in the financial markets with respect to the Common Stock


   /bullet/ Fluctuations in price and volume of high technology and telecommunications companies generally


   /bullet/ Conditions in our industry


   /bullet/ Developments affecting us, our customers, suppliers, and others with whom we transact business


   /bullet/ Future issuances of our Common Stock or other securities



   /bullet/ The integration of MFSNT into the Company



   /bullet/ Future acquisitions


   /bullet/ Other reasons unrelated to our operating performance


DIVIDENDS



     We have never paid any dividends to holders of shares of Common Stock. Holders of Series B Preferred Stock are generally entitled to receive cumulative quarterly dividends at a rate of 4 percent per year. We may pay these dividends in shares of Common Stock, or, at our election after notifying the holders of the Series B Preferred Stock, in cash. We expect that, except as to the Series B Preferred Stock, we will retain our earnings, if any, to finance operations. Thus, we do not expect to pay dividends to holders of Common Stock for the foreseeable future. In addition, the Series B Preferred Stock, the WorldCom Note and the Secured Credit Facility restrict the Company's ability to declare or pay dividends on its capital stock. See "Market Price of Common Stock and Dividend Policy."



ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF FLORIDA LAW AND FINANCING ARRANGEMENTS


     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immedately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (a) at least 20 percent but less than 33 1/3 percent of all voting power, (b) at least 33 1/3 percent but less than a majority of all voting power; or (c) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). See "Description of Securities." In addition, the documents relating to our debt and equity financings restrict or prohibit certain issuances of equity securities and provide for acceleration of certain indebtedness upon a change in control of the Company. The potential acceleration of indebtedness may deter an attempted takeover of the Company.



                                USE OF PROCEEDS



     We are not selling any of the shares offered in this Prospectus, and we will not receive any of the proceeds from the sale of these shares. However, we may receive proceeds from the exercise of the WorldCom Option, the Series B Preferred Stock Warrants and the Senior Note Warrants, as follows:



   /bullet/ To the extent that MFSCC exercises the WorldCom Option by paying the cash exercise price, we will receive gross proceeds in an amount equal to the number of shares of Common Stock exercised for cash and not on a "cashless" basis, multiplied by $7.00 per share.


   /bullet/ To the extent that the Series B Preferred Stock Warrants are exercised, we will receive gross proceeds in an amount equal to the number of warrants exercised, multiplied by an average exercise price of $13.41 per share, subject to adjustment.

   /bullet/ To the extent that the warrants issued in connection with the Company's Senior Notes (the "Senior Note Warrants") are exercised, we will receive gross proceeds in an amount equal to the number of warrants exercised, multiplied by $8.25 per share.




     We will bear all of the costs and expenses associated with registering the shares. The gross proceeds that we receive from the exercise of these securities will be reduced by the amount of related expenses. We anticipate that we will use the gross proceeds from exercise, if any, for working capital and general corporate purposes.

               MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY


     The Common Stock is traded on the Nasdaq National Market under the trading symbol "ABTE." The following table provides for each period indicated the high and low prices for the Common Stock.


                                                       SALE PRICE RANGE
                                                    ----------------------
                                                       HIGH         LOW
                                                    ----------   ---------
YEAR ENDED OCTOBER 31, 1997
 1st Quarter .................................... $    9.625   $   7.25
 2nd Quarter ....................................      9.000       7.375
 3rd Quarter ....................................      9.000       7.125
 4th Quarter ....................................     10.625       7.5625
YEAR ENDED OCTOBER 31, 1998
 1st Quarter .................................... $   10.75    $   6.375
 2nd Quarter ....................................     13.1875      7.0625
 3rd Quarter ....................................     20.9375      8.625
 4th Quarter ....................................     10.625       1.75
YEAR ENDED OCTOBER 31, 1999
 1st Quarter .................................... $   12.374   $   5.0625
 2nd Quarter (through March 26, 1999) ...........     11.5625      6.5625

     On March 29, 1999, the last reported sales price of the Common Stock was $7.5625 and there were approximately 400 record holders of the Common Stock.

     We have never paid any dividends to holders of shares of Common Stock. The terms of the Secured Credit Facility, the Series B Preferred Stock and the WorldCom Note restrict or prohibit our ability to declare or pay dividends on shares of Common Stock. See "Management's Discussion of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Consolidated Audited Financial Statements of the Company." Holders of Series B Preferred Stock are generally entitled to receive cumulative quarterly dividends at a rate of 4 percent per year. We may pay these dividends in shares of Common Stock, or, at our election, in cash, provided that we give the holders of the Series B Preferred Stock 20 days prior written notice.



     We expect that, except for the dividends required to be paid or payable to the holders of the Series B Preferred Stock, we will retain our earnings, if any, to finance operations. Thus, we do not expect to pay dividends to holders of Common Stock for the foreseeable future.

                                CAPITALIZATION



     The following table sets forth, as of January 31, 1999, the unaudited capitalization of the Company, on a consolidated basis and as adjusted as described in footnote 8 below. This table should be read in conjunction with the historical financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                              AT JANUARY 31, 1999      AS ADJUSTED(8)
                                                                              -------------------      --------------
                                                                                 (IN THOUSANDS)        (IN THOUSANDS)
 Advances from WorldCom ....................................................       $      -                $ 32,000
Total debt(1):
 Secured Credit Facility ...................................................         35,000                  35,000
 Senior Notes(2) ...........................................................          8,961                       -
 WorldCom Note(3) ..........................................................         30,000                  30,000
 Other long-term debt(4) ...................................................         16,899                  16,899
                                                                                   --------                --------
  Total debt ...............................................................         90,860                  81,899
Series B Convertible Preferred Stock, par value $.10 per share, 4,000 shares
  authorized, 4,000 shares issued and 3,564 outstanding(5) .................         11,233                   2,385
Stockholders' equity:
 Common Stock, par value $.001 per share, 25,000,000 shares authorized,
   11,694,088 shares issued and outstanding(6)(7) ..........................             11                      11
Additional paid-in capital .................................................         33,364                  36,760
Series B Preferred Stock Warrants ..........................................          5,400                   3,311
Senior Note Warrants .......................................................          1,244                   1,244
WorldCom Phantom Stock .....................................................            606                     606
Retained deficit ...........................................................         (6,459)                (19,706)
Accumulated other comprehensive income .....................................             85                      85
                                                                                   --------                --------
 Total shareholders' equity ................................................         34,251                  22,311
                                                                                   --------                --------
  Total capitalization .....................................................       $136,344                $138,595
                                                                                   ========                ========

----------------
(1) For information concerning Able's indebtedness outstanding at January 31, 1999, see Note 3 of Notes to Able's Condensed Consolidated Financial Statements.
(2) Amount is net of discount of approximately $1.0 million in debt discount arising from valuation of the Senior Note Warrants.
(3) See "Business--Recent Developments--MFSNT Acquisition" for discussion of the WorldCom Note.
(4) Consists primarily of capital leases for construction equipment.
(5) A total of 1,000,000 shares of preferred stock is authorized, of which 1,200 shares have been designated Series A Convertible Preferred Stock and 4,000 shares have been designated Series B Convertible Preferred Stock. At January 31, 1999, all of the Series A Convertible Preferred Stock had been converted. See Note 4 of Notes to Able's Condensed Consolidated Financial Statements.
(6) Excludes 937,970 shares of Common Stock subject to currently outstanding options and 17,850 shares of Common Stock reserved for future issuance under the Company's 1995 Stock Option Plan, as amended (the "Plan"). See "Management--The Able Telcom Holding Corp. 1995 Stock Option Plan, as Amended."
(7) Excludes options outside the plan of 160,000 which relate to members of the Company's Board of Directors and 1,200,000 options for employees of certain of the Company's subsidiaries, MFS Network Technologies, Inc. and MFS Transportation, Inc., of which significantly all of the options have been granted as of March 26, 1999.
(8) The "As Adjusted" amounts reflect the February 17, 1999 purchase of the Senior Notes and Series B Preferred Stock. See "Fiscal Year 1998 and Recent Developments--Purchase of Senior Notes and Series B Preferred Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     We have provided you with a summary of our historical financial statements. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our results of operations reflect the operating results of MFSNT and other acquired businesses only from the respective dates of acquisition. Accordingly, our results are not necessarily comparable on a period-to-period basis. For additional information with respect to the impact of certain acquisitions, see our Pro Forma Financial Statements referenced on page P-1 of this Prospectus. See also the Consolidated Financial Statements for the Company, the Financial Statements for MFSNT, and the related notes to those statements, which are included in this Prospectus. The financial data for the three months ended January 31, 1998 and 1999 include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of the Company for such period. Due to seasonality and other market factors, the consolidated historical results for the three months ended January 31, 1999 are not necessarily indicative of results for a full year.


                                                                                        YEAR ENDED OCTOBER 31,
                                                                   -------------------------------------------------------------
                                                                       1994        1995         1996         1997        1998
                                                                   ----------- ----------- ------------- ----------- -----------
INCOME STATEMENT DATA:
Revenues .........................................................  $ 25,784    $ 35,408     $  48,906    $ 86,334     $217,481
                                                                    --------    --------     ---------    --------     --------
Costs and expenses:
 Costs of revenues ...............................................    16,395      27,720        40,486      68,164      179,505
 General and administrative ......................................     4,167       5,464         8,404       8,780       18,692
 Depreciation and amortization ...................................       854       1,914         2,750       4,532        7,600
 Charges and transaction/ translation losses related to
  Latin American operations ......................................     2,382          96         3,553          17          275
                                                                    --------    --------     ---------    --------     --------
 Total costs and expenses ........................................    23,798      35,194        55,193      81,493      206,072
                                                                    --------    --------     ---------    --------     --------
 Income (loss) from operations ...................................     1,987         214        (6,287)      4,841       11,409
                                                                    --------    --------     ---------    --------     --------
Other expenses (income), net:
 Loss on sale of investments .....................................        --         100            --          --           --
 Interest expense ................................................       397       1,118         1,350       1,565        5,534
 Interest and dividend income ....................................      (418)       (673)         (270)       (449)        (342)
 Change in value of stock appreciation rights.....................        --          --            --          --           --
 Other expenses ..................................................        --          --            32        (153)        (320)
                                                                    --------    --------     ---------    --------     --------
 Total other expenses (income), net ..............................       (21)        546         1,112         964        4,872
                                                                    --------    --------     ---------    --------     --------
 Income (loss) before income taxes and minority interest .........     2,008        (332)       (7,399)      3,877        6,537
Income tax (benefit) expense .....................................       632        (368)         (891)        727        3,405
                                                                    --------    --------     ---------    --------     --------
Income (loss) before minority interest ...........................     1,376          37        (6,508)      3,150        3,132
 Minority interest ...............................................      (429)       (317)          598        (293)        (618)
                                                                    --------    --------     ---------    --------     --------
Net income (loss) ................................................       947        (280)       (5,910)      2,857        2,514
Preferred stock dividends ........................................        --          --            --        (260)        (341)
 Discount attributable to beneficial conversion privilege of
  preferred stock ................................................        --          --            --      (1,266)      (8,013)
                                                                    --------    --------     ---------    --------     --------
 Income (loss) applicable to common stock ........................  $    947    $   (280)    $  (5,910)   $  1,331     $ (5,840)
                                                                    ========    ========     =========    ========     ========
PER SHARE DATA(1):
 Earnings per share--basic .......................................  $    .12    $   (.03)    $    (.71)   $    .16     $   (.59)
 Earnings per share--diluted .....................................       .12        (.03)         (.71)        .16         (.59)
BALANCE SHEET DATA (AT END OF PERIOD):
 Cash and cash equivalents .......................................  $  3,432    $  2,952     $   3,267    $  6,230     $ 13,544
 Total assets ....................................................    36,604      32,482        38,919      50,346      290,760
 Total debt ......................................................     8,293       5,255        10,115      17,294       91,094
 Total shareholders' equity ......................................    15,832      17,467        11,598      15,247       40,217





                                                                THREE MONTHS ENDED JANUARY 31,
                                                                ------------------------------
                                                                       1998        1999
                                                                   ----------- ------------
INCOME STATEMENT DATA:
Revenues .........................................................  $22,268    $ 91,777
                                                                    --------    ---------
Costs and expenses:
 Costs of revenues ...............................................   18,996      76,246
 General and administrative ......................................    3,196       7,835
 Depreciation and amortization ...................................    1,240       2,333
 Charges and transaction/ translation losses (gains) related to
  Latin American operations ......................................       --          --
                                                                    --------    ---------
 Total costs and expenses ........................................   23,432      86,414
                                                                    --------    ---------
 Income (loss) from operations ...................................   (1,164)      5,363
                                                                    --------    ---------
Other expenses (income), net:
 Loss on sale of investments .....................................
 Interest expense ................................................      276       2,478
 Interest and dividend income ....................................
 Change in values of stock appreciation rights....................       --       3,428
 Other expenses ..................................................     (102)        132
                                                                    --------    ---------
 Total other expenses (income), net ..............................      174       6,034
                                                                    --------    ---------
 Income (loss) before income taxes and minority interest .........   (1,338)       (675)
Income tax (benefit) expense .....................................     (522)       (168)
                                                                    --------    ---------
Income (loss) before minority interest ...........................     (816)       (507)
 Minority interest ...............................................      111          74
                                                                    --------    ---------
Net income (loss) ................................................     (927)       (587)
Preferred stock dividends ........................................       49         180
 Discount attributable to beneficial conversion privilege of
  preferred stock ................................................      105          --
                                                                    --------    ---------
 Income (loss) applicable to common stock ........................  $(1,081)   $   (761)
                                                                    ========    =========
PER SHARE DATA(1):
 Earnings per share--basic .......................................  $  (.12)   $   (.06)
 Earnings per share--diluted .....................................     (.12)       (.06)
BALANCE SHEET DATA (AT END OF PERIOD):
 Cash and cash equivalents .......................................  $ 3,972    $  7,323
 Total assets ....................................................   52,202     280,316
 Total debt ......................................................   19,648      90,860
 Total shareholders' equity ......................................   17,880      34,251

---------------
(1) Per share data have been restated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which became effective for the Company during the fiscal year ended October 31, 1998.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW



     The Company specializes in the design, installation, maintenance and system integration services for advanced voice, data and video communication networks which includes services within the telecommunication infrastructure, traffic management systems, automated manufacturing systems and utility network areas. Currently, the Company conducts business through three operating groups: the Network Services Group, the Transportation Services Group, and the Communications Development Group.


     The Company was originally incorporated in 1987 as "Delta Venture Fund, Inc." and changed its name to Able Telcom Holding Corp. in 1989. From 1992 to 1994, the majority of the Company's operations were in the Venezuelan telecommunications business. Beginning in 1994, the Company began expanding its operations in other industries by implementing a plan of growth through acquisition. This plan is ongoing and has resulted in several acquisitions over the past four years. These acquisitions include operations relating to the installation and maintenance of traffic control signage, signalization and lighting systems, performance of outside plant telecommunications and electrical power services, the installation, testing and maintenance of intelligent highway and communication systems, as well as the erection of towers for wireless and cellular service providers.


     The following table sets forth, for the periods indicated, selected elements of the Company's condensed consolidated statements of operations as a percentage of its revenues:




                                           THREE MONTHS ENDED
                                               JANUARY 31,                YEARS ENDED OCTOBER 31,
                                          ---------------------   ------------------------------------
                                             1998        1999       1996         1997         1998
                                          ---------   ---------   ---------   ---------   ------------
Revenues:                                   100.00%     100.00%    100.00%      100.00%      100.00%
Cost of revenues ......................      85.31       83.08      82.78        78.95        82.54
General and administrative ............      14.35        8.54      17.18        10.17         8.59
Depreciation and amortization .........       5.57        2.54       5.62         5.25         3.49
Income (loss) from operations .........      (5.23)       5.84     (12.85)        5.60         5.25
Other expense, net ....................       0.78       (6.58)      2.27         1.12         2.24
Net income (loss) .....................       4.16       (0.63)    (12.08)        3.31         1.16

     The Company's results of operations reflect the operating results of MFSNT and other acquired businesses only from the respective dates of acquisition. Accordingly, the Company's results are not necessarily comparable on a period-to-period basis. As a result of these acquisitions, the results of Latin America operations for the fiscal year ended October 31, 1998 and the quarter ended January 31, 1999 are no longer significant to the consolidated results of operations. For additional information with respect to the impact of certain acquisitions, see the Company's Pro Forma Financial Statements commencing on page P-1 of this Prospectus.

THREE MONTHS ENDED JANUARY 31, 1999
COMPARED WITH THREE MONTHS ENDED JANUARY 31, 1998

REVENUES: For the quarter ended January 31, 1999, revenues increased $69.5 million over the same period in the prior year from $22.3 million to $91.8 million. This increase in revenues is due primarily to growth of the Company's operations through the acquisition of MFSNT in the third quarter of fiscal 1998, the acquisition of the COMSAT Contracts and the acquisition of Patton
Management Corporation ("Patton") in the second quarter of fiscal 1998, as well as increased demands for services in the traffic management and telecommunications industry.

COST OF REVENUES: As a percentage of revenues, cost of revenues decreased from
85.3 percent to 83.1 percent for the three months ended January 31, 1999, compared to the same period in the prior year. The decreases are due to increased revenues related to the acquisitions of MFSNT and the COMSAT Contracts resulting in slightly higher margins.

GENERAL AND ADMINISTRATIVE EXPENSES: General and administrative expenses increased $4.6 million, from $3.2 million to $7.8 million, for the three months ended January 31, 1999 compared to the same period in the previous year. These increases are due to the overall increase in the management structure, at the corporate level as well as the division offices, necessary to support the Company's increased revenues in accordance with the Company's strategic objective of growth through acquisitions and an increase in costs resulting from the acquisition of MFSNT.

DEPRECIATION AND AMORTIZATION: As a percentage of revenues, depreciation and amortization expense decreased from 5.6 percent to 2.5 percent for the three months ended January 31, 1999 as compared to the same period in the prior year. This decrease, as a percentage of revenue, is due to the significant increase in revenues which did not require the same percentage increase in capital assets to support the operations of the Company.

INCOME (LOSS) FROM OPERATIONS: For the quarter ended January 31, 1999 income from operations for the Company was $5.4 million compared to a loss of $(1.2) million in the quarter ended January 31, 1998.

OTHER EXPENSE, NET: Other expense, net, increased by $5.9 million to $6.0 for the three month period ended January 31, 1999 as compared to $0.2 million for the comparable period in 1998. This increase is due to increased interest cost relating primarily to the acquisition of MFSNT and the Senior Notes issued in January 1998 in the amount of $2.5 million and changes in value of stock appreciation rights (SAR's) in connection with the purchase of MFSNT in the amount of $3.4 million. The SAR's are not exercisable until the earlier of July 1, 1999 or one business day after the date upon which the potential issuance of Common Stock under the MFSNT purchase agreement is voted upon by the shareholders of the Company. The value reflected as a charge to the statement of operations is based on a determination of fair value listing the price of common stock on January 31, 1999 of $10.44 per share. This value will be increased or decreased based on the fair value of the SAR's utilizing the price of the Company's stock at each reporting date if or until the stock appreciation rights are converted to options or exercised by the holder.

INCOME TAXES: The Company has provided income taxes at a rate which approximates the rate used when applying federal and state statutory rates to pre-tax income, after adjusting for the amortization of nondeductible goodwill.

NET LOSS: Net loss for the three months ended January 31, 1999 decreased $0.3 million from $(0.9) million in 1998 to $(0.6) million in 1999 for the reasons described above.

LOSS APPLICABLE TO COMMON STOCK: Loss applicable to common stock was $(0.8) million for the three months ending January 31, 1999 as compared to $(1.1) million for the three months ended January 31, 1998. On a diluted basis, loss per share was $(.06) per share for the three months ended January 31, 1999 as compared to $(.12) per share for the same period in 1998.

FISCAL YEAR ENDED OCTOBER 31, 1998 COMPARED WITH FISCAL YEAR ENDED OCTOBER 31, 1997.

     RESULTS OF OPERATIONS. The following discussion and analysis relates to the financial condition and results of operations of the Company for the fiscal years ended October 31, 1998 and 1997. This information should be read in conjunction with the Company's condensed consolidated financial statements appearing elsewhere in this document.

     REVENUES. For the fiscal year ended October 31, 1998 revenues increased $131.2 million, from $86.3 million through October 31, 1997 to $217.5 million, for the fiscal year ended October 31, 1998. This increase in revenues is due primarily to growth in the Company's operations through the acquisition of MFSNT in the third quarter and the acquisition of Patton and the COMSAT Contracts in the second quarter of fiscal 1998, as well as increased demands for services in the traffic management and telecommunications industry. For the fiscal year ended October 31, 1998, revenues increased approximately $87.0 million, $17.6 million and $17.4 million related to the acquisition of MFSNT, and Patton, and the COMSAT Contracts, respectively.

     COST OF REVENUES. For the fiscal year ended October 31, 1998 and 1997, cost of revenues as a percentage of revenues increased from 78.9 percent to 82.5 percent. The increase was due to increased costs related to the Network Services Group resulting from tighter margins and competition in the telecommunications industry, as well as inclement weather which restricted some work during the winter months and extended completion dates into later periods, offset by decreased costs as a result of COMSAT Contracts included in the Transportation Services Group's operations.

     GENERAL AND ADMINISTRATIVE EXPENSES. For the fiscal year ended October 31, 1998 general and administrative expenses were $18.7 million, an increase of $9.9 million over the same period in the prior year. This increase was due to the overall increase in the management structure at the corporate level, as well as the division offices, necessary to support the Company's increased revenue in accordance with the Company's strategic objective of growth through acquisitions, and an increase in costs resulting from the acquisition of MFSNT. For the fiscal year ended October 31, 1998, general and administrative expenses relating to the operations of MFSNT were approximately $5.1 million.

     DEPRECIATION AND AMORTIZATION. For the fiscal year period ended October 31, 1998, depreciation and amortization expense as a percentage of revenue decreased from 5.25 percent to 3.5 percent as compared to the same period in 1997. This decrease as a percentage of revenue, is due to the significant increase in revenues which did not require the same percentage increase in capital assets to support the operations of the Company.

     INCOME FROM OPERATIONS. For the fiscal year ended October 31, 1998, income from operations was $11.4 million compared to $4.8 million for the same period in the prior year, primarily as a result of the Company's strategy of growth through acquisitions.

     OTHER EXPENSE, NET. Other expense, net, increased by $3.9 million to $4.9 million for the fiscal year ended October 31, 1998 as compared to $1.0 million for the comparable period in 1997. This increase is due primarily to increased interest costs related to the acquisition of MFSNT. Other expense, net was also impacted by non-cash charges associated with stock options granted below market prices, and amortization of loan costs associated with the Secured Credit Facility.

     Income taxes increased from $0.7 million in fiscal 1997 to $3.4 million in fiscal 1998. This increase is due to increased income from operations, state taxes provided in the State of Georgia, and the write-off of foreign tax credits.

     NET INCOME. For the fiscal year ended October 31, 1998, net income was $2.5 million compared to net income of $2.9 million for the comparable period in 1997 for the reasons described above. For the year ended October 31, 1998, the loss applicable to common stock of $(5.8) million, or $(0.59) per share, is a result of an $8.0 million charge associated with the beneficial conversion privileges on the Series B Preferred Stock, other non-recurring adjustments associated with the Company's obtaining financing for a portion of the purchase price of MFSNT and preferred stock dividends. For the year ended October 31, 1997, income applicable to common stock was $1.3 million, or $0.16 per share.


FISCAL YEAR ENDED OCTOBER 31, 1997 COMPARED WITH FISCAL YEAR ENDED OCTOBER 31, 1996


     REVENUES. Revenues for the year ended October 31, 1997 increased $37.4 million over the year prior period, from $48.9 million to $86.3 million, an increase of 76.5 percent. The acquisition of Georgia Electric Company ("GEC") in October 1996 and Dial Communications, Inc. ("Dial") in December 1996 accounted for approximately $35.0 million of the revenue increase between the 1996 and 1997 fiscal years. The remaining increases in revenue for fiscal year 1997 over fiscal year 1996 were generated from increased demand for services from the other subsidiaries. Revenue for Latin American operations totaled $4.2 million and $3.7 million in the years ended October 31, 1997 and 1996, respectively.


     COSTS OF REVENUES. Costs of revenues increased $27.7 million, from $40.5 million for the 1996 fiscal year to $68.2 million for the 1997 fiscal year. Costs of revenues as a percentage of revenues decreased from 82.8 percent in 1996 to 78.9 percent in 1997. The assimilation of GEC and Dial accounted for approximately $27.4 million of the increase in costs of revenues. The increase in gross margin from 17.2 percent in 1996 to 21.1 percent in 1997 is due primarily to the increase in profitability in the transportation services industry as a result of measures implemented during fiscal year 1997 to improve labor productivity, control costs, and generate other operational efficiencies as well as the assimilation of GEC. Costs of revenues for Latin American operations totaled $2.2 million and $2.1 million in 1997 and 1996, respectively.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the year ended October 31, 1997, were $8.8 million, or 10.2 percent of revenues, compared to $8.4 million, or 17.2 percent of revenues, in 1996. The increase in general and administrative expenses for the fiscal year 1997 can be attributed to the assimilation of GEC and Dial which accounted for $1.0 million and $1.5 million, respectively, of the total increase for 1997. This increase was partially offset by a decline in general and administrative expenses from the implementation of cost cutting and containment strategies at the subsidiary level. These expense totals represent a significant decline as a percentage of revenues from prior years as a result of Able's efforts to enhance financial controls and the implementation of its cost-containment program. General and administrative expenses for Latin America were $1.3 million and $1.6 million in 1997 and 1996, respectively.

     In 1997 and 1996, Able incurred approximately $0.2 million and $1.1 million, respectively, of start-up and marketing costs related to NeuroLAMA, Able's proprietary telephone call data and billing system, with no corresponding revenues. These amounts have been included in general and administrative expenses for both 1997 and 1996. There can be no assurance that Able will generate sufficient revenues from this business to offset its start up costs.


     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense was $4.5 million for the year ended October 31, 1997, or 5.2 percent of revenues, compared to $2.7 million or 5.6 percent of revenues for 1996. The GEC and Dial acquisitions accounted for $0.6 million and $0.8 million, respectively, of the total increase in depreciation and amortization expense for 1997. The remaining increase resulted from the continuing improvement and updating of Able's equipment. Depreciation and amortization expense relating to Latin American operations totaled approximately $0.5 million in both 1997 and 1996.

     INTEREST EXPENSE. Interest expense was $1.6 million for 1997, or 1.8 percent of revenues, compared to $1.4 million, or 2.8 percent of revenues, for 1996. This increase in interest expense is a result of acquisition-related debt and the financing of equipment purchases, which was partially offset by the payment of debt with the proceeds from the issuance of the Series A Convertible Preferred Stock (the "Series A Preferred Stock").

     OTHER (INCOME) EXPENSE, NET. Other (income) expense, net decreased to $1.0 million in 1997 from $1.1 million in 1996. These changes reflect the $0.3 million non-cash charge for compensation recognized on stock options granted to certain officers and directors at a discount to market during the year ended October 31, 1997. Additional income and expense items for fiscal year 1997 include a reduction in reserves for settlement of litigation of $0.5 million and interest and dividend income of $0.4 million.


     NET INCOME. Able reported a net income of $2.9 million. or $0.34 per share of Common Stock for both basic and diluted, for the year ended October 31, 1997, compared to a net loss of $5.9 million, or a loss of $0.71 per share of Common Stock for both basic and diluted for 1996, before taking into account the non-cash charge for a discounted conversion feature associated with the Series A

Preferred Stock (the "Accretive Dividend"). For fiscal 1997, the Accretive Dividend was $1.3 million which resulted in income applicable to Common Stock of $1.3 million, or $0.16 per share of Common Stock for both basic and diluted.


     The increase in net income for the fiscal year ended October 31, 1997, compared to the previous year is due to the assimilation of GEC, the continued improvement in margins within the Transportation Services Group, and the improvement in margins within the Latin American operations coupled with a reduction in special charges relating to these operations.

     Revenues and net income (loss) from the Company's international operating subsidiaries are presented below for the fiscal years ended October 31, 1997, and 1996. These figures exclude costs associated with the continued marketing and development cost of NeuroLAMA and general and administrative costs of the international management group.


     LATIN AMERICAN OPERATIONS. For the year ended October 31, 1997, Able's net income from Latin American operations increased by $3.5 million over the year ended October 31, 1996. In 1996, the Latin American operations incurred losses of $2.8 million relating to the write-down of goodwill and other assets. Additionally, costs associated with marketing NeuroLAMA decreased from $1.1 million in 1996 to $0.2 million in 1997.

     For the year ended October 31, 1997, Latin American revenues increased $.5 million as compared to the year ended October 31, 1996. Revenues generated by Able's Venezuelan operations are largely dependent upon one customer. In the fiscal year ended October 31, 1997, Able's Venezuelan operations were expanded to include a reclamation project that was responsible for approximately $1.0 million of the increase in revenues which was offset by a decrease in activity under the existing contracts in Latin America.


     Revenues and net income (loss) pertaining to Latin American operations are presented below for the years ended October 31, 1997 and 1996:


                                       1997             1996
                                 ----- -------------   ---------------
   Revenues ...................    $4,163,317      $  3,745,858
   Net income (loss) ..........        16,556        (3,628,503)


     Able's net assets of Latin American subsidiaries totaled $2.6 million and $2.1 million at October 31, 1997 and 1996, respectively. In addition, Able's net equity in Latin American operations totaled $1.8 million and $1.6 million at October 31, 1997 and 1996, respectively.


     The foreign currency translation and transaction losses improved during fiscal year 1997. The stabilization of the Venezuelan Bolivar resulted in a decrease in foreign currency losses of $0.9 million for the fiscal year ended October 31, 1997, as compared to 1996.


     INCOME TAXES. Income tax expense (benefit) for the year ended October 31, 1997 and 1996, differs from the amounts that would result from applying federal and state statutory tax rates to pre-tax income (loss) primarily due to non-deductible goodwill and losses from foreign operations.

     MINORITY INTEREST. Minority interest represents a shareholder's 50% interest in the earnings of Able's Venezuelan corporations for the fiscal year ended October 31, 1997. For fiscal year 1996, losses were allocated to minority interest to the extent of its invested capital.

LIQUIDITY AND CAPITAL RESOURCES


     Cash and cash equivalents were $7.3 million at January 31, 1999, compared to $13.5 million at October 31, 1998.

     Cash used in operating activities of $(5.2) million is a result of net loss generated by the Company of $(0.6) million for the three month period, increased by (i) depreciation and amortization charges of $2.3 million, (ii) $23.7 million for increases in costs and profits in excess of billings/billings in excess of costs, (iii) decreases in other non-current assets of $25.0 million, (iv) increases in other non-current liabilities of $5.2 million and (v) additional liability for stock appreciation rights in the amount of $9.3 million, offset by
(a) the current valuation of such rights in the amount of $5.4 million, (b) increases in accounts receivable of $20.6 million, (c) decreases in accounts payable of $16.3 million and (d) other changes increasing current assets by $27.8 million.

     Cash used in investing activities of $(0.3) million is due to net capital expenditures required to support increased operations and replacement of existing equipment.

     Cash used in financing activities of approximately $(0.7) million is due primarily to net repayments of long term debt and other borrowings, dividends paid on preferred stock and proceeds from the issuance of stock options.

     In February 1999, WorldCom advanced the Company $32.0 million for the purposes of arranging the purchase of 2,785 shares, or approximately 78 percent of the Series B Preferred Stock and the purchase of the outstanding $10.0 million of Senior Notes. This advance is due November 30, 2000.

     In connection with this advance, the Company expects to recognize an extraordinary loss on the purchase of the Senior Notes of approximately $1.9 million and a reduction in the income applicable to common stock of approximately $10.0 million related to the purchase of the Series B Preferred Stock. In addition, the Company agreed to modify the terms of the remaining Series B Preferred Stock conversion and warrant agreements which will result in a reduction in income applicable to common stock of approximately $1.3 million during the second quarter of fiscal year 1999.

     WorldCom has also agreed to make available additional advances to the Company of up to $15.0 million against amounts otherwise payable pursuant to the WorldCom Master Services Agreement, which, if advanced, would be due on October 31, 2000.

     At the date of this filing, the Company has obtained all necessary waivers which cover various defaults under the Company's financing and preferred stock agreements.

     The Company believes that it has available cash from operations as well as from the additional advance available from WorldCom described above, sufficient to meet the Company's operating and capital requirements for the next twelve months. Nonetheless, pursuant to the terms of the documents relating to the Series B Preferred Stock, under certain circumstances, including without limitation, if the registration statement that includes the shares of common stock underlying the Series B Securities is not declared effective on or before May 18, 1999, the Company is delisted under certain circumstances from any securities exchange, or any representation or warranty by the Company to the holders is not true and correct, then the holders of certain outstanding shares of Series B Preferred Stock, in whole or in part, have the option to require the Company to redeem their securities at premium prices. Although the Company intends to use its best efforts to comply with the provisions in the documents relating to the Series B Securities, the failure of which would provide the holder the right to exercise such redemption option, there can be no assurance that the Company will be able to do so, in part, because certain of such matters are dependent upon the efforts or approval of others (such as the Securities and Exchange Commission with respect to the effectiveness of the aforementioned registration statement). In addition, there can be no assurance that the Company will not experience adverse operating results or other factors which could materially increase its cash requirements or adversely affect its liquidity position.

CAUTIONARY STATEMENTS

     Certain of the information contained herein may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time ("the Act") and in releases made by the Securities and Exchange Commission ("SEC") from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements expressed or implied by such forward-looking statements. The words "estimate," "believes," "project," "intend," "expect" and similar expressions when used in connection with the Company, are intended to identify forward-looking statements. Any such forward-looking statements are based on various factors and derived utilizing numerous important assumptions and other important factors that could cause actual results to differ materially from those on the forward-looking statements. These cautionary statements are being made pursuant to the Act, with the intention of obtaining benefits of the "Safe Harbor" provisions of the Act. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to those set forth below. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) risks associated with leverage, including cost increases due to rising interest rates; (ii) risks associated with the Company's ability to continue its strategy of growth through acquisitions; (iii) risks associated with the Company's ability to successfully integrate all of its recent acquisitions; (iv) the Company's ability to make effective acquisitions in the future and to successfully integrate newly acquired businesses into existing operations and the risks associated with such newly acquired businesses; (v) loss of contracts due to defaults or loss of bonding capacity; (vi) failure to update computer systems to deal with Year 2000 issues; (vii) changes in laws and regulations, including changes in tax rates, accounting standards, environmental laws, occupational, health and safety laws;
(viii) access to foreign markets together with foreign economic conditions, including currency fluctuations; (ix) the effect of, or changes in, general economic conditions; (x) economic uncertainty in Venezuela; (xi) weather conditions that are adverse to the specific businesses of the Company, and (xii) the outcome of litigation, claims and assessments involving the Company. Other factors and assumptions not identified above may also be involved in the derivation of forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

YEAR 2000 COMPLIANCE

     Many computer programs and applications define the applicable year using two digits rather than four in order to save memory and enhance the speed of repeated date-based calculations. The "Year 2000 problem" refers to the inability of these computer programs on and after January 1, 2000 to recognize that "00" refers to "2000" rather than "1900." The term "Year 2000-compliant" means a computer or a computer system which has been designed or modified to recognize dates on and after January 1, 2000. Many of the Company's computer programs that have time-sensitive software may not be Year 2000-compliant. If the Company's systems are not Year 2000-compliant, they could malfunction or fail altogether, causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.


     THE COMPANY'S STATE OF READINESS. The Company has established programs to coordinate its year 2000 (Y2K) compliance efforts across all business functions and geographic areas. The scope of the programs include addressing the risks associated with the Company's i) information technology (IT) systems (including the Company's products and services), ii) non-IT systems that include embedded technology (e.g., equipment and other infrastructure), and iii) significant vendors and their Y2K readiness. The Company is utilizing the following steps in executing its Y2K compliance program: 1) awareness, 2) assessment, 3) renovation, 4) validation and testing, and 5) implementation. The Company has completed the awareness and assessment steps for all areas.

     IT Systems. The Company's most significant renovation effort involves the conversion of substantially all of MFSNT's IT Systems. The Company believes it will be substantially completed with its testing and implementation for all IT Systems by October 31, 1999.

     Non-IT Systems. The Company expects to have all of its mission critical non-IT systems Y2K compliant by October 31, 1999. The Company is currently formulating its testing and implementation plans for its mission critical non-IT systems.

     Significant Vendors. As part of the Company's Y2K compliance program, the Company has contacted its significant vendors to assess their Y2K readiness. For all mission critical third party software embedded in or specified for use in conjunction with the Company's IT systems and products, the Company's communications with the vendors indicates that the vendors believe they will be Y2K compliant by October 31, 1999. Such third party software is being tested in conjunction with the testing of the IT systems and products discussed above. There can be no assurance that i) the Company's significant vendors will succeed in their Y2K compliance efforts, or ii) the failure of vendors to address year 2000 compliance will not have a material adverse effect on the Company's business or results of operations.

     THE COSTS TO ADDRESS THE COMPANY'S YEAR 2000 ISSUES. Since inception of its program through October 31, 1998, the costs related to the Company's Y2K compliance efforts were not material. The total estimated costs to complete the Company's Y2K compliance effort are approximately $2.0 million. The estimated costs to complete, which does not include any costs which may be incurred by the Company if its significant vendors fail to timely address Y2K compliance, is based on currently known circumstances and various assumptions regarding future events. However, there can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated.

     THE RISKS OF THE COMPANY'S YEAR 2000 ISSUES. The Company's failure to timely resolve the Y2K risks could result in system failures, the generation of erroneous information, and other significant disruptions of business activities. Although the Company believes it will be successful in its Y2K compliance efforts, there can be no assurance that the Company's systems and products contain all necessary date code changes. In addition, the Company's operations may be at risk if its vendors and other third parties fail to adequately address the Y2K issue or if software conversions result in system incompatibilities with these third parties. To the extent that either the Company or a third-party vendor or service provider on which the Company relies does not achieve Y2K compliance, the Company's results of operations could be materially adversely affected. Furthermore, it has been widely reported that a significant amount of litigation surrounding business interruption will arise out of Y2K issues. It is uncertain whether, or to what extent, the Company may be affected by such litigation.

     THE COMPANY'S CONTINGENCY PLAN. The Company has not yet developed a comprehensive contingency plan to address the situation that may result if the Company or its vendors are unable to achieve Y2K compliance for its critical operations. During fiscal 1999, based upon the status of the Company's Y2K compliance efforts at that time and the Company's perceived risks to critical business operations, the Company plans to evaluate what areas the Company believes a contingency plan may be necessary, and execute such contingency plan if warranted. The i) inability to timely implement a contingency plan, if deemed necessary, and ii) the cost to develop and implement such a plan, may have a material adverse effect on the Company's results of operations.

     CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS. Except for statements of existing or historical facts, the foregoing discussion of Y2K consists of forward-looking statements and assumptions relating to forward-looking statements, including without limitation the statements relating to future costs, the timetable for completion of Y2K compliance efforts, potential problems relating to Y2K, the Company's state of readiness, third party representations, and the Company's plans and objectives for addressing Y2K problems. Certain factors could cause actual results to differ materially from the Company's expectations, including without limitation i) the failure of vendors and service providers to timely achieve Y2K compliance, ii) system incompatibilities with third parties resulting from software conversions, iii) the Company's systems and products not containing all necessary date code changes, iv) the failure of existing or future clients to achieve Y2K compliance, v) potential litigation arising out of Y2K issues, the risk of which may be greater for information technology based service providers such as the Company, vi) the failure of the Company's validation and testing phase to detect operational problems internal to the Company, in the Company's products or services or in the Company's interface with service providers, vendors or clients, whether such failure results from the technical inadequacy of the Company's validation and testing efforts, the technological infeasibility of testing certain non-IT systems, the perceived cost-benefit constraints against conducting all available testing, or the unavailability of third parties to participate in testing, or vii) the failure to timely implement a contingency plan to the extent Y2K compliance is not achieved.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


The Company is exposed to market risk from changes in interest rates on debt obligations that impact the fair value of these obligations. The Company's policy is to manage interest rates through a combination of fixed and variable rate debt. Currently, the Company does not use derivative financial instruments to manage its interest rate risk. The table below provides information about the Company's risk exposure associated with changing interest rates (amounts in thousands):


                                                       EXPECTED MATURITY
                           ---------------------------------------------------------------------------------
                                     1999       2000        2001       2002        2003        THEREAFTER
                           ---------------------------------------------------------------------------------
Fixed rate debt                    $14,868    $18,225     $ 1,021       $935        $872        $19,939

Average interest rate               12.40%     13.00%      13.64%     13.61%      13.57%         13.54%

Variable rate debt                 $    -     $    -      $35,000     $   -       $   -         $     -
Average interest rate                   -%         -%        7.69%        -%          -%              -%

The Company has no cash flow exposure due to interest rate changes for its fixed debt obligations. All of the Company's debt is non-trading. The fair value of the Company's debt approximates its carrying value.

Although the Company conducts business in foreign countries, the international operations were not material to the Company's consolidated financial position, results of operations or cash flows as of January 31, 1999. Additionally, foreign currency transaction gains and losses were not material to the Company's results of operations for the three months ended January 31, 1999. Accordingly, the Company was not subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currencies would have on the Company's future costs or on future cash flows it would receive from its foreign subsidiaries. To date, the Company has not entered into any significant foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates.

                                   BUSINESS

GENERAL OVERVIEW


     We are a contractor for the construction and maintenance of facilities-based communications systems for both public and private sector customers in the United States and South America. Through our Network Services Group, we provide development, design, engineering, project management, installation, construction, operation and maintenance services for telecommunications systems. In addition, our Transportation Services Group provides services for the design, development, integration, installation, construction, project management, maintenance and operation of advanced intelligent transportation systems, automated toll collection systems and electronic traffic management and control systems. Our Communications Development Group provides communications design, installation and maintenance services to foreign telephone companies.


COMPANY STRUCTURE

     We were incorporated in Colorado in 1987 as "Delta Venture Fund, Inc." We adopted our current name in 1989 and changed our corporate domicile to Florida in 1991. From 1992 until 1994, 95 percent of our revenues and profits were derived from telecommunications services provided primarily through two majority-owned subsidiaries located in Caracas, Venezuela. To decrease our exposure to foreign markets, in 1994 we expanded our business focus by marketing our services in the southeastern United States with the acquisition of Florida-based Transportation Safety Contractors, Inc. and its affiliates (collectively, "TSCI"). TSCI installs and maintains traffic control signage, signalization and lighting systems and performs outside plant telecommunication services.


     To further expand in the domestic market and to facilitate a continued acquisition program, during the fourth quarter of fiscal 1995 we reorganized our management and operational structure into three operating groups described above and embarked on a series of acquisitions. From December 1995 to July 1998, we have experienced significant growth by completing strategic acquisitions, including H.C. Connell, Inc., GEC, Patton, Dial Communications, Inc., MFSNT and the COMSAT Contracts.

     Substantially all of our assets and operations are held by or conducted through domestic and foreign subsidiaries. Each of TSCI, Connell, GEC, Dial, Patton and MFSNT continue to operate as wholly-owned subsidiaries of the Company. See "--Fiscal Year 1998 and Recent Developments."

FISCAL YEAR 1998 AND RECENT DEVELOPMENTS

     MFSNT ACQUISITION. On July 2, 1998, Able acquired MFSNT's network construction and transportation systems business from WorldCom, Inc. ("WorldCom") pursuant to a merger agreement dated April 26, 1998 ("Plan of Merger"). On September 9, 1998, the Company, WorldCom and WorldCom Network Services, Inc. ("WorldCom Network"), a wholly owned subsidiary of WorldCom, finalized the terms of the Plan of Merger through the execution of an amended agreement, which agreement was subsequently amended on January 26, 1999 (as amended, the "September Agreement"). The acquisition of MFSNT was accounted for using the purchase method of accounting at a total price of approximately $67.5 million comprised of a $58.8 million contract price, costs associated with the acquisition and the value attributed to options and equity awards described below. $38.8 million of the purchase price was paid in cash and the remainder was paid by the issuance of a promissory note as described below (as amended to date, the "WorldCom Note"). The MFSNT purchase price includes additional amounts payable as contingent consideration on December 29, 2000, which relate to the resolution of certain pre-acquisition contingencies for pending litigation, claims, assessments and losses on certain projects.

     In conjunction with the acquisition of MFSNT, Able granted an option (the "WorldCom Option") to WorldCom's subsidiary, MFS Communications Company, Inc. ("MFSCC") to purchase up to 2,000,000 shares of the Company's Common Stock, at an exercise price of $7.00 per share, but subject to a 1,817,941 share limitation on the total number of shares issuable, and the right to receive upon satisfaction of certain conditions phantom stock awards (the "Phantom Stock Awards") equivalent to 600,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option. The WorldCom Phantom Stock Awards are exercisable only on the following three days: July 2, 1999, July 2, 2000, or July 2, 2001. WorldCom will be entitled to receive any appreciation of the Common Stock over a base price of $5 3/32 per share, but in no event shall the maximum payment exceed $25.00 per share. Pursuant to the terms of the WorldCom Option, WorldCom may elect to exercise some or all of the WorldCom Option on a "cashless" basis, up to the equivalent of 1,817,941 shares of Common Stock, which is the maximum number of shares that may be issued upon exercise of the WorldCom Option. A "cashless" exercise means that WorldCom will receive shares of Common Stock with a total "market value" equal to the per share excess of the "market value" over the exercise price multiplied by the number of shares of the WorldCom Option being exercised. Under its original terms, the WorldCom Option expires six months after the date we repay all of our obligations under the WorldCom Note. The September Agreement extended the expiration date of the WorldCom Option. We will not receive any cash for the part of the WorldCom Option that WorldCom exercises on a "cashless" basis. The fair values of the WorldCom Option and Phantom Stock Awards were estimated at the date of grant at $3.5 million and $0.6 million, respectively, and are included as a component of the total consideration paid for the acquisition of MFSNT.

     On January 8, 1999, we entered into a modification to the WorldCom Option (the "WorldCom Modification") which modified the WorldCom Option into stock appreciation rights ("SARs") unless and until such time as shareholder approval is obtained by the Company (if ever), pursuant to the Nasdaq Stock Market, Inc. ("Nasdaq") Marketplace Rule 4460(i)(1)(C) ("Rule 4460(i)(1)(C)"), to approve the issuance of 20% or more of the Common Stock in connection with the MFSNT Acquisition. Rule 4460(i)(1)(C) addresses the issuance of securities in connection with the acquisition of stock or assets of another company if, due to the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, the aggregate number of shares of common stock which may be issued is or may be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

     Under the WorldCom Modification, WorldCom is entitled to participate in an increase in the value of an aggregate of 2,000,000 shares of Common Stock. For each SAR exercised, WorldCom is entitled to receive an amount equal to the excess of the fair market value of the Common Stock as of the applicable exercise date over $7.00 (the "Appreciation Amount"). The Appreciation Amount will be paid in cash within fifteen days of receipt of an exercise notice; provided, however, that to the extent that the Company would be required to pay in excess of $10.0 million in any twelve month period as a result of any exercises of any SARs, then the amount of such excess shall be represented by a promissory note with quarterly payments amortized ratably over a period of six months at 10 percent per annum. The exercise period for the SARs granted commences on the earlier of: (i) one (1) business day after the date upon which the potential issuance of Common Stock under this Agreement is voted upon by the shareholders of the Company and (ii) July 1, 1999 (the "Commencement Date"), and ending on January 2, 2002. Payment of any SARs in cash only could materially and adversely affect the Company's cash flow because (i) of the short time frame to pay for any SARs exercised (between 15 and 30 days from the date notice is received by the Company), and (ii) the payment owed could be a significant amount depending on the number of SARs exercised and the then fair market value of the Company's Common Stock.

     We will submit a proposal to the Company's shareholders at the Annual Meeting of Shareholders to be held in 1999 to approve the issuance of more than 20% of the outstanding Common Stock in connection with the MFSNT Acquisition. If the Company's shareholders approve such issuance, the SARs granted automatically revert back to the WorldCom Option and the holder will have the right to purchase an aggregate of 1,817,941 shares of Common Stock at $7.00 per share through January 2, 2002.

     As of January 31, 1999, approximately $30.0 million of principal and approximately $1.4 million of accrued and unpaid interest were outstanding under the WorldCom Note. We must repay the WorldCom Note in full on November 30, 2000. The WorldCom Note is dated September 1, 1998 and bears interest at 11.5 percent per year. The obligations under the WorldCom Note are junior and fully subordinated to those under the Secured Credit Facility. No amounts may be paid on the WorldCom Note so long as any debt is outstanding under the Secured Credit Facility. Subject to the subordination provisions and after full payment of all amounts owed under the Secured Credit Facility, the WorldCom Note may be prepaid as follows:

      /bullet/ By applying 8 percent of the payment WorldCom Network owes us under the WorldCom Master Services Agreement

     /bullet/ By paying to WorldCom a portion of certain proceeds received by us upon the sale of certain conduit assets

     /bullet/ By paying to WorldCom a portion of certain proceeds received from time to time under maintenance contracts for certain conduit projects

    In addition, if we do not repay the WorldCom Note in full by November 30, 2000, WorldCom also will be able to:

     /bullet/ Require us to pay a 13.5 percent annual default rate of interest as long as we are in default


      /bullet/ Reduce the minimum yearly and aggregate revenues we would otherwise receive under the WorldCom Master Services Agreement

      /bullet/ Refuse to give us additional work under the WorldCom Master Services Agreement while we are in default

     As part of the MFSNT acquisition, the Company, WorldCom Network and MFSNT entered into a Master Services Agreement (the "WorldCom Master Services Agreement") pursuant to which we agreed to provide telecommunication infrastructure services to WorldCom Network on a cost-plus 12 percent basis for a minimum of $40.0 million per year, and the aggregate sum payable to the Company for the five-year contract is guaranteed to be no less than $325.0 million, subject to certain adjustments if the Company defaults on the WorldCom Note. To achieve these established minimums, WorldCom Network has agreed to award the Company at least 75 percent of all WorldCom Network's outside plant work related to its local network projects up to $500.0 million and the Company has agreed to accept and perform work orders from WorldCom Network for as much as $130.0 million of services during each year of the five-year contract. The Company has also agreed that WorldCom Network will have met all of its commitments to the Company, to the extent that payments made to the Company reach an aggregate of $500.0 million at any time during the five-year term of the contract.



     We are permitted to use the trade name "MFSNT" during the 18-month transition period immediately following the MFSNT Acquisition but will not be entitled to use it after such 18-month period.

     As part of the MFSNT Acquisition, we agreed that MFSCC may designate a representative to the Company's Board of Directors if it exercises the WorldCom Option (assuming it is reinstated as described above) for so long as MFSCC retains at least 5 percent of the Company's outstanding Common Stock.

     THE SERIES B PREFERRED STOCK. On June 30, 1998, Able received $20 million from the sale of 4,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") at a purchase price of $5,000 per share and the Series B Preferred Stock Warrants. As a result of the previous conversion and the redemption of shares of Series B Preferred Stock, there are currently 779 shares of Series B Preferred Stock outstanding. Dividends accrue on the Series B Preferred Stock at a rate of 4 percent per year and are cumulative. We may pay dividends in shares of Common Stock, or, at our option, in cash if we provide 20 days advance written notice to each holder of the Series B Preferred Stock. See "Description of Securities-- Preferred Stock--Series B Convertible Preferred Stock." Able sold the Series B Preferred Stock to finance part of the purchase price for MFSNT. The holders of the Series B Preferred Stock may convert their shares at any time into shares of Common Stock at a conversion rate equal to 97 percent of the "market value" of the Common Stock; provided that a maximum price of $3.5138 was agreed to with the holders of 404 shares of Series B Preferred Stock. However, each holder of the Series B Preferred Stock has agreed that it will convert its shares of Series B Preferred Stock into Common

Stock only to the extent that, after the conversion, the holder and its affiliates would beneficially own 4.99 percent or less of the Common Stock. For these purposes, we have agreed that "market value" equals the lesser of:

   /bullet/ The average of the lowest intraday trading price of the Common Stock for any three trading days within the 22 trading days prior to the date of conversion; or


   /bullet/ The lowest intraday trading price of the Common Stock on the trading day immediately prior to the date of conversion; however, this amount cannot be less than 95 percent of the lowest intraday trading price of the Common Stock on the date of conversion.



     In addition, Able issued warrants (the "Series B Preferred Stock Warrants") to purchase a total of up to 1,000,000 shares of Common Stock to the holders of the Series B Preferred Stock. These warrants are currently exercisable at an average price of $13.41 per share. However, each holder of the Series B Preferred Stock Warrants has agreed that it will exercise the warrants only to the extent that, after the exercise, the holder and its affiliates would beneficially own 4.99 percent or less of the Common Stock. See "Description of Securities--Series B Preferred Stock Warrants." The warrants are immediately exercisable and expire on June 30, 2003.

     Able granted the holders of the Series B Preferred Stock and the Series B Preferred Stock Warrants (the "Series B Securities") certain rights to cause us to register the Common Stock underlying the Series B Securities. Under certain circumstances, including if the registration statement that includes the shares of Common Stock underlying the Series B Securities is not declared effective by December 27, 1998 (which date was subsequently extended by certain waivers until May 18, 1999), or if we are delisted under certain circumstances from any securities exchange, or any representation or warranty made by us to holders of the Series B Securities was not true, then the holders of the Series B Securities, in whole or in part, have the option to require us to redeem their securities at premium prices. Although we intend to use our best efforts to comply with all provisions of our documents with the holders of the Series B Securities, we cannot guarantee that we will be able to do so, in part because certain of such matters are dependent upon the efforts or approval of others (such as the Securities and Exchange Commission with respect to the effectiveness of the aforementioned registration statement). To the extent the holders of the Series B Securities become entitled to exercise a redemption right and seek to require the redemption of their shares, such exercise could materially increase our cash requirements, could result in a default under the terms of our Secured Credit Facility and, to the extent replacement financing is not available on commercially reasonable terms (if at all), would likely have a material adverse impact on us. Furthermore, so long as any of the Series B Securities is outstanding, we are prohibited from declaring or paying any dividends (other than to holders of Series B Preferred Stock) or purchasing any of our equity securities.

PUCHASE OF SENIOR NOTES AND SERIES B PREFERRED STOCK

     In February, 1999, WorldCom advanced us $32.0 million for purposes of facilitating the purchase of 2,785 shares, or approximately 78 percent, of the Series B Preferred Stock and the purchase of the outstanding $10.0 million principal amount of the Company's 12% Senior Subordinated Notes originally due January 6, 2005 (the "Senior Notes"). The advance accrues interest at 11.5 percent and, based on recent amendments to the advance, is subordinate to the Secured Credit Facility and matures on November 30, 2000.



     WorldCom also agreed to make available additional advances to the Company of up to $15.0 million against amounts otherwise payable pursuant to the WorldCom Master Services Agreement. These additional advances accrue interest at
11.5 percent and are repayable to WorldCom on November 30, 2000.


     We loaned the funds advanced by WorldCom to Cotton Communications, Inc. (the "Purchaser"), which may be deemed an affiliate of the Company, and on February 17, 1999, the holders of all of the Senior Notes and the holders of 78 percent of the Series B Preferred Stock transferred their holdings to the Purchaser. In connection with the transfer of the Senior Notes and the Series B Preferred Stock, the Purchaser and the remaining holders of the Series B Preferred Stock agreed to either waive all outstanding defaults under such securities or refrain from exercising any remedies with respect to any such outstanding defaults for a period of 90 days from February 17, 1999. During such period of time, the Company has agreed to use its best efforts to have declared effective a registration statement covering the resale of shares of common stock underlying the remaining Series B Preferred Stock and the Series B Preferred Stock Warrants.



     In connection with the transfer of the Series B Preferred Stock, we agreed with the original holders thereof to certain modifications in the conversion price of the related warrants. The exercise price of (i) warrants to purchase a total of 370,000 shares of the Company's common stock has been reduced to $13.25 per share from $19.80 per share and (ii) warrants to purchase a total of 630,000 shares of common stock has been reduced to $13.50 per share from $19.80 per share.

     On March 22, 1999, we redeemed from the Purchaser the Senior Notes as well as the 2,785 shares of Series B Preferred Stock in exchange for the cancellation of the loan made to the Purchaser on February 17, 1999. The Company also assumed the Purchaser's obligation to acquire 630,000 of the Series B Preferred Stock Warrants at a price of $3.00 per warrant on or before April 30, 1999 if not previously exercised or redeemed. The Senior Notes have now been marked paid and the 2,785 shares of Series B Preferred Stock have been cancelled.

     In connection with these transactions, we expect to recognize an extraordinary loss in the second quarter of fiscal year 1999 on the purchase of the Senior Notes of approximately $1.9 million and a reduction in income applicable to common stock of approximately $10.0 million on the purchase of the Series B Preferred Stock.

     In addition, the modification to the terms of the existing Series B Preferred Stock conversion and warrant agreements will result in a reduction in income applicable to common stock of approximately $1.3 million during the second quarter of fiscal year 1999.

     SECURED CREDIT FACILITY. In June 1998, we replaced our previous bank credit agreement with a new $35.0 million senior secured revolving credit facility with a syndicate of lenders with an original term of three years (as amended to date, the "Secured Credit Facility"). The Secured Credit Facility has a letter of credit sublimit of $5.0 million. As amended to date, the Secured Credit Facility matures on November 1, 2000. We used a portion of the proceeds from the Secured Credit Facility to repay the previous credit facility and to finance $10.0 million of the MFSNT Acquisition purchase price. The Secured Credit Facility has been amended to permit (i) the Company's acquisition of MFSNT and the related financing of such transaction, (ii) changes in financial covenants related thereto, and (iii) other amendments relating to investments, pledging and intercompany matters.


     We have granted a security interest in certain of our assets to the lenders under the Secured Credit Facility, including:


   /bullet/ All of the stock in our existing and future Restricted Subsidiaries (as defined in the Pledge Agreement with respect to the Secured Credit Facility); and


   /bullet/ A pledge of all existing intercompany notes issued to any Restricted Subsidiary by any of its subsidiaries.

     The Secured Credit Facility also includes covenants which, among other things, restrict our ability to:

     /bullet/ Incur additional debt

     /bullet/ Declare dividends or redeem or repurchase capital stock

     /bullet/ Prepay, redeem or purchase debt

     /bullet/ Incur liens

     /bullet/ Make loans and investments

     /bullet/ Make capital expenditures

     /bullet/ Engage in mergers, acquisitions and asset sales, and

     /bullet/ Engage in transactions with affiliates.


     We are also required to comply with financial covenants with respect to certain minimum ratios, including debt covenants, interest, fixed charges and quick ratio. See "Risk Factors--High Level of Indebtedness; Ability to Service Indebtedness" and "--Restrictive Covenants Imposed by the Secured Credit Facility."

     ACQUISITION OF PATTON MANAGEMENT CORPORATION. On April 1, 1998, Able purchased all of the outstanding common stock of Patton Management Corporation ("Patton") for approximately $4.0 million. Patton provides advanced telecommunication network services to upgrade existing networks and to provide connectivity to office buildings, local and wide area networks.



     ACQUISITION OF COMSAT CONTRACTS. On February 25, 1998, the Company, through a wholly owned subsidiary, Georgia Electric Company ("GEC"), acquired 12 contracts ("COMSAT Contracts") with the Texas Department of Transportation from CRSI Acquisition Inc., a subsidiary of COMSAT Corporation ("COMSAT"). The COMSAT Contracts are for the installation of intelligent traffic management systems and the design and construction of wireless communication networks. In exchange for assuming the obligations to perform under the COMSAT Contracts, GEC received consideration from COMSAT of approximately $15.0 million. These contracts are now substantially complete. Once work under each contract has been completed, no renewal of the contract will occur and no additional revenue will be earned by the Company.


     JOINT VENTURE WITH CLARION RESOURCES COMMUNICATION CORP. On September 23, 1997, Able entered into a five-year joint venture with Clarion Resources Communication Corp. ("Clarion"). Clarion is principally owned by Telenor, the telephone company of Norway. Able has agreed with Clarion to jointly market, manufacture and license Able's proprietary telephone call record and data collection technology, called NeuroLAMA, in Europe and Asia. Clarion has agreed to provide Able with an international sales force and to obtain suitable financing to purchase and install NeuroLAMA. The venture will not require a capital investment from Able but should provide a stable royalty stream if the venture is successful. No material progress has been made in implementing this joint venture.





SERVICES, MARKETS AND CUSTOMERS

     We conduct three distinct types of business activities, two of which are primarily conducted in the United States and one of which is conducted abroad. Domestically, we provide telecommunication network services and traffic management services. Abroad, principally in Venezuela, we conduct communication development activities. Each of these activities is discussed in more detail below.

     NETWORK SERVICES GROUP. Our Network Services Group provides telecommunications network services through two divisions: (i) the Telecommunications Systems Integration division that provides general contracting services for large-scale telecommunications projects, and
(ii) the Telecommunications Construction division that specializes in the construction of network projects or project phases.

     We provide turn-key telecommunications infrastructure solutions through the Telecommunications Systems Integration division. As a telecommunications systems integrator, we provide "one-stop" capabilities that include project development, design, engineering, construction management, and on-going maintenance and operations services for telecommunications networks. Our projects include the construction of fiber optic networks that provide advanced digital voice, data and video communications and wireless infrastructure deployment.

     The Telecommunications Construction division provides construction and technical services for building both outside plant and inside plant telecommunications systems. Outside plant services are large-scale installation and maintenance of coaxial and fiber optic cable (installed either aerial or underground) and ancillary equipment for digital voice, data and video transmissions. These installations are most often undertaken to upgrade or replace existing communications networks. Inside plant services, also known as premise wiring, include design, engineering, installation and integration of telecommunications networks for voice, video and data inside customers' facilities. Additionally, we provide maintenance and installation of electric utility grids and water and sewer utilities. We provide outside plant telecommunications services primarily under hourly and per unit basis contracts to local telephone companies. We also provide these services to long distance telephone companies, electric utility companies, local municipalities and cable television multiple system operators.


     TRANSPORTATION SERVICES GROUP. Similar to the Telecommunications Systems Integration division of the Network Services Group, the Transportation Services Group provides intelligent transportation and traffic management services through two divisions: (i) the Transportation Systems Integration division, that provides full-service general contracting services for large-scale projects, and
(ii) the Transportation Construction division that specializes in the construction of network projects or project phases.


     The Transportation Systems Integration division provides "one-stop" electronic toll and traffic management solutions for intelligent transportation system infrastructure projects, including project development and management, design, development, integration, installation, engineering, construction, and systems operation and maintenance. Additionally, we develop proprietary software and applications designed to support these systems. The electronic toll and traffic management segment of the intelligent transportation system industry uses technology to automate toll collection for bridges and highways allowing for "non-stop" toll collection. Electronic toll and traffic management systems use advanced scanning devices to identify a car's type, combined with the user's account information, as the car passes a tolling station and immediately debits the appropriate toll from the user's account. In addition, significant support systems must be developed to maintain electronic toll and traffic management accounts, and process violations. We developed Automatic Vehicle Identification technology jointly with Texas Instruments and used it in many of our electronic toll and traffic management projects. The Transportation Systems Integration division markets its services to state and local government transportation departments.

     Our Transportation Construction division installs and maintains traffic control and signalization devices. These services include the design and installation of signal devices (such as stoplights, crosswalk signals and other traffic control devices) for rural and urban traffic intersections, drawbridge and railroad track signals and gate systems, and traffic detection and data gathering devices. We also design, develop, install, maintain and operate "intelligent highway" communications systems that involve the interconnection of data and video systems, fog detection devices, remote signalization or computerized signage. These systems monitor traffic conditions, communicate such conditions to central traffic control computers, and provide real-time responses to dynamic changes in traffic patterns and climate conditions by changing speed limit display devices, lowering traffic control gates, or changing the text on remote signs and signals. We also install and maintain computerized manufacturing systems for various industrial businesses. Many of the functions of the Traffic Management Group, particularly those involved in intelligent highway systems, complement those of the Telecommunications Services Group.



     COMMUNICATIONS DEVELOPMENT GROUP. Our Communications Development Group operates in Latin America, primarily in Venezuela. These activities consist of management of our joint venture arrangements, which were formed to provide telecommunications installation and maintenance services to privatized local phone companies. These joint ventures are in the form of subsidiaries in which we have an 80 percent voting and ownership interest and a 50 percent share of profits and losses. In 1996, we expanded our communications development activities to include the marketing to Latin American telephone companies of NeuroLAMA, an internally developed proprietary telephone call record and data collection system. Significant capital expenditures will be required to install NeuroLAMA in South America.

INDUSTRY AND GEOGRAPHIC AREA SEGMENT INFORMATION


     The Company currently operates primarily in two industry segments: network services and transportation services. Transportation services are conducted primarily in the United States with small projects in South America, Canada and Asia while telecommunication network services are conducted both in the United States and Latin America. Revenues, income (loss) from operations, identifiable assets, capital expenditures and depreciation and amortization pertaining to the industries and geographic areas in which the Company operates are presented below (in thousands).




                                                       OCTOBER       OCTOBER       OCTOBER
INDUSTRY SEGMENTS                                       1996          1997           1998
----------------------------------------------       ---------      --------      --------
Sales to unaffiliated customers:
 Transportation Services .....................       $  22,661      $ 46,795      $ 84,022
 Network services ............................          26,245        39,539       133,459
                                                     ---------      --------      --------
   Total .....................................       $  48,906      $ 86,334      $217,481
                                                     =========      ========      ========
Income (loss) from operations:
 Transportation services .....................       $  (3,454)     $  3,772      $  8,220
 Network services ............................          (2,833)        1,069         3,189
                                                     ---------      --------      --------
   Total .....................................       $  (6,287)     $  4,841      $ 11,409
                                                     =========      ========      ========
Identifiable Assets:
 Transportation services .....................       $  25,099      $ 28,884      $ 88,340
 Network services ............................          13,820        21,462       202,420
                                                     ---------      --------      --------
   Total .....................................       $  38,919      $ 50,346      $290,760
                                                     =========      ========      ========
Capital Expenditures:
 Transportation services .....................       $   1,275      $  1,635      $  3,238
 Network services ............................           2,216         2,852         6,728
                                                     ---------      --------      --------
   Total .....................................       $   3,491      $  4,487      $  9,966
                                                     =========      ========      ========
Depreciation and Amortization:
 Transportation services .....................       $   1,229      $  1,710      $  2,824
 Network services ............................           1,521         2,822         4,776
                                                     ---------      --------      --------
   Total .....................................       $   2,750      $  4,532      $  7,600
                                                     =========      ========      ========
GEOGRAPHIC AREAS
----------------------------------------------
Revenues:
 United States ...............................       $  45,160      $ 82,171      $212,152
 Latin America ...............................           3,746         4,163         5,329
                                                     ---------      --------      --------
   Total .....................................       $  48,906      $ 86,334      $217,481
                                                     =========      ========      ========
Income (loss) from operations:
 United States ...............................       $  (2,073)     $  4,824      $ 11,310
 Latin America ...............................          (4,214)           17            99
                                                     ---------      --------      --------
   Total .....................................       $  (6,287)     $  4,841      $ 11,409
                                                     =========      ========      ========
Identifiable Assets:
 United States ...............................       $  36,410      $ 47,781      $287,569
 Latin America ...............................           2,509         2,565         3,191
                                                     ---------      --------      --------
   Total .....................................       $  38,919      $ 50,346      $290,760
                                                     =========      ========      ========

INDUSTRY OVERVIEW

     TELECOMMUNICATIONS INFRASTRUCTURE. The International Telecommunications Union estimates that between 1996 and 2000, telecommunications infrastructure investment will exceed $50.0 billion in the United States and $600.0 billion worldwide. In addition, we believe that utility and telecommunications companies, including regional Bell operating companies ("RBOCs"), competitive local exchange carriers ("CLECs") and inter-exchange carriers ("IXCs"), which still conduct a significant portion of their construction work in-house, will outsource more infrastructure construction in the future in response to rapid deregulation and competitive pressures to reduce costs and focus on the operation and marketing of their telecommunications services.

     The Telecommunications Act of 1996 (the "Telecommunications Act") created a structural change in the telecommunications industry by removing the barriers to entry that the RBOCs and IXCs had previously enjoyed. The Telecommunications Act established less restrictive regulations for CLECs and other telecommunications companies to compete with the RBOCs. As a result, the RBOCs must allow competing telecommunications companies, under the performance party principle, to compete in their markets. This has led to intense competition among all players in the telecommunications and data/information transfer and services industries. Prices for services and equipment have been falling, and new technologies and services are being offered. In addition, the battle to attract and retain customers has led to higher levels of customer service.


     These conditions have forced the RBOCs to compete for customers. As a result, more money is being dedicated to construction and upgrades of fiber optic and coaxial networks and other assets by many participants in the telecommunications and data/information transfer industries. RBOCs are searching for ways to reduce costs and become more efficient. Internal operations such as network installation are increasingly being outsourced to companies such as us.


     The infrastructure and network services segment of the communications industry is poised for significant growth due to the changing regulatory environment and rapid advancements in technology, which require increases in bandwidth to carry voice, video and data. These trends are resulting in a significant need for rapid replacement and upgrade of existing communications infrastructure and network systems. In addition, new entrants to the telecommunications industry are increasingly turning to experienced, full-service communications infrastructure and network integrators for assistance and support.

     Significant growth has also been forecast in the international market for telecommunications infrastructure. In many emerging and developing areas such as Latin America, the Pacific Rim, and Africa, the infrastructure required to support telecommunications on a widespread local level is incomplete or nonexistent. What telecommunications infrastructure that does exist is typically almost completely analog based. For developing countries, the main focus is to establish or expand their telecommunications infrastructure rather than convert and upgrade existing lines. The lack of telecommunications infrastructure in developing economies creates an opportunity to provide turn-key telecommunications infrastructure project managerial services. We expect to selectively bid on new opportunities and further develop existing telecommunications infrastructure projects.


     TRANSPORTATION SYSTEMS. The market for traffic management and, more specifically, intelligent transportation services, is significant and growing due to federal and state legislation to create economically efficient and environmentally safe transportation systems. The Intermodal Surface and Transportation Efficiency Act of 1996 provides $217.0 billion to state departments of transportation over the next six years and is expected to significantly increase spending on advanced transportation infrastructure. In addition, the deployment of intelligent highway systems, as well as telecommunications infrastructure along the highway rights-of-way, offer new revenue sources for the responsible government agencies. Intelligent transportation services include electronic toll collection, highway fiber optic network, computerized traffic signal and other traffic management tools.

SUPPLIERS AND RAW MATERIALS

     The majority of raw materials and supplies necessary to carry out our work are supplied by us, except that the Network Services Group's telecommunication construction customers supply the majority of their own raw materials. We have no material dependence on any one supplier of raw materials.

BACKLOG


     We include all services projected to be performed over the life of each executed contract in our backlog at the date of determination due to our historical relationships with our customers and experience in the procurements of this nature. As of January 31, 1999, backlog was approximately $1.0 billion, approximately 31 percent of which was attributable to WorldCom Network. We expect to complete approximately 45 percent of this backlog within the next fiscal year. As of January 29, 1998, our backlog was approximately $159.0 million. Due to the nature of our contractual commitments, in many instances our customers do not commit to the volume of services to be purchased under the contract, but rather commit us to perform these services if requested by the customer and commit to obtain these services from us if they are not performed internally. Many of the contracts are multi-year agreements, and we include the full amount of services projected to be performed over the life of the contract. Contract backlog of approximately $549.0 million is under performance bonds and we may be subject to liquidated damages for failure to perform in a timely manner. Our backlog may fluctuate and does not necessarily indicate the amount of future sales. A substantial amount of our order backlog can be canceled at any time without penalty, except, in some cases, the recovery of our actual committed costs and profit on work performed up to the date of cancellation. Cancellations of pending purchase orders or termination or reductions of purchase orders in progress from our customers could have a material adverse effect on our business, operating results and financial condition. In addition, there can be no assurance as to the customer's requirements during a particular period or that such estimates at any point in time are accurate.


DEPENDENCE UPON KEY CUSTOMERS


     During fiscal 1998, approximately 14 percent of our total revenues were derived from WorldCom Network, 8 percent from BellSouth Telecommunications, Inc. and 6% from Cooper Tire. We believe that a substantial portion of our total revenues and operating income will continue to be derived from a concentrated group of customers, in particular WorldCom Network. The loss of WorldCom Network (or any of such other customers) could have a material adverse effect on our business, financial condition and results of operations.


CONTRACTS


     The Company has and will continue to execute various construction and other contracts which may require the Company to, among other items, maintain specific financial parameters, meet specific milestones and post adequate collateral generally in the form of performance bonds. Failure by the Company to meet its obligation under these contracts may result in the loss of the contract and subject the Company to litigation and various claims, including liquidated damages.

TELECOMMUNICATION AND RELATED SERVICES

     The Company generally provides telecommunication, cable television, electric utility and manufacturing system services (i.e., non-governmental business) under comprehensive master service contracts that either give the Company the right to perform certain services at negotiated prices in a specified geographic area during the contract period or pre-qualify the Company to bid on projects being offered by a customer. Contracts for projects are awarded based on a number of factors such as price competitiveness, quality of work, on-time completion and the ability to mobilize equipment and personnel efficiently. The Company is typically compensated on an hourly or per unit basis or, less frequently, at a fixed price for services performed. Contract duration either is for a specified term, usually one to three years, or is dependent on the size and scope of the project. In most cases, the Company's customers supply most of the materials required for a particular project, generally consisting of cable, equipment and hardware and the Company supplies the expertise, personnel, tools and equipment necessary to perform its services.

TRAFFIC MANAGEMENT AND GENERAL UTILITY SERVICES

     For traffic management and general utility services (i.e., government funded business), the Company generally obtains fixed price contracts for projects, either as a prime or as a subcontractor, on a competitive bid basis. Typically, for prime contracts, a state department of transportation ("DOT") or other governmental body provides to qualified contractors a set of specifications for the project. The Company then estimates the total project cost based on input from engineering, production and materials procurement personnel. A bid is then submitted by the Company along with a bid bond. For most government funded projects, the scope of work extends across many industry segments. In such cases, the Company subcontracts its expertise to a prime contractor. The Company must submit performance bonds on substantially all contracts obtained. The Company believes its relations with its bonding company are good and that its bonding capacity is adequate. However, the financial viability of the Company is dependent on maintaining adequate bonding capacity and any loss of such would have a material adverse effect on the Company.

     The Company derived approximately 29 percent of its total revenues for the fiscal year ended October 31, 1998 from contracts with state and local governments. No individual government customer accounted for more than 6 percent of the Company's total consolidated revenues. Government business is, in general, subject to special risks, such as delays in funding, termination of contracts or subcontracts for the convenience of the government or for the default by a contractor, reduction or modification of contracts or subcontracts, changes in governmental policies, and the imposition of budgetary constraints. The Company's contracts with governmental agencies provide specifically that such contracts are cancelable for the convenience of the government. Historically, the Company has not experienced cancellations or renegotiations of its contracts in any material amounts.

     Contract duration is dependent on the size and scope of the project but typically is from six to nine months. Contracts generally set forth date-specific milestones and provide for severe liquidated damages for failure to meet the milestone by the specified dates. At January 31, 1999, the Company has one contract for which it is subject to liquidated damages at a rate of $25,000 per day commencing January 22, 1999 associated with obtaining an extension of time for completing a phase of the project which extension expires on April 8, 1999. On April 8, 1999, the Company is required to present certain information regarding its progress with the project to the other party under this contract. Following such presentation, we anticipate the parties will enter into further negotiations regarding completion of the project. No assurance can be given that such negotiations will result in an agreement satisfactory to the Company.

     The failure to complete the contract backlog on time could have a material adverse impact on the financial condition of the Company. The Company is typically paid based on "completed units." Retainage is normally held on contracts (usually 5 percent to 10 percent of the contract amount), until approximately 90 days after the services are rendered and accepted by the customer. The majority of the contracts are bonded/guaranteed as to payment by the DOT upon performance by the Company.

     In addition to generating revenues from the installation of traffic management systems under fixed price contracts, the Company performs under maintenance contracts with the DOT obtained through competitive bidding. Maintenance contracts are normally for a renewable one to three year term. Under such contracts, the Company generally is assigned a section of highway along which to maintain traffic control devices and is paid on a per unit basis.

     In most cases, the Company must supply the materials required for a particular project, including materials and component parts required for the production of highway signage and guard rails and the assembly of various electrical and computerized systems. Aluminum sheeting, steel poles, concrete, reflective adhesive, wood products, cabling and electrical components are the principal materials purchased domestically for the production of highway signage and guard railing. Generally, the supply and costs of these materials has been and is expected to continue to be stable, and the Company is not dependent upon any one supplier for these materials. The Company also purchases various components for the assembly of various electrical, lighting and computerized traffic control systems. Many of these materials must be certified as meeting specifications established by the DOT and are generally only supplied by a limited number of vendors. The unavailability of those components could have an adverse impact on meeting deadlines for the completion of projects which may subject the Company to liquidated damages. However, the availability of these materials, generally, has been adequate.


SALES AND MARKETING

     We market our systems integration services through a dedicated sales group. Our salespeople market directly to existing and potential customers, including municipalities and other government authorities, telecommunications companies and utility companies. Our salespeople work with those responsible for project development and funding to facilitate network design and funding procurement.


     Typically, the sales process for systems integration projects entails: (i) the development of a list of qualified bidders and the establishment of a bid schedule; (ii) the distribution of, and response to, a request for proposal ("RFP"); and (iii) the awarding of the contract to an approved service provider. Important elements in determining the qualifications of a bidder are its reputation, its previous projects and its ability to secure bonding for the project. The selling cycle, which is usually 12 to 24 months in duration, is protracted due to the scope and complexity of the services provided.


     We market our telecommunications construction services to local and long distance telephone companies, utility companies, local municipalities and certain corporations with particular communications needs. In addition, we market our construction services to certain systems integrators. A dedicated sales force, as well as members of each subsidiary's senior management, actively market our services in their defined geographic regions. Additionally, we market our transportation construction services to state and local departments of transportation, public/private toll authorities and certain international authorities.

COMPETITION

     NETWORK SERVICES GROUP. The Telecommunications Systems Integration division of the Network Services Group competes for business in two segments: the traditional RFP/bid based segment for the installation and integration of infrastructure projects and a less traditional "project development" segment. Our largest competitors in the traditional RFP/bid based segment are telecommunications service providers. The Telecommunications Systems Integration division has identified and pursued the "project development" segment as a "niche" market for its services, providing network alternatives to large public agencies, utilities and telecommunications service providers through the use of public-private memberships and other financing models unique to the industry. These customers often must choose between building their own networks or using an existing telecommunication service provider's network. Once a customer has decided to build its own network, we assist the customer in preparing a viable and customized project business plan that addresses the customer's specific telecommunications needs, including budgetary and other concerns. We also have focused on "project development" opportunities presenting ownership or participation opportunities that can generate recurring revenues. We believe that no other company presently provides these kind of complete, turnkey project development services for these customers. There can, however, be no assurance that other systems integration companies will not develop the expertise, experience and resources to provide services that achieve greater market acceptance or that are superior in both price and quality to our services, or that we will be able to maintain our competitive position.

     The Telecommunications Construction division competes for business with several competitors on a much larger scale. In addition, the Telecommunications Construction division also competes in a market characterized by a large number of smaller size private companies that compete for business generally in a limited geographic area or with few principal customers. The Telecommunications Construction division's largest competitors are MasTec, Inc. and Dycom, Inc.

     TRANSPORTATION SERVICES GROUP. The Transportation Systems Integration division believes its major competitors in the North American market are Lockheed Information Management Co., a division of Lockheed Martin, and Syntonic Technology, Inc., doing business as Transcore ("Transcore"), a division of SAIC Corporation.


     The market in which the Transportation Construction division competes is characterized by large competitors who meet the experience, bonding and licensure requirements for larger projects and by small private companies competing for projects of $3.0 million or less in limited geographic areas. The Transportation Construction division's large competitors include Lockheed Martin, Traffic Control Devices of Florida and MasTec, Inc. The Transportation Construction division's smaller competitors are High Power of Florida, MICA Corporation of Texas and Fishback & Moore.


     COMMUNICATIONS DEVELOPMENT GROUP. The Communications Development Group competes for business in the international market, primarily in Latin America. Presently, the operations of the Communications Development Group are in Venezuela and Brazil. In Venezuela, the market is characterized by a single customer, CANTV, the telephone company of Venezuela, and a large number of smaller sized private companies that compete for business generally in a limited geographic area. In Brazil, the market consists of four regional telephone companies, which have been recently privatized. Competition consists of a myriad of smaller companies competing for a growing but limited market, which decreases margins. There are also several products similar to the NeuroLAMA call data collection system for billing purposes, which compete for the very large analog market, although we are not aware of any that can produce the same results.


EMPLOYEES


     As of January 31, 1999, we had approximately 2,200 employees. The number of employees considered as laborers can vary significantly according to contracts in progress. Such employees are generally available to us through an extensive network of contacts within the communications industry. None of our employees is represented by a labor union and we consider relations with key and other employees to be good.


PROPERTIES


     Our corporate offices are in West Palm Beach, Florida, where we occupy 5,110 square feet under a lease that expires January 31, 2004. We lease 33,571 square feet of office space in Omaha, Nebraska under a lease that expires September 30, 1999, and which houses MFSNT's network operations, and 40,111 square feet in Mt. Laurel, New Jersey under a lease that expires February 28, 2003 and which houses MFSNT's transportation operations. We lease 6,400 square feet of space in Fairbanks, Alaska for a network operations center. We lease 6,800 square feet of office space in Fort Lauderdale, Florida under a lease which expires September 30, 2003, which facility houses the Company's corporate accounting offices and the general and administrative offices for Patton. We lease several field offices and numerous smaller offices. We also lease on a short-term or cancelable basis temporary equipment yards or storage locations in various areas as necessary to enable us to efficiently perform our service contracts.

     We own (subject to a mortgage) and operate a 10,000 square foot facility for operations based in Chesapeake, Virginia. Our Venezuelan subsidiaries own and operate from a 33,000 square foot floor of an office building located in Caracas, Venezuela, and lease an additional 50,000 square feet of covered parking and shop facilities. We also own a 15,000 square foot facility located on approximately three acres of land for operations in Tampa, Florida.

SEASONALITY

     Our operations are seasonal, resulting in reduced revenues and profits during the first quarter (November, December and January) relative to other quarters. Factors affecting the seasonality of our business are holiday season shut-downs, winter weather and capital expenditure patterns by telephone companies that can impede outside plant construction activities. The impact of seasonality is mitigated somewhat by the presence of part of our operations in the southern United States.

LEGAL PROCEEDINGS


     On May 21, 1998, SIRIT Technologies, Inc. ("SIRIT") filed a lawsuit in the United States District Court for the Southern District of Florida against us and Thomas M. Davidson, who has since become a member of our Board of Directors. SIRIT asserts claims against us for tortious interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with our agreement to purchase the shares of MFSNT and seeks injunctive relief and compensatory damages in excess of $100.0 million. At present, the parties are conducting discovery in this case.

     On or about September 10, 1998, Shipping Financial Services Corp. ("SFSC") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company, then Chairman of the Board Gideon Taylor, then Chief Executive Officer Frazier L. Gaines, Chief Accounting Officer Jesus Dominguez, and then Chief Financial Officer Mark A. Shain. At or near that time, five additional plaintiffs filed substantially similar lawsuits. By order dated December 30, 1998, all of these cases have been consolidated with the SFCS case. The plaintiffs have not yet filed their consolidated amended complaint. We expect the consolidated amended complaint will be substantially similar to that filed by SFSC, and will assert claims under the federal securities laws against us and four of our officers that the defendants allegedly caused us to falsely represent and mislead the public with respect to two acquisitions, MFSNT and the acquisition of the COMSAT Contracts, and our ongoing financial condition as a result of the acquisitions and the related financing of those acquisitions. Additionally plaintiffs are expected to seek certification as a class action on behalf of themselves and all others similarly situated persons and seek unspecified damages and attorneys' fees. We are currently assessing the allegations set forth in the lawsuits and we intend to vigorously defend this matter. An adverse outcome in this lawsuit would likely have a material adverse effect upon our consolidated financial position, results of operations and cash flow.

     The Company is aware that an additional shareholder lawsuit has been filed. To date, this lawsuit has not been served on the defendants. The allegations in this lawsuit appear to be based on the same facts and circumstances as those set forth in the SFSC lawsuit. The Company is currently assessing the allegations in this lawsuit and intends to defend this matter vigorously when and if the defendants are served.

     The Company is subject to a number of shareholder and other lawsuits and claims for various amounts which arise out of the normal course of its business. The Company intends to vigorously defend itself in these matters. The disposition of all pending lawsuits and claims is not determinable and may have a material adverse effect on the Company's financial position.


RESEARCH AND DEVELOPMENT; PROPRIETARY TECHNOLOGY AND RIGHTS


     We acquired proprietary software from MFSNT in the MFSNT Acquisition including applications at the lane, plaza, host, and customer service center levels within a sophisticated electronic toll collection system architecture. Prior to the MFSNT Acquisition, MFSNT had also developed a proprietary video and data multiplexing system used for surveillance, monitoring, and system audit purposes. The benefits of this proprietary software include reduced operating costs, non-stop tolling, reduced traffic congestion, efficient traffic management, and increased revenue accountability.


     LANE SYSTEM APPLICATIONS. The lane system application is designed to be modular in nature to allow and accommodate tolling operations in various configurations in accordance with a customer's specific needs and operational requirements. The lane controller application is the heart of the lane system. It runs on a standard PC and under a real-time operating environment. The lane controller controls the various in-lane equipment items and gathers data from the in-lane sensors to provide transaction records for each vehicle that travels through a toll lane. The lane controller coordinates and controls revenue collection events and transactions. The lane controller also interacts with and can recognize individual vehicles as well as cars that evade toll collection. The transaction data created at the lane level is sent to the plaza computer system for further processing. The lane controller also has the unique capability of operating in a completely autonomous mode if communications to the plaza system are disrupted.


     PLAZA SYSTEM APPLICATIONS. The plaza system is the central repository of the transaction data received from each toll lane. The data is stored in a relational database and is then used for reporting and tracking purposes. Traffic reports, revenue reports, and collector performance reports are among several reports that can be generated from the plaza system. A real-time plaza supervisor system allows client personnel to monitor traffic and collection events (as well as equipment and security status) as each event actually occurs. The data received at the lane plaza system level is forwarded to the host system for further processing and review.



     HOST SYSTEM APPLICATIONS. The primary role of the host application is to provide the client with the capability to generate system-wide reports for traffic and revenue, as well as provide audit and reconciliation capabilities. The host system also acts as the primary interface to the customer service center ("CSC") system and is the "conduit" for electronic toll transactions and patron account information. The host application also controls the download of information to the plaza and lane systems, such as toll schedules, employee identification information, patron account status, time synchronization, and other information required for daily operation of the system.



     CSC SYSTEM APPLICATIONS AND SERVICES. The Company provides numerous CSC systems and services, including hardware and software system applications and CSC staffing, operations and management. The CSC application is a highly reliable and robust, user friendly, efficient, and fully auditable software application. Our system incorporates automated internal controls for audit and reconciliation purposes and also employs a flexible design to accommodate potential changes to customer policies, procedures, and/or operations.



     VIDEO TRANSACTION DATA MULTIPLEXER ("VTDM") PRODUCT. The VTDM system is a patented product that compiles video and data based records for every vehicle that travels through a monitored lane. The VTDM provides auditors, toll supervisors and other customer service personnel with the unique capability to record, review, and analyze lane event data in an efficient and cost-effective manner. This system can also be used for problem resolution relating to system and/or toll collector performance. The VTDM system provides information (lane event data) in the form of video and transaction event text (text-over-video display). Cameras and video cassette recorders are used to visually record lane activity on a 24-hour basis.



     The Company has spent an aggregate of approximately $1.0 million on research and development activities during the prior three fiscal years, primarily in connection with its development of NeuroLAMA. Management believes that the acquisition of MFSNT will increase the Company's future research and development expenditures.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information, as of March 26, 1999, about each person who is currently a director or executive officer of the Company.

         NAME                       AGE                                POSITION
         ----                       ---                                --------
C. Frank Swartz (1)(2)(3)           60               Chairman of the Board of Directors
Jonathan A. Bratt                   46               Director
Thomas M. Davidson (1)(2)           62               Director
Robert H. Young                     72               Director
Alec McLarty                        48               Director
Gerald Pye                          54               Director
Billy V. Ray, Jr.                   40               President, Chief Executive Officer and Acting Chief
                                                     Financial Officer and a Director
Jesus G. "Jay" Dominguez            54               Chief Accounting Officer
Michael Arp                         52               Financial Vice President
Curtis A. "Butch" Dale              51               Chief Operating Officer
Edward Z. Pollock                   60               In-House Counsel
Frazier L. Gaines                   59               President - Able Telcom International
Stacy Jenkins                       42               President - MFS Network Technologies
G. Vance Cartee                     56               President - MFS Transportation Systems
J. Barry Hall                       50               President - Traffic Management Group
Richard A. Boyle                    44               President - Patton Management Group
Gideon D. Taylor                    56               Vice President of Special Projects

------------
(1) Member of the Audit Committee. Mr. C. Frank Swartz is the Chairman of the Audit Committee.
(2) Member of the Compensation Committee. Mr. Davidson is the Chairman of the Compensation Committee.
(3) Member of the Nominating Committee.

     All directors are elected annually at the Annual Meeting of Shareholders of Able Telcom Holding Corp. and hold office following election or until their successors are elected and qualified. Once elected, the newly elected Directors will determine who will serve as members of the Company's Audit Committee, Compensation Committee and Nominating Committee. The chief executive officer is elected by and serves at the discretion of the Company's Board of Directors. All other executive officers are appointed by the Chief Executive Officer.

     C. FRANK SWARTZ has served as a Director of the Company since August 1998 and as Chairman of the Board since November 30, 1998. Mr. Swartz has been retired since November 1994. For the five (5) years prior to November 1994, Mr. Swartz was employed by GTE as the Director of Internal Support, based in Caracas, Venezuela.

     JONATHAN A. BRATT has served as a Director of the Company since June 1997. Mr. Bratt, a Venezuelan businessman, is on the boards of several Venezuelan companies in the oil and gas and telecommunications industries. Mr. Bratt is a Director of BFGP Ingenieros, C.A., a software engineering firm ("BGFP") (from January 1980 until the present); Infotrol, C.A., an engineering integration firm (from January 1987 until the present); Cybertrol, C.A., a petroleum engineering firm; Inversiones Tocolicao, D.A., a construction firm (from January 1986 until the present); I.T.S., an engineering consulting joint venture; and Inacom, an IBM wholesale dealer. He is also Managing Director of Able Telcom, C.A., a joint venture of BFGP and the Company.

THOMAS M. DAVIDSON has served as a Director of the Company since August
1998. Mr. Davidson was an investment banker with Washington Equity Partners from July 1997 to April 1998. From February 1997 to July 1997, Mr. Davidson practiced law at Reed, Smith, Shaw and McClay, located in Washington, D.C. Prior to that, Mr. Davidson practiced law at Coffield, Ungaretti and Harris, in Washington, D.C. from April 1995 to January 1997 and at Verner, Liipfert, Bernhard, McPherson and Hand, in Washington, D.C. from April 1993 to April 1995.

     ROBERT H. YOUNG has served as a Director of the Company since January 1999. Mr. Young is a principal in the firm of Neos Communications, Inc. in Dallas, Texas. Mr. Young is also a principal of Interfiducia Partners, LLC in Dallas, Texas.

     ALEC MCLARTY is the Chairman and Chief Executive Officer of Clarion Resources Communications Corporation. Since 1971, Mr. McLarty has developed six companies, three of which are telecommunication companies. In 1987, Mr. McLarty founded Resurgens West and in 1996, founded Clarion Resources Communications Corporation, a multifaceted company in the domestic and international telecommunications industry providing services ranging from research and development to international long distance services.

     Gerald Pye has served as a Director of the Company since January 1999. Mr. Pye is a partner with Interfiducia, AG, a European investment firm.

     BILLY V. RAY, JR. has been the Company's President, Chief Executive Officer and acting Chief Financial Officer since November 30, 1998. From October 1, 1998 to November 30, 1998, Mr. Ray was the Company's Executive Vice President of Mergers and Acquisitions and Treasurer. From May 1998 to October 1998 and from January 1997 to June 1997, Mr. Ray served as a consultant to the Company. Mr. Ray served as the Chief Financial Officer of the Company from June 1997 to April 1998. From December 1995 to January 1997 and from April 1997 to July 1997, Mr. Ray was the President of Ten-Ray Utility Construction, Inc., a utility construction company. During a part of that period, he also served as a consultant to Alcatel, a maker of intelligent highway systems. From September 1994 to November 1995, Mr. Ray was the Controller of Tri-Duct, a utility construction company, and served as a consultant to such company from November 1995 to March 1996. From March 1994 to September 1994, Mr. Ray was the staff manager at Mastec, Inc. a utility construction company and he was assistant to the president at Burnup & Sims, a utility construction company, from January 1993 to March 1994.

     JESUS G. "JAY" DOMINGUEZ has been the Chief Accounting Officer since April 1998. Mr. Dominguez has served as Vice President - Finance of Able Telcom International since May 1995 and controller of the Able Telcom International from October 1993 to May 1995. From April 1993 to October 1993, Mr. Dominguez served as Vice President - Finance of Novatek International Inc., a construction company. Mr. Dominguez is a licensed certified public accountant.

     MICHAEL ARP became the Company's Financial Vice President and principal accounting officer in January 1999. From February 1997 through December 1998, Mr. Arp was the group controller of the Company's Traffic Management Group. From January 1994 to February 1997, Mr. Arp was President of American Turf Manufacturing.

     CURTIS A. "BUTCH" DALE has served as Chief Operating Officer of the Company since August 1998. Prior to that time, from March 1998 until his appointment as Chief Operating Officer, Mr. Dale was Vice President of Operations for the Company. From March 1970 to October 1997, Mr. Dale was a Project/Staff Manager - Support for Network Operations for GTE, a telecommunications company.

     EDWARD Z. POLLOCK has been the Company's In-House Counsel since November 1998. From 1963 to 1998, Mr. Pollock was a sole practitioner at the law firm of Edward Z. Pollock.

    FRAZIER L. GAINES served as a Director of the Company from August 1992 until March 19, 1999 and served as Interim President and Chief Executive Officer of the Company from March 6, 1998 to November 30, 1998. Mr. Gaines has also served as the President of the Company's subsidiary, Able Telcom International, Inc. ("ATI") since June 1994. From 1992-1994, Mr. Gaines was Chief Operating Officer of the Company. From 1987 to 1992, Mr. Gaines was Vice President of Judycom, Inc. and Judycom Construction Corporation, both of which were located in Lexington, Kentucky and engaged in fiber optic installation.

     STACY JENKINS was named President of MFS Network Technologies, Inc. ("MFSNT") in July 1998. From 1990 to July 1996, Mr. Jenkins served as the Senior Vice President, Operations Vice President, Engineering and Estimating; and as Project Manager for the nationally recognized Iowa Communications Network. During this time, he directed operations for more than 40 projects, with a combined value in excess of $300 million, in the United States and abroad.

     G. VANCE CARTEE has been the President of MFS Transportation Systems since January 1999. From June 1998 to December 1998, Mr. Cartee served as a telecommunications consultant, including performing consulting services for the Company. From January 1996 to June 1998, Mr. Cartee was a business unit director for Loral/Lockheed Martin Corp. From March 1993 to January 1996, Mr. Cartee was Vice President and General Manager of Alcatel Contracting, N.A.

     J. BARRY HALL has been the President of Georgia Electric Company, a subsidiary of the Company, since October 1996. From 1990 to October 1996, Mr. Hall was Vice President of Georgia Electric Company.

     RICHARD A. BOYLE has been the President of Patton Management Corp. and subsidiaries, a subsidiary of the Company since April 1998, since March 1996. From May 1991 to March 1996, Mr. Boyle was Vice President and General Manager of Wright & Lopez, Inc. and Pressure Concrete Construction Co. From January 1990 to May 1991, Mr. Boyle was Vice President and General Manager of Pressure Concrete Construction Company, a division of South Eastern Public Services Co.

     GIDEON D. TAYLOR served as a Director of the Company from its inception until March 9, 1999 and served as Chairman of the Board of the Company from March 25, 1997 through November 30, 1998. In addition, Mr. Taylor served as the Company's Chief Administrative Officer from March 25, 1997 through
November 30, 1998 and the Company's Vice President of Special Projects since December 1998. From October 1988 to August 1992, Mr. Taylor was also President and Chief Executive Officer of the Company. Mr. Taylor has also served in various executive capacities with the Company for the past ten years.

EXECUTIVE COMPENSATION


     The following table sets forth certain summary information for the years indicated concerning the compensation awarded to, earned by, or paid to (i) those persons serving as the Chief Executive Officer during the 1998 fiscal year, (ii) the other four most highly compensated executive officers of the Company who were serving as such at October 31, 1998, and (iii) up to two additional individuals who had served as an executive officer of the Company during the 1998 fiscal year but who were not executive officers at October 31, 1998, except that persons referred to in clauses (ii) and (iii) above are not generally included in the table if they received total annual salary and bonus of $100,000 or less for the 1998 fiscal year. The persons named in this table shall collectively be referred to as the "Named Executive Officers."


                                            SUMMARY COMPENSATION TABLE
                            FOR THE FISCAL YEARS ENDED OCTOBER 31, 1998, 1997 AND 1996

                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                           ANNUAL COMPENSATION                 AWARDS
                                                 ----------------------------------------  -------------
                                                                                OTHER         SECURITIES
                                                                                ANNUAL        UNDERLYING       ALL OTHER
      NAME AND                                                                  COMPEN-        OPTIONS/         COMPEN-
PRINCIPAL POSITION               YEAR            SALARY($)      BONUS($)       SATION ($)      SARS (#)        SATION ($)
------------------               ----            ---------      --------       ----------     ----------       ----------
Frazier L. Gaines (1)            1998             153,986                                      210,000             4,609
Chief Executive Officer;         1997             110,000                                        5,000         1,024,375
President - Able                 1996             110,000                                                         36,000
Telcom International

Robert DuPuis (2)                1998               6,058
Former Chief Executive
Officer

Gerry W. Hall (3)                1998             103,846                                                          4,787
Former Chief Executive           1997             180,769        75,000                         27,500             3,200
Officer

Billy V. Ray, Jr. (4)            1998              48,462                                       35,000           110,818
Executive Vice President of      1997              34,615        40,000                                           56,961
Mergers and Acquisitions
and Treasurer; acting Chief
Financial Officer; promoted to
Chief Executive Officer on
December 1, 1998

J. Barry Hall (5)                1998             209,173        75,000                                           33,906
President - Traffic              1997             161,538                                       27,500
Management Group

Gideon D. Taylor (6)             1998             133,846                          750         220,000            10,198
Chairman of the Board and        1997              45,308
Chief Administrative
Officer


                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                     ANNUAL COMPENSATION               AWARDS
                                                 -----------------------       -------------------------
                                                                                OTHER         SECURITIES
                                                                                ANNUAL        UNDERLYING       ALL OTHER
      NAME AND                                                                  COMPEN-        OPTIONS/         COMPEN-
PRINCIPAL POSITION               YEAR            SALARY($)      BONUS($)       SATION ($)      SARS (#)        SATION ($)
------------------               ----            ---------      --------       ----------     ----------       ----------
Ralph Ouimette (7)               1998              93,267        48,000                                            6,500
President - Able                 1997              59,452        40,000
Telecommunications and
Power Group

Richard J. Sandulli (8)          1998             134,615                                       30,000            12,078
Former Vice President -          1997              71,000                                                          3,750
Finance

------------
(1) Mr. Gaines served as the President and Chief Executive Officer of the Company from March 1998 through November 30, 1998. Prior thereto, Mr. Gaines was President of Able Telcom International, Inc. (a position which he continues to hold). For 1998, other compensation includes an automobile allowance of $4,500 and health insurance premiums paid by the Company on Mr. Gaines behalf in the amount of $109. For 1997, other compensation consists of an automobile allowance, a housing allowance and an amount of $991,375, which represents the difference between the price paid by Mr. Gaines upon the exercise of certain stock options and the fair market value of the underlying Common Stock on the date of exercise. For 1996, other compensation includes an automobile allowance and a housing allowance.
(2) Mr. DuPuis was appointed President and Chief Executive Officer of the Company on August 19, 1998 and resigned on August 31, 1998.
(3) Mr. Hall was President and Chief Executive Officer of the Company from June 1997 to March 1998 at an annual salary of $200,000. Mr. Hall also served as President of Georgia Electric Company during the fiscal year ended October 31, 1997. In 1998, other compensation consists of a living allowance of $3,000, a car allowance of $1,000, health insurance premiums paid on Mr. Hall's behalf of $227 and contributions of $560 to the Company's 401(k) plan. In 1997, other compensation consists of an automobile allowance.
(4) In 1998, other compensation includes consulting fees in the amount of $92,099, an automobile allowance of $5,400, a housing allowance of $12,600 and health insurance premiums paid on Mr. Ray's behalf of $719. In 1997, other annual compensation includes compensation for consulting services rendered prior to Mr. Ray's appointment in June 1997 as the Company's Chief Financial Officer, and a travel and housing allowance.
(5) In 1998, other compensation includes a housing allowance of $24,000, an automobile allowance of $7,800 and contributions of $2,106 to the Company's 401(k) plan.
(6) In 1998, other compensation includes a housing allowance of $6,000, use of a company vehicle estimated at $3,633 and health insurance premiums paid on Mr. Taylor's behalf of $565.
(7) In 1998, other compensation includes an automobile allowance.
(8) In 1998, other compensation includes a moving allowance of $10,000, health insurance premiums paid on Mr. Sandulli's behalf of $454, and $1,624 in country club dues. In 1997, other compensation consists of an automobile allowance.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company are paid $12,000 annually plus $750 for each committee meeting attended and are reimbursed for expenses associated with Board responsibilities. In addition, pursuant to the Company's 1995 Stock Option Plan, as amended, non-employee Directors receive one-time automatic grants of options to purchase 5,000 shares of Common Stock having an exercise price equal to the fair market value at the date of grant. To date, the Company has not made any of these grants. However, in April 1998, the Company granted an option to purchase 10,000 shares of the Company's common stock to all Directors. Directors who are also employed by the Company receive no additional fees or remuneration for acting in their capacity as a Director of the Company.

THE ABLE TELCOM HOLDING CORP. 1995 STOCK OPTION PLAN, AS AMENDED

     The Company has adopted the 1995 Stock Option Plan (the "Plan") pursuant to which 550,000 shares of Common Stock were originally authorized for issuance. In April 1998, the shareholders of the Company approved the amendment of the Plan to increase the number of shares available for issuance under the Plan to 1,300,000. The Company intends to amend its registration statement on Form S-8 to register the additional 750,000 shares of Common Stock reserved for issuance under the Plan.

     The Company may grant stock options (both Nonqualified Stock Options and Incentive Stock Options, as defined in the Plan) and restricted stock under the Plan to Non-Affiliate Directors (as defined in the Plan), key employees, advisors and consultants (the "Participants"). The Plan also provides for the automatic grant to Non-Affiliate Directors, at such time as an individual becomes a Non-Affiliate Director of the Company, of Nonqualified Stock Options to purchase 5,000 shares of Common Stock at an exercise price per share equal to 100 percent of the fair market value of the shares on the date of grant.

         With respect to the grant of awards under the Plan to persons other than Non-Affiliate Directors, the Board of Directors, or a committee appointed by the Board of Directors (in either case, the "Plan Administrators"), will determine persons to be granted stock options and restricted stock, the amount of stock to be optioned or granted to each such person, and the terms and conditions of any stock options and restricted stock. Both Incentive Stock Options and Nonqualified Stock Options may be granted under the Plan. An Incentive Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Any Incentive Stock Option granted under the Plan will have an exercise price of not less than 100 percent of the fair market value of the shares on the date on which such option is granted. With respect to an Incentive Stock Option granted to a Participant who owns more than 10 percent of the total combined voting stock of the Company or any parent or subsidiary of the Company, the exercise price for such option must be at least 110 percent of the fair market value of the shares subject to the option on the date the option is granted. A Nonqualified Stock Option granted under the Plan (i.e., an option to purchase the Common Stock that does not meet the Code's requirements for Incentive Stock Options) shall be as determined by the Plan Administrators.

     Subject to the terms of the Plan, the Plan Administrators may award shares of restricted stock to the Participants. Generally, a restricted stock award will not require the payment of any option price by the Participant but will call for the transfer of shares to the Participant subject to forfeiture, without payment of any consideration by the Company, if the Participant's employment terminates during a "restricted" period (which must be at least six months) specified in the award of the restricted stock.

STOCK OPTIONS ISSUED DURING FISCAL YEAR 1998

     During the fiscal year ended 1998, the Company issued options to purchase an aggregate of 902,000 shares of Common Stock to employees, Officers and Directors of the Company and its subsidiaries at exercise prices ranging from $5.34 to $14.00 per share. On December 31, 1998, in an effort to clear up a large number of ambiguities in the minutes of Board of Directors meetings and in order to maintain compliance with various debtor documents as well as to keep the Company in substantial compliance with certain rules of the Securities and Exchange Commission and The Nasdaq Stock Market, Inc. ("Nasdaq"), we rescinded 840,000 of these options. Immediately thereafter, the same number of options were issued on December 31, 1998 at an exercise price of $5.75, which was the average of the ten-day closing market price for the Company's Common Stock for the period from December 16-December 30, 1998. The expiration for the exercise period for these options range from December 31, 2000 to April 24, 2005. Of the 902,000 options granted in the fiscal year ended October 31, 1998, all were immediately vested as of December 31, 1998.

OPTION GRANTS DURING THE FISCAL YEAR ENDED OCTOBER 31, 1998

     During the fiscal year ended October 31, 1998, the following options were granted to the following Named Executive Officers:

                                                 INDIVIDUAL GRANTS

                                      % OF
                                      TOTAL                                                      POTENTIAL REALIZABLE
                                      OPTIONS                                                          VALUE AT
                                      GRANTED                       MARKET                       ASSUMED ANNUAL RATES
                        NUMBER OF     TO             EXERCISE       PRICE                           OF STOCK PRICE
                        SHARES        EMPLOYEES      OR BASE        ON                               APPRECIATION
                        UNDERLYING    IN FISCAL      PRICE          DATE OF         EXPIRATION       FOR OPTION TERM (2)
         NAME           OPTIONS(# )   YEAR(4)        ($/SH) (1)     GRANT              DATE         5% ($)        10% ($)
         ----           -----------   ---------      ----------     -------         ----------   ------------------------
Frazier L. Gaines         10,000      29%             6.20           7.75           4/24/05       $ 47,100     $ 89,000
                          20,000                      11.9375        7.9375          7/3/04              -       47,600
                          80,000                      14.00          14.00           7/8/00        114,400      235,200
                         100,000                      6.00           11.1875       12/31/00        661,000      813,000
Gideon D. Taylor          10,000      30%             6.20           7.75           4/24/05         47,100       89,000
                          20,000                      11.9375        7.9375          7/3/04              -       47,600
                         120,000                      14.00          14.00           7/8/00        171,600      352,800
                          70,000                      6.00           11.1875       12/31/00        462,700      569,100
Billy V. Ray, Jr. (3)     10,000       5%             14.00          14.00           7/8/00         14,300       29,400
                          25,000                      7.75           7.75           9/19/05         90,250      215,000
Richard J. Sandulli       10,000       4%             6.20           7.75           4/24/05         47,100       89,000
                          20,000                      11.9375        7.9375          7/3/04              -       47,600

------------
Note: Mr. Robert DuPuis was also granted an option to purchase 125,000 shares of the Company's common stock on August 19, 1998. Due to the fact that Mr. DuPuis' employment with the Company was less than two weeks, the Company has not included a valuation of those options in the above table. At the time of Mr. DuPuis' separation from the Company, this option had not vested and the option was forfeited.

(1) On December 31, 1998, in an effort to clear up a large number of ambiguities in the minutes of Board of Director meetings and in order to maintain compliance with various debtor documents as well as to keep the Company in substantial compliance with certain rules of the Securities and Exchange Commission and Nasdaq the Board of Directors rescinded all of the above options grants and reissued new options in the amounts set forth above at the then fair market value, as defined in the Plan, per share on December 31, 1998, which was $5.75.

(2) The potential realizable values are based upon assumed 5 percent and 10 percent annualized stock price growth rates and are not intended to forecast future price appreciation of the Company's Common Stock. Actual gains, if any, on stock option exercises will depend on the amount, if any, by which the fair market value exceeds the option exercise price on the date the option is exercised. There is no assurance that the amounts reflected in this table will be achieved.

(3) The option to purchase 25,000 shares of the Company's common stock were cancelled in August 1998 pursuant to the 1995 Stock Option Plan, as amended.

(4) The percentage of total options granted to employees is based upon grants of options to purchase 735,000 shares granted to employees during the fiscal year ended October 31, 1998.

OPTION EXERCISES AND PERIOD-END VALUES

     The following table provides information on options exercised in the fiscal year ended October 31, 1998 by the persons named in the "Summary Compensation Table" above, the number of unexercised options each of them held at October 31, 1998 and the value of the unexercised "in-the-money" options each of them held as of that date.

                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                    UNDERLYING                 IN-THE-MONEY OPTIONS
                               SHARES            VALUE          OPTIONS/AT FYE (#)                  AT FYE ($)
                             ACQUIRED ON     REALIZED              EXERCISABLE/                    EXERCISABLE/
          NAME              EXERCISE (#)           ($)             UNEXERCISABLE (1)            UNEXERCISABLE(1) (2)
          ----              -------------    ---------         ---------------------           --------------------
Frazier L. Gaines                ---               ---              210,000/---                    $804,375/---
Gideon D. Taylor                 ---               ---              220,000/---                    $585,000/---
Billy V. Ray, Jr.                ---               ---               ---/10,000                         ---/---
Richard J. Sandulli              ---               ---              30,000/---                      $73,125/---

------------
(1) On December 31, 1998, in an effort to clear up a large number of ambiguities in the minutes of Board of Director meetings and in order to maintain compliance with various debtor documents as well as to keep the Company in substantial compliance with certain rules of the Securities and Exchange Commission and Nasdaq, the Board of Directors rescinded all of the above options grants and reissued new options in the amounts set forth above at the then fair market value, as defined in the Plan, per share on December 31, 1998, which was $5.75.

(2) For those options which were "In-the-Money" at October 31, 1998, the valuation is based on the closing price of the common stock of Able Telcom Holding Corp. of $ 7 5/16.

EMPLOYMENT AGREEMENTS OF NAMED EXECUTIVE OFFICERS


     BILLY V. RAY, JR., President and Chief Executive Officer and acting Chief Financial Officer, is party to an employment agreement, dated December 1, 1998 with the Company (the "Ray Employment Agreement"). The Ray Employment Agreement terminates on November 30, 2000, and provides that Mr. Ray is to be paid a salary of $180,000 per year, plus a monthly housing allowance of $1,500 per month and an automobile allowance of $500 per month, plus health insurance and other benefits. The Ray Employment Agreement may be extended for an additional two year period. The Ray Employment Agreement also contains a covenant by Mr. Ray not to compete with the Company for a period of three years following his employment. The Ray Employment Agreement also provides that if Mr. Ray's employment is terminated with cause, Mr. Ray would be entitled to 90 days prior notice. However, should Mr. Ray be terminated without cause, Mr. Ray would be paid out the remainder of his contract, or for 90 days, whichever is greater.
In addition, the Ray Employment Agreement provides for the grant of 100,000 options to purchase 100,000 shares of the Company's common stock, as approved by the Company's Board of Directors, which vest immediately. On December 31, 1998, the Company's Board of Directors rescinded the above grant of options and issued new options to purchase 100,000 shares through December 31, 2001 at an exercise price of $5.75 per share.

     FRAZIER L. GAINES, President of Able Telcom International, is party to an employment agreement, dated November 12, 1998 with the Company (the "Gaines Employment Agreement"). The Gaines Employment Agreement terminates on November 11, 2001, may be extended for one additional year, allows for a consulting agreement to be signed at the end of the initial three year term, and provides that Mr. Gaines is to be paid a salary of $200,000 per year, health and life insurance, other fringe benefits, and a monthly automobile allowance of $500. The Gaines Employment Agreement also provides that the Company will pay all fringe benefits plus $60,000 per year for the number of years equal to Mr. Gaines years of service payable beginning upon the expiration of the Gaines Employment Agreement. The Gaines Employment Agreement also contains a covenant by Mr. Gaines not to compete with the Company for a period of three years following his employment. The Gaines Employment Agreement also provides that if Mr. Gaines is terminated with cause that Mr. Gaines would be entitled to 30 days prior notice. However, should Mr. Gaines be terminated without cause, Mr. Gaines would be paid one-year's salary as severance plus regular Company fringe benefits. $100,000 of this amount would be payable immediately upon termination with the remainder of the $100,000 payable within 45 days from termination. In addition, the Gaines Employment Agreement provides for the grant of options to purchase 100,000 shares of the Company's common stock, subject to approval by the Company's Board of Directors, which vest over a three year period, or immediately upon either a change in control/ownership of the Company. To date, these options have not been approved by the Company's Board of Directors but are expected to be approved in the future.

     J. BARRY HALL, President of the Transportation Services Group, which includes both Transportation Safety Contractors, Inc. ("TSCI") and Georgia Electric Company, is party to an employment agreement dated October 12, 1996 with TSCI (the "Hall Employment Agreement"). The Hall Employment Agreement terminates on October 11, 2001, and provides that Mr. Hall is to be paid a salary of $150,000 per year, plus insurance and other benefits. The Hall Employment Agreement also contains a covenant by Mr. Hall not to compete with the Company for a period of two years following his employment, unless the Company terminates the Hall Employment Agreement for cause or if Mr. Hall terminates the agreement with good reason, in which case the non-competition period will terminate after six (6) months (which period may be extended by the Company up to one year in exchange for additional compensation). In addition, an additional $100,000 in annual salary has been assigned to J. Barry Hall from Gerry Hall, a former Chief Executive Officer of the Company currently under contract and Mr. Hall's brother.

     GIDEON D. TAYLOR, Vice President of Special Projects, is party to an employment agreement, dated December 7, 1998 with the Company (the "Taylor Employment Agreement"). The Taylor Employment Agreeement terminates on June 6, 1999 and may be extended for a one year term at the option of the Company, and provides that Mr. Taylor is to be paid at a rate of $15,000 per month, plus an automobile allowance of $500 per month, health and life insurance and other benefits. The Taylor Employment Agreement also provides that the Company will also pay all fringe benefits plus $75,000 per year for the number of years equal to Mr. Taylor years of service, subject to a minimum of ten (10) years, payable beginning upon the expiration of the Taylor Employment Agreement. The Taylor Employment Agreement also contains a covenant by Mr. Taylor not to compete with the Company for a period of three years following his employment. The Taylor Employment Agreement also provides that if Mr. Taylor is terminated with cause that Mr. Taylor would be entitled to 30 days prior notice. However, should Mr. Taylor be terminated without cause, which can only be effected by a majority vote of the Company's Board of Directors, Mr. Taylor would be paid severance of the remaining balance on the employment contract plus regular Company fringe benefits for a period of one year from the date of termination.


     None of the Company's Named Executive Officers are parties to any agreements that are triggered upon a "change of control" of the Company, although the acquisition agreement for the purchase of GEC provides for an acceleration of certain contingent payments of the purchase price of GEC to Gerry W. Hall and J. Barry Hall in the event that Company should sell GEC prior to October 31, 2001, as more fully described in Certain Relationships and Related Transactions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During the fiscal year ended October 31, 1998, compensation for the Company's Officers was determined by the Company's Compensation Committee, consisting of Messrs. C. Frank Swartz, Thomas Davidson and Gideon Taylor, of which Messrs. Swartz and Davidson are non-employee members of the Board of Directors. Mr. Taylor was Chairman of the Compensation Committee from November 1, 1997 through August 18, 1998. On August 18, 1998, Mr. Davidson became the Chairman of the Company's Compensation Committee. During the year, Mr. Taylor was Chairman of the Company's Board of Directors and the Company's Chief Administrative Officer.

         In April 1998, the Company engaged Washington Equity Partners ("WEP") as an advisor in connection with the acquisition of the network construction and transportation systems business of MFS Network Technologies, Inc., a division of WorldCom, Inc. ("MFSNT Acquisition"), including the financing thereof. At the time of the engagement, Mr. Davidson, who subequently became a member of the Company's Board of Directors and a member of the Compensation Committee, was Managing Director of WEP. In connection with the engagement, the Company agreed to pay WEP a fee if the Company consummated the financing of the MFSNT Acquisition through an investor contacted by WEP. Such fee equaled 2 percent of the gross proceeds of any senior indebtedness issued by the Company, 3 percent of the gross proceeds of any subordinated indebtedness issued by the Company, and 4 percent of the gross proceeds of any equity securities issued by the Company. In addition, the Company agreed to pay WEP, upon the consummation of the MFSNT Acquisition, a fee of 2 percent of the aggregate purchase price paid by the Company for this acquisition up to $50.0 million, and 1-1/2 percent of the aggregate purchase price in excess of $50.0 million. The Company also committed to reimburse WEP for its reasonable travel and out-of-pocket expenses (up to a maximum of $20,000 without prior approval) incurred in connection with its engagement. Under the agreement, the Company agreed indemnify WEP and its permitted assigns against all losses and expenses, including reasonable counsel fees and expenses, arising out of the MFSNT Acquisition or the financing, except any losses or expenses found in a final judgment by a court of competent jurisdiction to have resulted from WEP's bad faith, gross negligence or breach of its agreement with the Company. Mr. Davidson subsequently left his position as Managing Director of WEP in April 1998 and WEP assigned its rights in the agreement to Mr. Davidson, who became a Director of the Company in August 1998. On October 21, 1998, Mr. Davidson and the Company executed a letter agreement pursuant to which the Company agreed to pay Mr. Davidson $1.3 million in satisfaction of amounts owing under the agreement with WEP with respect to the MFSNT Acquisition and the related financing.

     On April 24, 1998, to finance part of the non-refundable deposit for the MFSNT Acquisition, Frazier L. Gaines, the Company's then President and Chief Executive Officer, and Gideon D. Taylor, the Company's then Chairman of the Board of Directors, borrowed $5.0 million from a bank which was in turn lent to the Company. This loan was secured by a pledge of the 1,047,000 shares of Common Stock owned by Messrs. Taylor and Gaines. On July 2, 1998, to finance an additional non-refundable deposit on the MFSNT Acquisition purchase price, Messrs. Taylor and Gaines borrowed an additional $4.2 million which was in turn lent to the Company. This loan was also secured by a pledge of 1,047,000 shares of Common Stock owned by Messrs. Taylor and Gaines. Subsequently, the Company repaid both of these loans as well as agreed to pay Messrs. Taylor and Gaines $25,000 each for interest related to the loans. On July 8, 1998, Messrs. Taylor and Gaines were granted two year options to purchase 120,000 and 80,000 shares, respectively, of the Company's Common Stock, at an exercise price of $14.00 per share, as compensation for providing the capital necessary to fund the initial deposits required to consummate the MFSNT Acquisition. On December 31, 1998, these options were rescinded and new options were granted at an exercise price of $5.75 per share, the fair market value at December 31, 1998, as defined in the Plan, as amended. See "-- Stock Options Issued During Fiscal Year 1998."

     On August 11, 1998, Messrs. Taylor and Gaines each loaned the Company $1.0 million on an unsecured basis to cover certain expenses associated with the MFSNT Acquisition. These loans were repaid in full on August 17, 1998 and interest of $2,200 was paid to each Messrs. Taylor and Gaines.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On October 12, 1996, the Company acquired all of the issued and outstanding capital stock of Georgia Electric Company ("GEC"), which prior to the acquisition was owned equally by Gerry W. and J. Barry Hall (collectively, the "Halls"). Following the acquisition, Gerry Hall was elected to the Board of Directors of the Company, and on June 12, 1997, was elected President and Chief Executive Officer of the Company. Gerry Hall resigned as President, Chief Executive Officer and a Director of the Company on March 2, 1998. The purchase price for the GEC acquisition was $3.0 million in cash, plus the issuance at the end of each of the next five fiscal years of a number of shares of Common Stock to be determined pursuant to a formula contained in the acquisition agreement by dividing a dollar figure derived from GEC's actual pre-tax profits and operating margins compared with target profits and margins for each such fiscal year by a discounted per share price. In the event that GEC is sold by the Company prior to the end of fiscal year 2001, the Company is obligated to issue to Gerry Hall and J. Barry Hall a number of shares of Common Stock having a market value (as determined in accordance with the contract) of $1.0 million for each year that earn-out consideration remains payable. The GEC acquisition agreement was amended in February 1998 to increase the percentage discount applicable to the price of the Common Stock for purposes of determining the number of shares to be issued with respect to each fiscal year and to limit the total market value of the shares of Common Stock which could be issued under the agreement.

     In November 1997, a subsidiary of the Company assumed the obligations of Ten-Ray Utility Construction, Inc. ("Ten-Ray"), a North Carolina corporation, as contractor under two network construction contracts, and paid the costs Ten-Ray had accrued under the contracts of approximately $0.1 million. On January 30, 1998, the Company purchased from Ten-Ray certain construction equipment used in connection with the contracts. The purchase price for the equipment was the satisfaction of Ten-Ray's bank loans secured by the equipment in the amount of approximately $0.3 million, including principal and interest, which in the opinion of the executives of the subsidiary was not more than the fair market value of the equipment. Billy V. Ray, Jr., then the Company's Chief Financial Officer and currently, the Company's Chief Executive Officer, President and Acting Chief Financial Officer, beneficially owned approximately
7.7 percent of the voting stock of Ten-Ray and had personally guaranteed the equipment loans to the bank.

     On July 1, 1997, the Company entered into a six month consulting agreement with Nelles & Associates, Inc. ("NAI"), an international telecommunications consulting firm founded by Robert C. Nelles, a former Director of the Company. The consulting agreement provided for NAI to be paid $6,000 per month to provide consulting services in support of the Company's business activities for eight days per month and for Mr. Nelles to be granted options to purchase 15,000 shares of Common Stock. On January 1, 1998, the Company entered into a three month consulting agreement with NAI which provided for NAI to be paid $2,000 per month to provide consulting services in support of the Company's business activities for up to three days per month and an hourly fee for additional services. On March 6, 1998, the Company entered into a four month consulting agreement with NAI, pursuant to which Mr. Nelles served as the interim Chief Operating Officer of the Company for which the Company paid him consulting fees of $12,500 per month, provided Mr. Nelles with the use of a leased automobile and reimbursed NAI for temporary living, travel and related expenses incurred in connection with Mr. Nelles' performance of services as interim Chief Operating Officer.

     See also "Management--Compensation Committee Interlocks and Insider Participation" regarding certain related party transactions with or between the Company, members of the Compensation Committee and Mr. Frazier Gaines, the former President and Chief Executive Officer of the Company and a former Director of the Company.

           PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information known to the Company with respect to the beneficial ownership of the Common Stock as of March 26, 1999, and as adjusted assuming the exercise or conversion in full of the Senior Note Warrants, the Series B Preferred Stock, the Series B Preferred Stock Warrants, and the WorldCom Option, in each case as of such date, by (i) each of the current Directors of the Company, (ii) each Executive Officer, (iii) all Directors and Executive Officers as a group, (iv) each person known by the Company to be the "beneficial owner" of more than five percent (5%) of such Common Stock and (v) each Selling Shareholder. "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. For example, you "beneficially" own Common Stock only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding), have (or share the power to vote the stock, or sell it) the right to acquire it within 60 days. Except as disclosed in the footnotes below, each of the Directors and Executive Officers listed have sole voting and investment power over his or her shares. As of March 26, 1999, there were 11,754,593 shares of Common Stock issued and outstanding and approximately 400 holders of record.

                                           SHARES BENEFICIALLY OWNED                            SHARES BENEFICIALLY OWNED
                                            PRIOR TO OFFERING(2)              NUMBER OF            AFTER OFFERING(3)
                                      ---------------------------------    SHARES OFFERED    ------------------------------
NAME OF BENEFICIAL OWNER(1)                  NUMBER         PERCENTAGE         HEREBY              NUMBER        PERCENTAGE
------------------------------------- -------------------- ------------ -------------------- ------------------ -----------
DIRECTORS AND EXECUTIVE
  OFFICERS:
F. Carl Swartz(2)(7).................          20,000              *             --                 20,000            *
Gideon D. Taylor(7)..................         946,638           7.91%            --                946,638          5.89%
Frazier L. Gaines(5).................         684,430           6.19%            --                684,430          4.26%
Jonathan A. Bratt(4).................          36,500              *             --                 36,500            *
Thomas M. Davidson(6)................          20,000              *             --                 20,000            *
Alex McLarty.........................              --              *             --                   --              --
Gerald Pye...........................              --              *             --                   --              --
Robert Young.........................              --             --             --                   --              --
Billy V. Ray, Jr.(6).................         110,000              *             --                110,000            *
Jesus G. ("Jay") Dominguez(6) .......          97,000              *             --                 97,000            *
Michael Arp..........................          50,000              *             --                 50,000            *
Curtis A. "Butch" Dale ..............         103,300              *             --                103,300            *
Edward Z. Pollock(6).................          15,000              *             --                 15,000            *
Stacy Jenkins(6).....................         100,000              *             --                100,000            *
G. Vance Cartee......................              --             --             --                   --              --
J. Barry Hall........................         356,429           3.03%            --                356,429           2.25%
Richard A. Boyle.....................              --             --             --                   --              --
All Directors and Executive
  Officers as a Group
  (17 Persons) ......................       2,519,297          20.00%            --              2,519,297          15.12%
SELLING SHAREHOLDERS:
John Hancock Mutual Life
  Insurance Company .................         266,178           2.21%           266,178                 --           --
John Hancock Variable Life
  Insurance Company ... .............          20,475              *             20,475                  --           --
Barnett & Co.(9).....................         122,852           1.03%           122,852                  --           --
Colonial Penn Life
  Insurance Company .................         129,056(10)       1.09%           129,056(10)              --           --
Halifax Fund, L.P. ..................         650,614(10)       5.37%           650,614(10)              --           --
Palladin Partners I, L.P. ...........         129,056(10)       1.09%           129,056(10)              --           --
Palladin Securities, L.L.C. .........         242,806(10)       2.03%           242,806(10)              --           --
Palladin Overseas Fund
  Limited ...........................         242,806(10)       2.03%           242,806(10)              --           --
The Gleneagles Fund
  Company ...........................         356,556(10)       2.96%           356,556(10)              --           --
RGC International
  Investors, LDC.....................       1,125,527(10)       9.06%         1,125,527(10)              --           --
MFS Communications
  Company, Inc.
  11808 Miracle Hills Drive
  Omaha, Nebraska 68154 .............       1,817,941(11)      13.39%         1,817,941(11)              --           --

----------------
 *   Less than 1%.
(1) Unless otherwise indicated, the address of each beneficial owner of more than 5% of the Company's voting securities is 1601 Forum Place, Suite 1110, West Palm Beach, Florida 33401.
(2) Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of March 26, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)  Assumes the sale of all of the shares offered by each Selling Shareholder.
(4) Including 30,000 shares underlying options which are immediately exercisable and 6,500 shares owned by Mr. Bratt.
(5) Includes 210,000 shares underlying options which are immediately exercisable and 474,430 shares held in a trust controlled by Mr. Gaines.
(6) All of these shares are subject to options which are immediately exercisable.
(7) Includes (i) 21,619 shares owned by Mr. Taylor's wife, and (ii) 220,000 shares underlying options which are immediately exercisable.
(8) Includes 100,000 shares underlying options which are immediately exercisable.
(9)  Barnett & Co. is the nominee for Signature 1A (Cayman), Ltd.
(10) In addition to shares currently owned by each Selling Shareholder, the number of shares set forth in the table represents an estimate of the number of shares of Common Stock that will be offered by each Selling Shareholder. The actual number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and exercise of the Series B Preferred Stock Warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number, depending upon factors which cannot be predicted by the Company at this time, including without limitation the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby and included in the Registration Statement of which this Prospectus forms a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series B Preferred Stock and exercise of the Series B Preferred Stock Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. The Company has agreed to register 200 percent of the actual number of shares of Common Stock issuable pursuant to an assumed conversion of the Series B Preferred Stock in full as of March 26, 1999. In addition, the Company has agreed to register 150 percent of the actual number of shares of Common Stock issuable pursuant to an assumed exercise of the Series B Preferred Stock Warrants in full as of March 26, 1999. Pursuant to the terms of the Series B Preferred Stock, the conversion price on March 26, 1999 would have been $6.3858 for 375 shares of Series B Preferred Stock related to RGC International Investors, Inc. and the remaining 404 shares of Series B Preferred Stock are convertible at a maximum fixed price of $3.5138 per share. Based on these conversion prices, the Series B Preferred Stock would convert into a total of 868,496 shares of Common Stock. The Series B Preferred Stock Warrants are exercisable into 1,000,000 shares of Common Stock at an average exercise price of $13.41 per share. Pursuant to the terms of the Series B Preferred Stock and the Series B Preferred Stock Warrants, such securities are convertible or exercisable, as the case may be, by any holder only to the extent that the number of shares of Common Stock thereby issuable or convertible, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series B Preferred Stock or Series B Preferred Stock Warrants) would not exceed 4.99% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Shareholder exceeds the number of shares of Common Stock that this Selling Shareholder could beneficially own at any given time through its conversion of the Series B Preferred Stock or exercise of the Series B Preferred Stock Warrants. In that regard, beneficial ownership of this Selling Shareholder has not been determined in accordance with Rule 13d-3 under the Exchange Act.

(13) Includes 1,817,941 shares of Common Stock exercisable pursuant to an option granted by the Company in connection with the MFSNT Acquisition. See "Business--Recent Developments--The MFSNT Acquisition" and "Description of Securities--The MFSCC Option." This information is based solely on a
     Schedule 13D filed by WorldCom and MFSCC on May 7, 1998, as amended on July 8, 1998. Pursuant to such Schedule 13D, WorldCom has also claimed beneficial ownership of these shares. On January 8, 1999, this option was converted into a SAR. However, upon approval at the Annual Meeting of Shareholders to be held in 1999, the SAR will revert back to the option. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Shareholders represents shares that this Selling Shareholder could not beneficially own at this time. In that regard, beneficial ownership of this Selling Shareholder has not been determined in accordance with Rule 13d-3 under the Exchange Act.

                          DESCRIPTION OF INDEBTEDNESS



     The following discussion of certain of the provisions of the Company's indebtedness are not intended to be complete or exhaustive and are qualified in its entirety by references to the provisions of the documents and agreements with respect to such indebtedness. These documents and agreements have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

SECURED CREDIT FACILITY

     On June 11, 1998, Able entered into a Credit Agreement with NationsBank, N.A., as Administrative Agent (as amended to date, the "Secured Credit Facility"). Pursuant to the Secured Credit Facility, a syndicate of lenders lent to the Company $35.0 million in the form of senior secured revolving credit facilities. The Secured Credit Facility has a letter of credit sublimit of $5.0 million.

     The Secured Credit Facility matures on November 1, 2000.

     The interest rate under the Secured Credit Facility is, at the option of the Company, based upon either (i) a Eurodollar rate or (ii) a base rate, for any day, the greater of the prime rate announced from time to time by the Administrative Agent as its U.S. dollar prime commercial lending rate (which rate may or may not be the lowest rate of interest charged by the Administrative Agent) and the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System in effect on such day, plus 1 percent.

     The Secured Credit Facility is guaranteed by all of the Company's existing and future Restricted Subsidiaries, as defined in the Secured Credit Facility. Each of the Company's subsidiaries are Restricted Subsidiaries other than MFSNT and the Company's international subsidiaries. The Secured Credit Facility is secured by a pledge of 100 percent of the capital securities of the Company's Restricted Subsidiaries (including all existing intercompany notes issued to any Restricted Subsidiary by any of its subsidiaries and all shares of capital securities set forth in the Pledge Agreement, by and among the Administrative Agent and each of the Restricted Subsidiaries).

     The Secured Credit Facility contains covenants restricting the ability of the Company and its Restricted Subsidiaries to, among others, (i) incur additional debt, (ii) declare dividends or redeem or repurchase capital stock,
(iii) prepay, redeem or purchase debt, (iv) incur liens, (v) make loans and investments, (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales, and (viii) engage in transactions with affiliates. The Company is also required to comply with financial covenants with respect to certain minimum ratios, including debt coverage, interest, fixed charges and quick ratio.

     The Secured Credit Facility has been amended on several occasions to (i) permit the Company's acquisition of MFSNT and the related financing of such transaction, (ii) make certain changes in the financial covenants, and (iii) make other amendments relating to investments, pledging and intercompany matters.

WORLDCOM NOTE


In order to finance the MFSNT Acquisition, we issued the WorldCom Note to MFSCC pursuant to the September Agreement. We must repay the WorldCom Note in full on November 30, 2000. The WorldCom Note bears interest at 11.5 percent per year. Pursuant to a Pledge Agreement, dated as of July 2, 1998 (the "Pledge Agreement"), we pledged all of the shares of capital stock in MFSNT (the "Pledged Stock") to WorldCom and MFSCC to secure our obligations under the WorldCom Note. Pursuant to subsequent negotiations among us, WorldCom and the Lenders under the Secured Credit Facility, this pledge was cancelled and the capital stock in MFSNT has now been pledged to the Lenders under the Secured Credit Facility. Our obligations under the WorldCom Note are junior and fully subordinated to those under the Secured Credit Facility and the Senior Notes. No amounts may be paid on the WorldCom Note so long as any debt is outstanding under the Secured Credit Facility. Subject to the subordination provisions and after full payment of all amounts owed under the Secured Credit Facility, the WorldCom Note may be prepaid as follows:

     /bullet/ By applying 8 percent of the payment WorldCom Network owes us under the WorldCom Master Services Agreement

     /bullet/ By paying to WorldCom a portion of certain proceeds received by us upon the sale of certain conduit assets

     /bullet/ By paying to WorldCom a portion of certain proceeds received from time to time under maintenance contracts for certain conduit projects

     If we do not repay the WorldCom Note in full by November 30, 2000, WorldCom will be able to:

     /bullet/ Require us to pay a 13.5 percent annual default rate of interest while we are in default

     /bullet/ Reduce the minimum yearly and aggregate revenues we would receive under the WorldCom Master Services Agreement

     /bullet/ Refuse to give us additional work under the WorldCom Master
        Services Agreement while we are in default




     WorldCom's right to receive such payments on the WorldCom Note is a senior obligation of the Company, except that its payment right is subordinated and junior in right of payment to all of the Company's obligations under the Secured Credit Facility. All amounts owed under the Secured Credit Facility must be fully paid in cash and all commitments to lend under the Secured Credit Facility must have been extinguished before payment can be made by the Company on the WorldCom Note. In addition, so long as any amount is outstanding under the Secured Credit Facility, and for so long as there is any commitment to lend existing under the Secured Credit Facility, WorldCom cannot exercise any remedies with respect to the WorldCom Note.

GUARANTY AGREEMENT

     In connection with the MFSNT Acquisition, we agreed to assume and pay and fully discharge at our expense all of the liabilities and obligations of MFSCC under its Guaranty Agreement, dated November 1, 1996 (the "Guaranty Agreement"), with Credit Lyonnais, New York Branch, as agent for the several lenders party to the Credit Agreement, dated November 1, 1996 (the "Kanas Credit Agreement"), among such lenders, Credit Lyonnais and Kanas Telecom, Inc., as borrower ("Kanas").

     Pursuant to the Guaranty Agreement, under certain limited circumstances, MFSCC has agreed to guarantee the payment obligations of Kanas under the Kanas Credit Agreement and any related loan document and the payment obligations of Kanas under any present or future hedging agreement between Kanas and any lender under the Kanas Credit Agreement (collectively, the "Kanas Obligations"). The aggregate commitment of the lenders under the Kanas Credit Agreement is $85.4 million, and the purpose of the Kanas Credit Agreement is to provide the funds necessary to complete the Alyeska project, which is governed by the Alyeska Services Agreement (the "Services Agreement"), dated May 31, 1996, as amended, between Alyeska and Kanas.


     The circumstances under which MFSCC has agreed to guarantee the Kanas Obligations are (i) the payment of all obligations if final acceptance of the Alyeska project does not occur on or prior to December 31, 1999, provided that such date may be extended under certain conditions; (ii) the payment of the Kanas Obligations due on any quarterly due date on which (x) certain specified performance failures under the Services Agreement have occurred, (y) Alyeska has terminated the Alyeska project, and (z) Kanas does not have sufficient funds to pay certain expenses, including amounts due under the Kanas Credit Agreement; (iii) the payment of the difference between the monthly fee owing to Kanas pursuant to the Services Agreement and the amount Alyeska is permitted to pay by the Alaska Public Utility Commission if such commission has determined that such monthly fee is too high; and (iv) to the extent such amounts are not at the time payable by Alyeska, the payment of the difference between the Kanas Obligations then owed by Kanas to the lenders under the Kanas Credit Agreement and the amount paid by Kanas if certain termination payments are then due from Alyeska pursuant to the Services Agreement.


DESCRIPTION OF PERFORMANCE BONDS


     There are numerous risks inherent in providing services in the telecommunications industry, which may result in a contractor or subcontractor being unable to complete the contracted work. As a contractor, we are required to supply the project owners with a performance and payment bond and a certificate of insurance to protect the owners from liability. Internally, we make use of builders' risk insurance to protect our own interests. If we decide to subcontract a portion of the work, we also require our subcontractors to provide performance and payment bonds and certificates of insurance to protect us from liability. Depending upon the contract and/or the state and local laws, we may also need to make use of other types of insurance or bonds. As of January 31, 1999, we have contract backlog of approximately $549.0 million under performance bonds.

                           DESCRIPTION OF SECURITIES


     We are authorized to issue 25,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.10 per share (the "Preferred Stock"). The Board of Directors has designated 1,200 shares of the Preferred Stock as Series A Convertible Preferred Stock, par value $.10 per share (the "Series A Preferred Stock") 4,000 shares of the Preferred Stock as Series B Preferred Stock. As of March 26, 1999, there were approximately 11.8 million shares of Common Stock outstanding, held of record by approximately 400 shareholders, no shares of Series A Preferred Stock outstanding, and 779 shares of Series B Preferred Stock outstanding.



     The following summary description of the Company's Common Stock and Preferred Stock is not intended to be complete or exhaustive and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation (the "Articles") and Bylaws, copies of which are included as exhibits to the Registration Statement of which this Prospectus forms a part.


COMMON STOCK


     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by Selling Shareholders will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     GENERAL. The Board of Directors has the authority, without further action of the shareholders of the Company, to issue up to an aggregate of 1,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series.

     The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.



     SERIES B CONVERTIBLE PREFERRED STOCK. In June 1998, the Board of
Directors adopted a resolution authorizing 4,000 shares of Series B Convertible Preferred Stock, par value $.10 per share ("Series B Preferred Stock"). The Company subsequently sold 4,000 shares of Series B Preferred Stock at a price of $5,000 per share to certain investors in a non-public offering. The net proceeds to the Company after related fees and expenses were approximately $18.1 million.

     The holders of the Series B Preferred Stock are generally entitled to receive cumulative quarterly dividends payable in shares of Common Stock, or, at the Company's option, in cash at the rate of 4 percent per year. However, the Company must provide the holders of the Series B Preferred Stock with 20 days prior written notice of its intent to pay them cash dividends. The Company is precluded from paying dividends in shares of Common Stock, and must pay such dividends in cash, upon the occurrence of one or more triggering events, as specified in the Articles. Any accrued and unpaid dividends not paid, either in stock or in cash, as may be applicable, within five business days of the dividend date shall bear interest at the rate of 2 percent per month until such dividends are paid. No dividends or other distributions are to be paid in respect of the Common Stock if the dividends on the Series B Preferred Stock are in arrears.


     In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Stock are entitled to receive, for each share of Series B Preferred Stock, prior to and in preference to any distribution of assets or surplus funds of the Company to any holder of Common Stock, an amount equal to the sum of $5,000 plus any unpaid dividends and default interest to which the holders of the Series B Preferred Stock are entitled.


     The holders of the Series B Preferred Stock are entitled to convert their shares of Series B Preferred Stock into shares of Common Stock at any time up until June 30, 2000 (the "Maturity Date"), or as may be extended by the Articles and the Registration Rights Agreement; provided, however, that in no event shall any holder of Series B Preferred Stock be entitled to convert shares of Series B Preferred Stock if and to the extent that such holder (together with its affiliates) would beneficially own, immediately after and giving effect to such conversion, greater than 4.99 percent of the outstanding shares of Common Stock. Pursuant to the terms of the Series B Preferred Stock, upon conversion, a holder of one share of Series B Preferred Stock would receive a number of shares of Common Stock equal to the quotient of:


   (i) $5,000, plus any unpaid default interest through the conversion date, plus any unpaid dividends with respect to such share of Series B Preferred Stock, and


   (ii) the Conversion Price, subject to adjustment as described below, equal to 97 percent of the lesser of


     (a) the lowest intraday trading price of the Common Stock for any three
          (3) trading days during the 22 trading days immediately preceding the conversion date, and


     (b) the lowest intraday trading price of the Common Stock on the trading day immediately preceding the conversion date; provided, however, that in no event shall the Conversion Price as calculated in this clause (b) be less than 95 percent of the lowest intraday trading price on the conversion date.

     The Conversion Price shall be subject to proportional adjustment pursuant to certain anti-dilution provisions in the event that the Company takes any of the following actions:

     /bullet/ A forward or reverse stock split

     /bullet/ A stock dividend


     /bullet/ Distribution of assets to holders of Common Stock

     /bullet/ A merger, consolidation, or transfer or sale of all or substantially all of the Company's assets

     /bullet/ A reorganization or reclassification of Common Stock

     /bullet/ Certain issuances of Common Stock or any securities convertible or exchangeable into Common Stock

     /bullet/ Any other similar action of the type contemplated above


     Notwithstanding the above, the Company and the holders of 404 shares of Series B Preferred Stock have agreed to a maximum conversion price of $3.5138 per share applicable with respect to such shares.

     Any Series B Preferred Stock not previously converted will automatically convert into shares of Common Stock on the Maturity Date, or as may be extended by the Articles and the Registration Rights Agreement applicable to the shares of Common Stock underlying the Series B

Preferred Stock. The Company will submit a proposal to its shareholders at the Annual Meeting of Shareholders to be held in 1999 to approve the issuance of more than 20 percent of the outstanding Common Stock upon exercise of instruments issued in connection with the MFSNT Acquisition together with the conversion of the Series B Preferred Stock.

     If the Company does not have a sufficient amount of Common Stock available to satisfy its obligations to any holder of Series B Preferred Stock upon receipt of a conversion notice therefrom, or if the Company is otherwise unable or unwilling to issue Common Stock in conversion therefor, then the Company must pay in cash to each such holder an amount equal to 3 percent of the liquidation value of the Series B Preferred Stock for each 30-day period (or portion thereof) that the Company fails or refuses to issue such Common Stock. At any time five days after the commencement of the first 30-day period described above, at the request of a holder of Series B Preferred Stock, the Company must redeem, at a price equal to 130 percent of the liquidation value of the Series B Preferred Stock (the "Premium Redemption Price"), (i) the number of shares of Series B Preferred Stock equal to such holder's pro rata share of the Deficiency (as defined below), if the failure to issue Common Stock results from the lack of a sufficient number thereof, or (ii) all of such holder's Series B Preferred Stock (or such lesser number as such holder may elect), if the failure to issue Common Stock results from any other cause. The "Deficiency" shall equal the number of shares of Series B Preferred Stock that would not be able to be converted into Common Stock due to an insufficient amount of Common Stock being available, assuming that all of the outstanding shares of Series B Preferred Stock were submitted for conversion at the Conversion Price as of the date such Deficiency is determined.

     The holders of the Series B Preferred Stock may also require the Company to redeem their shares of such stock at the Premium Redemption Price if (i) the Company fails or refuses to pay any default payment or honor any penalty or similar amounts when due, or (ii) the Company fails to seek or obtain shareholder approval for an issuance of Common Stock to the holders of the Series B Preferred Stock that exceeds 20 percent of the Company's issued and outstanding stock. In addition, the holders of the Series B Preferred Stock have the right to require that the Company redeem their shares of Series B Preferred Stock upon the occurrence of


   (a) a Major Transaction, which is defined as:

     (x) the consolidation, merger or other business combination of the Company with or into another person, other than


       (I) a transaction in which the holders of the Company's voting power immediately prior to the transaction continue to hold after the transaction and the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors of such entities, or


       (II) a transaction entered into solely to change the domicile of the Company,

     (y) the sale or transfer of all or substantially all the assets of the Company, or


     (z) a purchase, tender or exchange offer made to and accepted by the holders of more than 30 percent of the outstanding shares of Common Stock, or


   (b) a Triggering Event, which is defined as:


     (v) the failure of a registration statement covering the Common Stock underlying the Series B Preferred Stock to be declared effective on or before December 27, 1998 (180 days after the date of issuance of the Series B Preferred Stock) which was subsequently extended to May 18, 1999 by agreement with certain holders of Series B Preferred Stock,


     (w) a lapse in effectiveness of a registration statement covering shares of Common Stock underlying the Series B Preferred Stock, other than during certain suspension grace periods,

     (x) a delisting or suspension from listing of the Common Stock on Nasdaq for a period of five consecutive days or an aggregate of 10 days in any 365-day period,

     (y) the Company's notice to any holder of Series B Preferred Stock that the Company intends not to comply with proper requests for conversion, or the Company's failure to deliver shares of Common Stock within 10 business days of a conversion date, or

     (z) any representation or warranty by the Company not being true and correct at the time made or the Company breaches any covenant or other term or condition of the Series B Convertible Preferred Stock Purchase Agreement (the "Series B Purchase Agreement"), the Articles, the Registration Rights Agreement with respect to the Series B Preferred Stock, or any agreement delivered in connection therewith.

     In the event of a Major Transaction, the redemption price per share of Series B Preferred Stock shall be the greater of:

     (i) the Premium Redemption Price, and

     (ii) the product of

          (a)  the Conversion Price at such time, and

          (b) the closing bid price on the date of the public announcement of such Major Transaction or on the next date on which the exchange or market upon which the Common Stock is traded is open if such public announcement is made after 12:00 p.m. Eastern Time on such date or on a date upon which the exchange or market is closed.

     In the event of a Triggering Event, the redemption price per share of Series B Preferred Stock shall be the greater of:

     (i) the Premium Redemption Price, and

     (ii) the product of

     (a) the Conversion Price on the date of such holder's delivery of a proper notice of redemption, and

     (b) the greater of

       (x) the closing bid price on the trading day immediately preceding such Triggering Event, or

       (y) the closing bid price on the date of the holder's delivery of the notice of redemption, or if such date of delivery is not a trading day, the next date on which the exchange or market on which the Common Stock is traded is open.


     In the event the Company fails, refuses or is unable to cause the Common Stock underlying the Series B Securities to be listed on Nasdaq and each other securities exchange and market on which the Common Stock is then traded at all times during the period (the "Listing Period") from the earlier of (i) December 27, 1998 and (ii) the date this registration statement is declared effective by the SEC, until the Maturity Date (provided that such date shall be deferred 1.5 days for each day that this registration statement is not effective), then the Company shall pay in cash to each holder of Series B Securities a default payment in an amount equal to three (3) percent of the liquidation value represented by the Series B Preferred Stock held by such holder for each 30-day period during the Listing Period from and after such failure, refusal or inability to so list the Common Stock underlying the Series B Securities until such securities are so listed. The December 27, 1998 date has been extended to May 18, 1999 for certain purposes, but not with respect to this default payment provision.

     Without the prior written consent of the holders of not less than two-thirds of the then-outstanding shares of Series B Preferred Stock, the Company may not (i) issue additional or other capital stock which is senior or of equal rank to the Series B Preferred Stock in respect of distributions and payments upon liquidation, dissolution and winding up of the Company, (ii) amend the Articles in any way which would adversely affect or impair the rights or priority of the holders of the Series B Preferred Stock relative to the holders of the Common Stock or any other class of capital stock, or (iii) declare any dividends on its Common Stock.


     The holders of Series B Preferred Stock have no voting rights, except as may be required by law.


     As indicated above, the Conversion Price is generally tied to the trading price of the Common Stock although a maximum price of $3.5138 has been established for 404 shares. The lower the price of the Common Stock, the lower the Conversion Price, and, consequently, the more shares of Common Stock which are issuable upon conversion of the Series B Preferred Stock. Short selling of the Common Stock (i.e., committing to sell the stock for delivery at a future date with the hope that the trading price falls so that the seller may purchase the stock at a lower price than the price at which he committed to sell), including by the holders of the Series B Preferred Stock, could lead to a lowering of the trading price of the Common Stock, resulting in more shares of Common Stock being issuable upon conversion of the Series B Preferred Stock. While we do not encourage short selling of the Common Stock, we cannot prevent this activity from occurring, which could lead to a drop in the trading price of our Common Stock.


SERIES B PREFERRED STOCK WARRANTS


     In connection with the issuance of the Series B Preferred Stock, the holders thereof received 1,000,000 Series B Preferred Stock Warrants to purchase in the aggregate 1,000,000 shares of Common Stock. The Series B Preferred Stock Warrants were initially exercisable at a price of $19.80 per share. In connection with the purchase of a portion of the Series B Preferred Stock, the exercise price of 370,000 Series B Preferred Stock Warrants was reduced to $13.25 per share and of 630,000 Series B Preferred Stock Warrants was reduced to $13.50. The Warrants expire on June 30, 2003. However, the expiration date of these warrants may be extended by 1.5 days for every day between December 27, 1998 and June 30, 2003 upon which a registration statement covering the shares of Common Stock underlying the Series B Preferred Stock Warrants is not effective. In no event shall any holder of Series B Preferred Stock Warrants be entitled to exercise such warrants if and to the extent that such holder (together with its affiliates) would beneficially own, immediately after and giving effect to such conversion, greater than 4.99 percent of the outstanding shares of Common Stock.


     At any time and from time to time until all of the Series B Preferred Stock Warrants have been exercised, and provided that (i) the Company is not in breach of any provision of the Series B Preferred Stock Warrant, the related Registration Rights Agreement or the Series B Preferred Stock Agreement, and
(ii) there is an effective registration statement covering the Common Stock underlying the Series B Preferred Stock Warrants, the Company may purchase the Series B Preferred Stock Warrants from the holders thereof (upon 30 days prior written notice) at a purchase price equal to $35.00, multiplied by the number of unexercised Series B Preferred Stock Warrants owned by such holder (the "Repurchase Price"). Further, the Company has assumed the obligation of Cotton Communications, Inc. to purchase 630,000 of the Series B Preferred Stock Warrants on or before April 30, 1999 at a price of $3.00 per warrant. See, "Business--Sale of Senior Notes and Series B Preferred Stock."

     The exercise price and the Repurchase Price shall be subject to proportional adjustment pursuant to certain anti-dilution provisions in the event that the Company takes any of the following actions:


     /bullet/ A forward or reverse stock split


     /bullet/ A stock dividend


     /bullet/ Distributions of assets to holders of Common Stock


     /bullet/ A merger, consolidation, or transfer of all or substantially all of the Company's assets


     /bullet/ A reorganization or reclassification of Common Stock


     /bullet/ Certain issuances of Common Stock or any securities convertible or exchangable into Common Stock


     In addition, in the event of any distribution to the holders of Common Stock of shares of capital stock, evidences of indebtedness or any assets, other than Common Stock, the number of shares underlying the Series B Preferred Stock may be proportionally increased to reflect the fair market value of the assets or property so distributed.


     The Company has agreed to register the shares of Common Stock underlying the Series B Preferred Stock and the Series B Preferred Stock Warrants under the Securities Act and to keep such registration statement effective until such shares of Common Stock are freely tradeable under Rule 144(k).

SENIOR NOTE WARRANTS



     In connection with the sale of the Senior Notes, the Company issued to the holders thereof 409,505 warrants (the "Senior Note Warrants") to purchase in the aggregate 409,505 shares of Common Stock at a purchase price of $8.25 per share. The exercise price may be paid by cash or on a "cashless" basis. A cashless exercise means that the holder of the Senior Note Warrants shall elect to receive a number of shares of Common Stock whose aggregate market price is equal to the product of (i) the number of shares of Common Stock exercised, and (ii) the per share difference between the market price and the exercise price as of the date of exercise. The Senior Note Warrants are exercisable in 100 share increments (or such lesser amount as may remain unexercised) at any time and from time to time commencing on January 6, 1999 but prior to January 6, 2003.


     The Company is required to file a registration statement to register the shares of Common Stock underlying the Senior Note Warrants and to keep that registration statement effective until January 1, 2000, or until the holders of the Senior Note Warrants no longer own securities covered by the registration statement.



     In the event that the Company consummates a spin-off or other similar transaction involving Able Telcom International, Inc. ("ATI"), the holders of the Senior Note Warrants shall receive a pro rata portion of the shares of ATI common stock distributed to the Company's shareholders, based upon the Common Stock ownership (on a fully-diluted basis) of the holders of the Senior Note Warrants, assuming that all such warrants were exercised immediately prior to such spin-off.

     The exercise price, and, in certain circumstances, the number of shares underlying the Senior Note Warrants, shall be subject to proportional adjustment pursuant to certain anti-dilution provisions in the event that the Company takes any of the following actions:

     /bullet/ A forward or reverse stock split


     /bullet/ A stock dividend


     /bullet/ Certain redemptions or repurchases of Common Stock

     /bullet/ Distributions of assets to holders of Common Stock

     /bullet/ A merger, consolidation, or transfer of all or substantially all of the Company's assets

     /bullet/ A reorganization or reclassification of Common Stock

     /bullet/ Certain issuances of Common Stock or any securities convertible or exchangable into Common Stock

     /bullet/ A spin-off of ATI

THE WORLDCOM OPTION


     As part of the MFSNT Acquisition, Able granted an option to WorldCom (the "WorldCom Option") to purchase up to 2,000,000 shares of Common Stock, at an exercise price of $7.00 per share. WorldCom may elect to exercise some or all of the WorldCom Option on a "cashless" basis, up to the equivalent of

1,817,941 shares of Common Stock, which is the maximum number of shares that may be issued upon exercise of the WorldCom Option. A "cashless" exercise means that WorldCom will receive shares of Common Stock with a total "market value" equal to the per share excess of the "market value" over the exercise price multiplied by the number of shares of the WorldCom Option being exercised. Following is an example of how a "cashless" exercise would work. Assume that the per share "market value" of the Common Stock is $10.00, and that the WorldCom Option is being exercised for 1,000,000 shares. WorldCom would receive shares of Common Stock with a total market value equal to the "per share excess of the market value over the exercise price" (i.e., $10.00 - $7.00, equal to $3.00) multiplied by the number of shares being exercised (i.e., 1,000,000), resulting in a total market value of $3.0 million. At a market price of $10.00 per share, WorldCom would receive the number of shares of Common Stock equal to (i) $3.0 million divided by (ii) $10.00, or 300,000 shares of Common Stock. The WorldCom Option expires six months after the date we repay all of our obligations under the WorldCom Note. We will not receive any cash for the part of the WorldCom Option that WorldCom exercises on a "cashless" basis.

     As part of the September Agreement, we agreed to issue to WorldCom Network a phantom stock award or other equity participation award equivalent to 600,000 shares of Common Stock, payable in cash, stock, or a combination of both at our option. The phantom stock or other equity participation award is exercisable only on the following three days: July 2, 1999, July 2, 2000, or July 2, 2001. WorldCom will be entitled to receive any appreciation of the Common Stock over a base price of $5 3/32 per share, but in no event shall the maximum payment exceed $25.00 per share.


     For purposes of the WorldCom Option, the market price of the Common Stock shall be deemed to equal the average of the closing "bid" and "asked" price for the Common Stock as reported by Nasdaq for the ten trading days preceding the date of exercise of the WorldCom Option.


     The WorldCom Option may be exercised by WorldCom, in whole or in part, by delivery of an exercise notice to the Company during the period commencing on the consummation date of the WorldCom Acquisition and continuing through the date six months following the payment in full of amounts owing under the WorldCom Note. The September Agreement extended the expiration date of the WorldCom Option.


     In the event that WorldCom exercises the WorldCom Option in whole or in part, it shall be entitled to designate Frederick W. Weidinger, Vice President of WorldCom, or if he shall be unable to serve, another individual reasonably acceptable to the Company, to serve on the Company's Board of Directors for so long as the number of shares beneficially owned by WorldCom pursuant to the exercise of the WorldCom Option is greater than or equal to 5 percent of the then outstanding shares of Common Stock.

     On January 8, 1999, we entered into a modification to the WorldCom Option (the "WorldCom Modification") which modified the WorldCom Option into stock appreciation rights (an "SARs") unless and until such time as shareholder approval is obtained by the Company (if ever), pursuant to the Nasdaq Stock Market, Inc. ("Nasdaq") Marketplace Rule 4460(i)(1)(C) ("Rule 4460(i)(1)(C)"), to approve the issuance of 20 percent or more of the Common Stock in connection with the MFSNT Acquisition. Rule 4460(i)(1)(C) addresses the issuance of securities in connection with the acquisition of stock or assets of another company if, due to the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, the aggregate number of shares of common stock which may be issued is or may be equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the stock or securities.

     Under the WorldCom Modification, WorldCom is entitled to participate in an increase in the value of an aggregate of 2,000,000 shares of Common Stock. For each SAR exercised, WorldCom is entitled to receive an amount equal to the excess of the fair market value of the Common Stock as of the applicable exercise date over $7.00 per share (the "Appreciation Amount"). The Appreciation Amount will be paid in cash within fifteen days of receipt of an exercise notice; provided, however, that to the extent that the Company would be required to pay in excess of $10.0 million in any twelve month period as a result of any exercises of any SARs, then the amount of such excess shall be represented by a promissory note with quarterly payments amortized ratably over a period of six months at 10 percent per annum. The exercise period for the SARs granted commences on the earlier of: (i) one (1) business day after the date upon which the potential issuance of Common Stock under this Agreement is voted upon by the shareholders of the Company and (ii) July 1, 1999 (the "Commencement Date"), and ending on January 2, 2002. Payment of any SARs in cash only could materially and adversely affect the Company's cash flow because (i) of the short time frame to pay for any SARs exercised (between 15 and 30 days from the date notice is received by the Company), and (ii) the payment owed could be a signiificant amount depending on the number of SARs exercised and the then fair market value of the Company's Common Stock.

     We will submit a proposal to the Company's shareholders at the Annual Meeting of Shareholders to be held in 1999 to approve the issuance of more than 20 percent of the outstanding Common Stock in connection with the MFSNT acquisition. If the Company's shareholders approve such issuance (taking into account the issuances pursuant to the Series B Offering, the Phantom Stock Awards, and the WorldCom Option) the SARs granted automatically revert back to the WorldCom Option and the holder will have the right to purchase an aggregate of 1,817,941 shares of Common Stock at $7.00 per share through January 2, 2002.


LIMITED LIABILITY AND INDEMNIFICATION


     Under the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) the director's breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in his or her capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the FBCA. Our Bylaws provide that the Company shall indemnify our officers and directors against liability resulting from their service as an officer or director of the Company and the Company has executed indemnification agreements so providing.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN PROVISIONS OF THE FBCA AND THE ARTICLES



     The Company is subject to (i) Section 607.0901 of the FBCA, which generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10 percent of the outstanding shares of the corporation (or their affiliates), and
(ii) Section 607.0902 of the FBCA, which generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders.



     The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender, offer, merger or otherwise, and thereby protect the continuity of the Company's management.


                        SHARES ELIGIBLE FOR FUTURE SALE


     As of March 26, 1999, the Company had approximately 11.8 million shares of Common Stock issued and outstanding. Assuming that as of March 26, 1999, the holders of the Series B Preferred Stock, the Series B Preferred Stock Warrants, the John Hancock Warrants, and the MFSCC Option (subject to the "cashless" exercise limitations) had converted or exercised all of their securities into shares of Common Stock, the Company would have had approximately
14.9 million shares of Common Stock issued and outstanding on that date, substantially all of which would have been freely tradeable.


     On May 22, 1996, Able filed a registration statement on Form S-8 with the SEC to register 550,000 shares of Common Stock issuable under the Plan and 510,000 shares of Common Stock issuable under other agreements entered into with certain of Able's current and former directors, officers and employees. On June 18, 1997, Able filed a post-effective amendment to this Form S-8 with the SEC to register the resale of 459,800 of such shares by affiliates of the Company. On April 24, 1998, the Company's shareholders amended the Plan to increase the aggregate number of shares of Common Stock issuable under the Plan from 550,000 to 1,300,000. We intend to file a registration statement under the Securities Act to register these 750,000 additional shares of Common Stock reserved for issuance under the Plan. As of January 31, 1999, options to purchase 906,975 shares of Common Stock were outstanding under the Plan and options with respect to 283,675 shares of Common Stock had been exercised. See "Management--The Able Telcom Holding Corp. 1995 Stock Option Plan, as amended."



     Sales of substantial amounts of the Company's securities in the public market could have a significant adverse effect on prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities. See "Risk Factors--Shares Eligible for Future Sale."

                              PLAN OF DISTRIBUTION


     The Selling Shareholders may, from time to time, sell all or a portion of the shares on Nasdaq (or such other exchange on which the Common Stock may from time to time be trading), in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by the Selling Shareholders by one or more of the following methods, without limitation: (i) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) an exchange distribution in accordance with the rules of such exchange, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (v) privately negotiated transactions, (vi) short sales and (vii) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive discounts from the Selling Shareholders (or, if any such broker-dealer acts as agent for the purchaser of such Shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve block transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares discounts as described above. The Selling Shareholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.


     The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any discounts received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting or discounts under the Securities Act.


     From time to time, the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith or in settlement of securities loans. From time to time, the Selling Shareholders may pledge their shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the broker may offer and sell the pledged shares from time to time.


     The Selling Shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Shareholders or any other such person. The foregoing may affect the marketability of the shares.


     The Company has agreed to indemnify in certain circumstances the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.


     To the extent required, this Prospectus will be updated to reflect any change in the Selling Shareholders for whose account shares are to be offered, the number of shares so offered for such

Selling Shareholder's account and, if such offering is to be made by or through underwriters or dealers, the names of such underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and the Selling Shareholders for whose account such offering is made.


     The Company has agreed to use its best efforts to keep the Registration Statement, of which this Prospectus constitutes a part, effective until the shares of Common Stock underlying such stock and warrants may be or have been sold pursuant to Rule 144(k) of the Securities Act. The Company has agreed with MFSCC to file and maintain an effective registration statement with respect to the shares of Common Stock underlying the MFSCC Option until such time, if any, as the holder of the MFSCC Option would be able to sell the shares on an unrestricted basis without being required to comply with the volume limitations contained in Rule 144(e) promulgated under the Securities Act. The Company has agreed with the holders of the John Hancock Warrants to file and maintain an effective Registration Statement until the earlier of (i) January 1, 2000, or
(ii) such time as all of the shares of Common Stock underlying the John Hancock Warrants have been sold.


     The Company will not receive any proceeds from the sale of the shares by any Selling Shareholder pursuant to this Prospectus. There can be no assurance that any Selling Shareholder will sell any of the shares offered pursuant to this Prospectus. We have agreed to pay all expenses of registration of the
shares, which expenses are expected to be approximately $          .


                                 LEGAL MATTERS



     The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Edward Z. Pollock, in-house counsel to the Company.



                                     EXPERTS


     The consolidated financial statements of Able Telcom Holding Corp. and its subsidiaries at October 31, 1998 and for the year then ended included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of Able Telcom Holding Corp. and its subsidiaries at October 31, 1997, and for each of the two years in the period ended October 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of the Network Technologies Division of MFS Network Technologies, Inc. for each of the three years in the period ended December 31, 1997, included in this Prospectus and Registration Statement, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such report.





     On September 7, 1998, Ernst & Young LLP, the Company's former accountants, resigned and, on October 12, 1998, Arthur Andersen LLP was appointed the Company's accountants. On September 2, 1998, prior to the resignation by Ernst
& Young LLP, we sent out a request for proposals for the audit of our consolidated financial statements for the fiscal year ending October 31, 1998 to several national accounting firms, including Ernst & Young LLP. The reports of Ernst & Young LLP on Able's financial statements for the past two fiscal years ended October 31, 1997 and 1996 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of Able's financial statements for each of the two fiscal years ended October 31, 1997 and 1996, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their reports.


     Ernst & Young LLP informed us of the following "reportable events" (as defined in Item 304(a)(i)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended):




   /bullet/ In their report to the Audit Committee for the year ended October
     31, 1997, Ernst & Young LLP advised Able as to the existence of reportable conditions in Able's system of internal controls. These reportable conditions related to (i) the lack of segregation of duties over the cash disbursements function, (ii) the failure to provide adequate documentation to support the business purpose of certain significant transactions with related parties, and (iii) the lack of monitoring controls over operations of its foreign subsidiaries.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                               PAGE
                                                                                           -----
ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
Condensed Consolidated Financial Statements (unaudited):
 Condensed Consolidated Balance Sheet--January 31, 1999.................................    F-2
 Condensed Consolidated Statements of Operations--
  Three Months ended January 31, 1999 and 1998 .........................................    F-3
 Condensed Consolidated Statement of Comprehensive Income--
  Three Months ended January 31, 1999 ..................................................    F-4
 Condensed Consolidated Statement of Cash Flows--
  Three Months ended January 31, 1999 and 1998 .........................................    F-5
 Notes to Condensed Consolidated Financial Statements ..................................    F-6
Consolidated Financial Statements:
 Report of Independent Public Accountants ..............................................    F-15
 Report of Independent Certified Public Accountants ....................................    F-16
 Consolidated Balance Sheets--October 31, 1998 and 1997 ................................    F-17
 Consolidated Statements of Operations--Years ended October 31, 1998, 1997 and 1996 ....    F-18
 Consolidated Statements of Shareholders' Equity--Years ended October 31, 1998, 1997
   and 1996 ............................................................................    F-19
 Consolidated Statements of Cash Flows--Years ended October 31, 1998, 1997 and 1996 ....    F-20
 Notes to the Consolidated Financial Statements ........................................    F-21

NETWORK TECHNOLOGIES DIVISION OF MFS NETWORK TECHNOLOGIES, INC.
Report of Independent Public Accountants ...............................................    F-44
 Statements of Operations--Six months ended July 2, 1998 and June 30, 1997
   (unaudited) and for the years ended December 31, 1997, 1996 and 1995 ................    F-45
 Statements of Cash Flows--Six months ended July 2, 1998 and June 30, 1997
   (unaudited) and for the years ended December 31, 1997, 1996 and 1995 ................    F-46
 Notes to Financial Statements .........................................................    F-47

                  ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)



                                                                                              JANUARY 31,
                                                                                                 1999
                                                                                            ----------------

ASSETS
Currents Assets:
 Cash and cash equivalents ..............................................................     $      7,323
 Accounts receivable, net ...............................................................           84,735
 Costs and profits in excess of billings on uncompleted contracts .......................           79,387
 Assets held for sale ...................................................................           25,975
 Prepaid expenses and other current assets ..............................................            4,475
                                                                                              ------------
   Total current assets .................................................................          201,895
Property and equipment, net .............................................................           30,571
Other assets: ...........................................................................
 Goodwill, net ..........................................................................           30,954
 Assets held for sale ...................................................................           12,775
 Other non-current assets ...............................................................            4,121
                                                                                              ------------
   Total other assets ...................................................................           47,850
                                                                                              ------------
   Total assets .........................................................................     $    280,316
                                                                                              ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Current portion of long-term-debt ......................................................     $     14,868
 Accounts payable and accrued liabilities................................................           53,219
 Billings in excess of costs and profits on uncompleted contracts .......................           55,046
 Reserves for losses on uncompleted contracts ...........................................           18,392
 Stock appreciation rights payable ......................................................            9,340
                                                                                              ------------
   Total current liabilities ............................................................          150,865
 Long-term debt, non-current portion ....................................................           75,992
 Other non-current liabilities ..........................................................            7,975
                                                                                              ------------
   Total liabilities ....................................................................          234,832
Contingencies ...........................................................................               --
Convertible redeemable Series B preferred stock, $.10 par value, authorized 1,000,000
  shares, 4,000 shares issued 3,564 and outstanding ....................................           11,233
Shareholders' Equity:
 Common stock, $.001 par value, authorized 25,000,000 shares; 11,694,058
  shares issued and outstanding .........................................................               11
 Additional paid-in capital .............................................................           33,364
 Series B Preferred Stock Warrants ......................................................            5,400
 Senior Subordinated Note Warrants ......................................................            1,244
 WorldCom Stock Options .................................................................               --
 WorldCom Phantom Stock .................................................................              606
 Retained earnings (deficit) ............................................................           (6,459)
 Accumulated other comprehensive income .................................................               85
                                                                                              ------------
   Total shareholders' equity ...........................................................           34,251
                                                                                              ------------
   Total liabilities and shareholders' equity ...........................................     $    280,316
                                                                                              ============


                   See notes to condensed consolidated financial statements.

                  ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                    FOR THE THREE MONTHS ENDED
                                                           JANUARY 31,
                                                    --------------------------
                                                       1999             1998
                                                    ----------     -----------
Revenues ........................................     $ 91,777     $ 22,268
Costs and expenses:
  Costs of revenues .............................       76,246       18,996
  General and administrative ....................        7,835        3,196
  Depreciation and amortization .................        2,333        1,240
                                                      --------     --------
    Total costs and expenses ....................       86,414       23,432
                                                      --------     --------
Income (loss) from operations ...................        5,363       (1,164)
Other expense, net:
    Interest expense                                    (2,478)        (276)
    Change in value of stock appreciation rights        (3,428)          --
    Other                                                 (132)         102
                                                      --------     --------
Income (loss) before income taxes and
  minority interest .............................         (675)      (1,338)
Provision (benefit) for income taxes ............         (168)        (522)
                                                      --------     --------
Income (loss) before minority interest ..........         (507)        (816)
Minority Interest ...............................           74          111
                                                      --------     --------
Net income (loss) ...............................         (581)        (927)
Preferred stock dividends .......................          180           49
Discount attributable to beneficial
   conversion privilege of preferred
   stock ........................................           --          105
                                                      --------     --------
Income (loss) applicable to common stock ........     $   (761)    $ (1,081)
                                                      ========     ========
Weighted average shares outstanding
   (basic and diluted) ..........................   11,694,088    8,759,300
                                                    ==========    =========
Income (loss) per common share (See Note 6):
  Basic .........................................     $   (.06)    $   (.12)
                                                      ========     ========
  Diluted .......................................     $   (.06)    $   (.12)
                                                      ========     ========


                   See notes to condensed consolidated financial statements.


                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                       THREE MONTHS ENDED JANUARY 31, 1999
                                 (IN THOUSANDS)

                                                            1999              1998
                                                            ----              ----


Net Income                                                       $ (581)    $(1,081)
                                                                 ------     -------
         Other comprehensive income, net of tax:
            Foreign currency translation adjustments             $   85
                                                                 ------

         Total other comprehensive income                            85         -
                                                                 ------     -------


Comprehensive income                                             $ (496)    $(1,081)
                                                                 ======     =======

                  ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)


                                                                FOR THE THREE MONTHS ENDED
                                                                       JANUARY 31,
                                                                --------------------------
                                                                    1999          1998
                                                                 --------      ---------
Cash used in operating activities ..........................     $ (5,247)     $   (514)

Investing Activities:


  Capital expenditures, net ................................         (291)       (3,076)
                                                                 --------      --------
  Net cash used in investing activities ....................         (291)       (3,076)
                                                                 --------      --------
Financing Activities:
  Repayments of long-term debt and other borrowings ........         (478)       (7,817)
  Proceeds from the issuance of long-term debt
    and other borrowings ...................................         --          10,419
  Net proceeds from preferred stock offering ...............          (92)         (949)
  Proceeds from the exercise of stock options ..............           82            63
  Dividends paid on preferred stock ........................         (262)          (50)
  Distributions to minority interests ......................          (28)         (160)
  Foreign currency translation adjustment...................          (42)         --
  Other ....................................................          137          (174)
                                                                 --------      --------
    Net cash provided by (used in) financing activities ....         (683)        1,332
                                                                 --------      --------
(Decrease) in cash and cash equivalents ....................       (6,221)       (2,258)
Cash and cash equivalents, beginning of period .............       13,544         6,230
                                                                 --------      --------
Cash and cash equivalents, end of period ...................     $  7,323      $  3,972
                                                                 ========      ========



Supplemental Disclosure:
Valuation of stock appreciation rights......................     $  5,850      $     --


                   See notes to condensed consolidated financial statements.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   OPERATION AND BASIS OF PRESENTATION

Able Telcom Holding Corp. and Subsidiaries ("Able Telcom" or the "Company") develops, builds and maintains communications systems for companies and governmental authorities. The Company is headquartered in West Palm Beach, Florida, and operates its subsidiaries throughout the United States, as well as in South America. The Company is organized in the following groups:

ORGANIZATIONAL GROUP                SERVICES PROVIDED
--------------------                -----------------
Network Services Group              Design, development, engineering,
                                    installation, construction, operation and
                                    maintenance services for telecommunications
                                    systems

Transportation Services Group       Design, development, integration,
                                    installation, construction, project management,
                                    maintenance and operation of automated
                                    toll collection systems, electronic traffic
                                    management and control systems, and
                                    computerized manufacturing systems

Communications Development Group    Design, installation and maintenance
(Latin America)                     services to foreign telephone companies

Each group is comprised of subsidiaries of the Company with each having local executive management functioning under a decentralized operating environment.

The Company's customers include local and long distance telephone companies, utilities, cable television operators, financial institutions, universities, medical facilities, correctional facilities and local, state and federal governments.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                                   (UNAUDITED)

1.   OPERATION AND BASIS OF PRESENTATION-(CONTINUED)

In the opinion of management, the unaudited condensed consolidated financial statements furnished herein include all adjustments, consisting of only recurring adjustments necessary for a fair presentation of the results of operations for the interim periods presented. These interim results of operations are not necessarily indicative of results for the entire year. The condensed consolidated financial statements contained herein should be read in conjunction with the consolidated financial statements and related notes contained in the Company's 1998 Annual Report on Form 10-K/A ("Form 10-K/A").

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions on Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required for complete financial statements.


Certain items in the condensed consolidated financial statements as of October 31, 1998 and January 31, 1998 have been reclassified to conform with the current presentation.


2.   ACQUISITION

On July 2, 1998, the Company acquired the network construction and transportation systems business of ("MFSNT") from WorldCom, Inc. ("WorldCom") pursuant to a merger agreement dated April 26, 1998 ("Plan of Merger"). On September 9, 1998, the Company and WorldCom finalized the terms of the Plan of Merger through the execution of an amended agreement. The acquisition of MFSNT was accounted for using the purchase method of accounting at a total price of approximately $67.5 million. The allocation of purchase price to identifiable assets and liabilities acquired is based upon preliminary estimates. The Company is in the process of obtaining additional information necessary to finalize the allocation of purchase price. The effect of the final allocation on previously reported amounts is not expected to be significant.


In conjunction with the acquisition of MFSNT, the Company granted an option to WorldCom (the "WorldCom Option") to purchase up to 2,000,000 shares of the Company's common stock, at an exercise price of $7.00 per share, but subject to a 1,817,941 share maximum limitation, and the right to receive phantom stock awards (the "Phantom Stock Awards") equivalent to 600,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option. The WorldCom Phantom Stock Awards are exercisable only on the following three days: July 2, 1999, July 2, 2000, or July 2, 2001. WorldCom will be entitled to receive any appreciation of the Common Stock over a base price of $5 3/32 per share, but in no event shall the maximum payment exceed $25.00 per share. The fair values of the WorldCom Option and Phantom Stock Awards were estimated at the date of grant at $3.5 million and $0.6 million, respectively, and are included as a component of the total consideration paid for the acquisition of MFSNT.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                                   (UNAUDITED)

2.   ACQUISITION-(CONTINUED)

On January 8, 1999, the Company and WorldCom agreed to convert the WorldCom Option to stock appreciation rights with similar terms and provisions, except that the stock appreciation rights provide for the payment of cash to WorldCom based upon the appreciation of the Company's common stock over a base price of $7.00 per share. The stock appreciation rights may revert back to the WorldCom Option if certain shareholder approvals are received. In connection with the establishment of the stock appreciation rights liability as of January 8, 1999, the fair value was estimated to be approximately $5.9 million as compared to the previously estimated fair value of the option of $3.5 million. The difference of $2.4 million represents debt issue costs of $0.5 million and a reduction of paid-in capital of $1.9 million. In addition, as of January 31, 1999, the fair value of the stock appreciation rights liability has been estimated to be $9.3 million and a charge to income of $3.4 million has been reflected as a change in value of stock appreciation rights in the accompanying condensed consolidated statement of operations.

3.   BORROWINGS


During the three months ended January 31, 1999, the Company was in violation of the payment terms of its $10.0 million principal amount 12 percent Senior Subordinated Notes (the "Senior Notes"). These Senior Notes were purchased and retired from the holders effective February 17, 1999 (Refer to Note 8).


On June 11, 1998, and amended on June 30, 1998, the Company obtained a $35.0 million three-year senior secured revolving credit facility ("Credit Facility"). The Credit Facility contains certain financial covenants which require, among other conditions, that the Company maintain certain minimum ratios, as well as limitations on total debt. In connection with the senior secured revolving credit facility, the company is currently in compliance with the provisions of such agreement and anticipates continuing compliance therewith. If compliance is not maintained, reported current liabilities would be increased by $35 million.

4.   SERIES B PREFERRED STOCK


During the three months ended January 31, 1999, the Company was in technical violation of certain provisions of its Series B Preferred Convertible Stock ("Series B Preferred Stock") issued in June 1998. Such default resulted from the Company's failure to have a registration statement registering the common stock underlying the Series B Preferred Stock and certain related warrants declared effective by December 27, 1998. Such default gave the holders of the Series B Preferred Stock the option to require the Company to redeem their securities at premium prices. During the quarter ended January 31, 1999, the holders of the Series B Preferred Stock notified the Company of their intent to exercise such redemption right; however, such notice has been withdrawn. In February 1999, approximately 78 percent of the Series B Preferred Stock was purchased from the original holders (Refer to Note 8) and, in connection with such purchase, the Company was given until May 18, 1999 to effect the registration described above.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                                   (UNAUDITED)


5.   STOCK OPTION PLAN

In 1996, the Company's shareholders adopted a stock option plan for the issuance of up to 550,000 shares which included provisions for both incentive and nonqualified stock options (the "Plan") and which expires on September 19, 2005. On April 24, 1998, the shareholders increased the number of shares issuable under the Plan to 1,300,000 and made certain other amendments to the Plan, which relate primarily to the issuance of restricted stock awards.


In an effort to correct certain of the actions taken by the Company's Board of Directors in order to maintain compliance with the Plan, as amended, the Board of Director's rescinded certain of the stock option grants, or 530,000 options under the Plan and 310,000 options outside the Plan, and granted replacement options for the same number of shares at the fair market value, as defined by the Plan, on December 31, 1998, as well as shortened certain of the expiration dates of the options.


A summary of the Company's stock options activity under the Plan, and related information for the period from October 31, 1998 through January 31, 1999 follows:

                                               NUMBER OF        OPTION PRICE
                                                 SHARES           PER SHARE
                                               ---------        ------------

Options Outstanding at
     October 31, 1998                           664,475       $6.00  -  $14.00
          Grants                                772,500       $5.75  -  $7.125
          Cancellations                        (530,000)      $6.20  -  $14.00
                                               --------
Options Outstanding at
     January 31, 1999                           906,975       $5.75  -  $7.813
                                               ========


In addition, stock options have been granted to certain employees of the Company outside of the Plan.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                                   (UNAUDITED)

5.   STOCK OPTION PLAN-(CONTINUED)

A summary of the Company's stock option activity outside the plan, and related information for the period from October 31, 1998 through January 31, 1999 follows:

                                              NUMBER OF         OPTION PRICE
                                                SHARES            PER SHARE
                                              ---------         ------------
Options Outstanding at
     October 31, 1998                           310,000       $6.20  -  $14.00
          Grants                              1,710,000       $5.75  -  $7.125
          Cancellations                        (660,000)      $6.20  -  $14.00
                                              ---------
Option Outstanding at
     January 31, 1999                         1,360,000            $5.75
                                              =========

The Financial Accountings Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, in 1995, which requires expanded disclosures of stock based compensation arrangements with employees and encourages compensation cost to be measured based on the fair value of the equity instrument. Under SFAS No. 123, companies are permitted to apply Accounting Principles Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company has elected to continue to apply APB No. 25. Under APB No. 25, to the extent the exercise price of the Company's employee stock options equal the market price of the underlying stock on the date of grant, no compensation expense is recognized. The following is the pro forma effect on net income (loss) and earnings (loss) per share as if the Company had adopted the expense recognition requirement of SFAS No. 123 (in thousands, except per share amounts):

                                          FOR THE THREE MONTHS ENDED JANUARY 31,
                                          --------------------------------------
                                             1999                      1998
                                             ----                      ----
Pro forma income (loss) available to
    common stockholders.................  $(2,453)                   $(1,114)
         Basic..........................     (.20)                      (.13)
         Diluted........................     (.20)                      (.13)
Pro forma income (loss).................   (2,273)                      (955)
         Basic..........................     (.19)                      (.11)
         Diluted........................     (.19)                      (.11)

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                                   (UNAUDITED)

6.   EARNINGS PER SHARE

The following is a reconciliation of the numerators and denominators of the basic and diluted per share computation as required by SFAS No. 128, EARNINGS PER SHARE (dollars, in thousands):

                                                     FOR THE THREE MONTHS ENDED JANUARY 31,
                                                     --------------------------------------
                                                              1999            1998
                                                          -----------     -----------
Basic:
      Loss available to common stockholders
         (numerator) ................................     $      (761)    $    (1,081)
      Weighted-average number of common shares
        (denominator)(1).............................      11,694,088       8,759,300
      (Loss) per common share .......................     $      (.06)    $      (.12)
Diluted:
      (Loss) available to common stockholders
         (numerator) ................................     $      (581)    $    (1,081)
      Weighted-average number of common shares
        (denominator) ...............................      11,694,088       8,759,300
      Common stock equivalents arising from stock
        options, warrants and convertible preferred
        stock .......................................       2,809,081          66,062
      Total shares (denominator) ....................      14,503,169       8,825,362
      Loss per common share-diluted (2) .............     $      (.06)    $      (.12)

------------
(1) Amount includes 628,418 shares issuable as contingent consideration related to the acquisition of Georgia Electric Company.
(2) The effect of securities that could dilute basic earnings per share are antidilutive for all periods presented, therefore, basic and diluted earnings per share are equivalent. The Company has potentially dilutive securities that could have a dilutive effect in the future. Those securities include warrants related to the Series A Preferred Stock, Series B Preferred Stock, stock options, warrants and phantom stock awards.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                                   (UNAUDITED)

7.   LITIGATION

LITIGATION

On May 21, 1998, SIRIT Technologies, Inc. ("SIRIT") filed a lawsuit in the United States District Court for the Southern District of Florida, against the Company and Thomas M. Davidson, who has since become a member of the Company's Board of Directors. SIRIT asserts claims against the Company for tortuous interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with the Company's agreement to purchase the shares of MFSNT and seeks injunction relief and compensatory damages in excess of $100.0 million.

On September 10, 1998, Shipping Financial Services Corp. ("SFSC") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company, and certain of its officers. SFSC asserts claims under the federal securities laws against the Company and four of its officers that the defendants allegedly caused the Company to falsely represent and mislead the public with respect to two acquisitions, COMSAT and MFSNT, and the ongoing financial condition of the Company as a result of the acquisitions and the related financing of those acquisitions. SFSC seeks certification as a class action on behalf of itself and all others similarly situated and seeks unspecified damages and attorneys' fees.

The Company is subject to a number of shareholder and other lawsuits and claims for various amounts which arise out of the normal course of its business. The Company intends to vigorously defend itself in these matters. The disposition of all pending lawsuits and claims is not determinable and may have a material adverse effect on the Company's financial position.

KANAS GUARANTY AGREEMENT

In conjunction with the acquisition of MFSNT, the Company has agreed to guarantee the payment obligations of Kanas under its credit agreement. The aggregate commitment of the lenders under this agreement is $85.4 million, and the purpose of the Kanas Credit Agreement is to provide the funds necessary to complete the Alyeska Project.

CONTRACTS

The Company has and will continue to execute various construction and other contracts which may require the Company to, among other items, maintain specific financial parameters, meet specific milestones and post adequate collateral generally in the form of performance bonds. Failure by the Company to meet its obligation under these contracts may result in the loss of the contract and subject the Company to litigation and various claims, including liquidated damages.

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                                   (UNAUDITED)


8.   PURCHASE OF SENIOR NOTES AND SERIES B PREFERRED STOCK


In February 1999, WorldCom advanced the Company $32.0 million for purposes of facilitating the purchase of 2,785 shares, or approximately 78 percent of the Series B Preferred Stock and the purchase of the outstanding $10.0 million principal amount of Senior Notes. The advance accrues interest at 11.5 percent and is repayable on the earlier of (i) October 31, 2000 or (ii) the dates of redemption and/or conversion of the Series B Preferred Stock or the Senior Notes.


In connection with the purchase of the Series B Preferred Stock, the Company agreed to certain modifications in the conversion price of the related warrants. The conversion price of (i) warrants to purchase a total of 370,000 shares of the Company's common stock has been reduced to $13.25 per share and (ii) warrants to purchase a total of 630,000 shares of common stock has been reduced to $13.50 per share. In addition, the Company agreed to modify the terms of the 404 shares of remaining Series B Preferred Stock conversion price from 97% of market value to a fixed amount of approximately $3.50 per share.

In connection with these transactions and as a result of the loan of the WorldCom funds to the Purchaser, as defined below, the Company expects to recognize an extraordinary loss (net of income taxes) in the second quarter of fiscal year 1999 on the purchase of the Senior Notes of approximately $1.9 million and a reduction in income applicable to common stock of approximately $11.3 million on the purchase and modification of the Series B Preferred Stock and related warrants.


WorldCom also agreed to make available additional advances to the Company of up to $15.0 million against amounts otherwise payable pursuant to the WorldCom master services agreement. These additional advances will accrue interest at
11.5 percent and would be repayable to WorldCom on October 31, 2000.


Had these transactions occurred in the three months ended January 31, 1999 shareholders' equity at such date would have been as follows:

                           PRO FORMA ADJUSTMENTS FOR SUBSEQUENT EVENT
                           ------------------------------------------
                              AS REPORTED            PRO FORMA
                              -----------            ---------

Common stock............     $    11                    $     11
Paid-in capital.........      33,364                      36,760
Series B Preferred
  Stock warrants........       5,400                       3,311
Senior warrants.........       1,244                       1,244
WorldCom options........          --                          --
WorldCom phantom stock..         606                         606
Retained earnings
 (deficit)..............      (6,459)                    (19,706)
Other...................          85                          85
                             -------                    --------
                             $34,251                    $ 22,311
                             =======                    ========

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Able Telcom Holding Corp.:

We have audited the accompanying consolidated balance sheet of Able Telcom Holding Corp. (a Florida Corporation) and subsidiaries as of October 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Able Telcom
Holding Corp. and subsidiaries as of October 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                              ARTHUR ANDERSEN LLP

Omaha, Nebraska
February 17, 1999

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders and Board of Directors
Able Telcom Holding Corp.:

We have audited the accompanying consolidated balance sheet of Able Telcom Holding Corp. and subsidiaries (the "Company") as of October 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended October 31, 1997. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express and opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Able Telcom Holding Corp. and subsidiaries at October 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended October 31, 1997, in conformity with generally accepted accounting principles.

                                                   /s/ Ernst & Young LLP

West Palm Beach, Florida
January 19, 1998

                       ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                 CONSOLIDATED BALANCE SHEETS--OCTOBER 31, 1998 AND 1997

                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                         ASSETS                                                 1998          1997
                                         ------                                                 ----          ----

CURRENT ASSETS:
    Cash and cash equivalents                                                                $  13,544     $  6,230
    Accounts receivable, net of allowances for bad debts of $866
        and $686 at October 31, 1998 and 1997, respectively                                     64,159       13,399
    Costs and profits in excess of billings on uncompleted contracts                           105,478        5,615
    Prepaid expenses and other                                                                   2,641        1,766
                                                                                               -------       -------
        Total current assets                                                                   185,822       27,010
                                                                                               -------       -------
PROPERTY AND EQUIPMENT:
    Land and buildings                                                                           4,473        1,415
    Equipment, furniture and fixtures                                                           42,522       19,982
                                                                                               -------       -------
                                                                                                46,995       21,397
    Less- Accumulated depreciation                                                             (14,921)      (8,283)
                                                                                               -------       ------
        Property and equipment, net                                                             32,074       13,114
                                                                                               -------       ------

OTHER ASSETS:
    Goodwill, net of accumulated amortization of $2,162 and $1,200
        at October 31, 1998 and 1997, respectively                                              31,374        8,341
    Assets held for sale                                                                        38,750            -
    Other                                                                                        2,740        1,881
                                                                                               -------       ------
        Total other assets                                                                      72,864       10,222
                                                                                               -------       -------
        Total assets                                                                         $ 290,760     $ 50,346
                                                                                               =======       =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt                                                        $  15,047     $  3,154
    Accounts payable and accrued liabilities                                                    61,376        8,649
    Billings in excess of costs and profits on uncompleted contracts                            57,439          291
    Reserves for losses on uncompleted contracts                                                25,390            -
    Notes payable shareholders/directors                                                         1,182          875
                                                                                               -------       ------
        Total current liabilities                                                              160,434       12,969
    Long-term debt, excluding current portion                                                   76,047       14,140
    Other                                                                                        2,737        1,277
                                                                                               -------       ------
        Total liabilities                                                                      239,218       28,386
                                                                                               -------       ------

COMMITMENTS AND CONTINGENCIES (Note 8)

CONVERTIBLE PREFERRED STOCK
    Series A redeemable preferred stock, $.10 par value, 995 shares issued and
        outstanding in 1997                                                                          -        6,713
    Series B preferred stock, $.10 par value, (aggregate liquidation value of $17,820,000), 4,000 shares authorized; 3,564 shares issued
        and outstanding in 1998                                                                 11,325            -
                                                                                               -------       ------
        Total convertible preferred stock                                                       11,325        6,713
                                                                                               -------       ------
SHAREHOLDERS' EQUITY:
    Preferred stock, 1,000,000 shares authorized                                                     -            -
    Common stock, $.001 par value, authorized 25,000,000 shares;
        11,065,670 and 8,580,422 shares issued and outstanding at
        October 31, 1998 and 1997, respectively                                                     11            9
    Additional paid-in-capital                                                                  35,164       15,096
    Series B Preferred Stock warrants                                                            5,400            -
    Senior Subordinated Note warrants                                                            1,244            -
    WorldCom stock options                                                                       3,490            -
    WorldCom phantom stock                                                                         606            -
    Retained earnings (deficit)                                                                 (5,698)         142
                                                                                               -------       ------
        Total shareholders' equity                                                              40,217       15,247
                                                                                               -------       ------
        Total liabilities and shareholders' equity                                           $ 290,760     $ 50,346
                                                                                              ========      =======

 The accompanying notes are an integral part to these consolidated financial statements

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

           FOR THE FISCAL YEARS ENDED OCTOBER 31, 1998, 1997 AND 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                          1998        1997       1996
                                                                          ----        ----       -----

REVENUES                                                                $ 217,481   $ 86,334    $ 48,906
COSTS AND EXPENSES:
     Cost of revenues                                                     179,505     68,164      40,486
     General and administrative                                            18,692      8,780       8,404
     Depreciation                                                           6,638      4,124       2,411
     Amortization                                                             962        408         339
     Charges and transaction/translation losses related to
        Latin American operations                                             275         17       3,553
                                                                          -------     ------      ------
        Total costs and expenses                                          206,072     81,493      55,193
                                                                          -------     ------      ------
INCOME (LOSS) FROM OPERATIONS                                              11,409      4,841      (6,287)

OTHER (INCOME) EXPENSE, NET:
     Interest expense, including amortization of discount of $157
        in 1998                                                             5,534      1,565       1,350
     Interest and dividend income                                            (342)      (449)       (270)
     Other                                                                   (320)      (152)         32
                                                                            -----      -----       ------
     Total other expense, net                                               4,872        964       1,112
                                                                            -----      -----       -----
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES
     AND MINORITY INTEREST                                                  6,537      3,877      (7,399)
PROVISION (BENEFIT) FOR INCOME TAXES                                        3,405        727        (891)
                                                                            -----      -----       ------
INCOME (LOSS) BEFORE MINORITY INTEREST                                      3,132      3,150      (6,508)
MINORITY INTEREST                                                             618        293        (598)
                                                                            -----      -----       ------
NET INCOME (LOSS)                                                           2,514      2,857      (5,910)
PREFERRED DIVIDENDS                                                          (341)      (260)          -
BENEFICIAL CONVERSION PRIVILEGE OF PREFERRED STOCK                         (8,013)    (1,266)          -
                                                                          -------     ------      ------
INCOME (LOSS) APPLICABLE TO COMMON STOCK                                 $ (5,840)   $ 1,331     $(5,910)
                                                                           ======      =====       =====
INCOME (LOSS) PER COMMON SHARE:
     Basic                                                                $ (0.59)    $ 0.16     $ (0.71)
                                                                       ===========  =========  ==========
     Diluted                                                              $ (0.59)    $ 0.16     $ (0.71)
                                                                       ===========  =========  ==========
WEIGHTED AVERAGE SHARES OUTSTANDING - (basic and diluted)               9,907,060  8,504,972   8,361,458
                                                                       ===========  =========  ==========

The accompanying notes are an integral part to these consolidated financial statements

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

           FOR THE FISCAL YEARS ENDED OCTOBER 31, 1998, 1997 AND 1996

             (in thousands, except common stock shares and amounts)

                                                                                                            Series B
                                                                         Common Stock        Additional     Preferred  Subordinated
                                                                 ------------------------      Paid-In         Stock     Notes
                                                                      Shares       Amount      Capital       Warrants   Warrants
                                                                 ------------    --------    ----------    ----------  ----------
BALANCE, November 1, 1995                                           8,193,212    $  8,193     $ 12,790     $     -     $     -
    Issuance of common stock to
       directors in connection with acquisition                        10,000          10           43           -           -
    Change in unrealized loss on investments                                -           -            -           -           -
    Net loss                                                                -           -            -           -           -
                                                                 ------------    --------     --------     -------     -------
BALANCE, October 31, 1996                                           8,203,212       8,203       12,833           -           -
    Issuance of common stock in connection with acquisition           108,489         108          620           -           -
    Issuance of common stock for services                               2,000           2           12           -           -
    Issuance of common stock for exercise of options                  262,240         262          732           -           -
    Compensation recognized on stock options                                -           -          338           -           -
    Issuance of common stock for conversion of
       convertible preferred shares                                     4,481           4           34           -           -
    Changes in unrealized loss on investments                               -           -            -           -           -
    Convertible preferred dividends paid                                    -           -            -           -           -
    Embedded dividend recognized on convertible
       preferred shares                                                     -           -            -           -           -
    Tax benefit from exercise of options                                    -           -          527           -           -
    Net income                                                              -           -            -           -           -
                                                                 ------------    --------     --------     -------     -------

BALANCE, October 31, 1997                                           8,580,422       8,579       15,096           -           -
    Issuance of common stock for GEC earnout                          204,440         204        1,278           -           -
    Compensation expense for below market options                           -           -           93           -           -
    Issuance of common stock for exercise of options
        net of tax benefit                                            351,935         352        2,071           -           -
    Dividends on Series A preferred stock                                   -           -            -           -           -
    Embedded dividend recognized on Series A
       convertible preferred shares                                         -           -            -           -           -
    Issuance of common stock for conversion of
       Series A convertible preferred shares                          920,946         921        6,817           -           -
    Valuation of subordinated note warrants                                 -           -            -           -       1,244
    Valuation of Series B Preferred Stock warrants                          -           -            -       5,400           -
    Beneficial conversion privilege applicable to
       Series B Preferred Stock                                             -           -        7,909           -           -
    Valuation of WorldCom options                                           -           -            -           -           -
    Valuation of WorldCom phantom stock awards                              -           -            -           -           -
    Issuance of common stock for conversion of
       Series B Preferred Stock                                     1,007,927       1,008        1,384           -           -
    Dividends on Series B preferred stock                                   -           -            -           -           -
    Tax benefit from exercise of options                                    -           -          516           -           -
    Net income                                                              -           -            -           -           -
                                                                 ------------    --------     --------     -------     -------

BALANCE, October 31, 1998                                          11,065,670    $ 11,064     $ 40,564     $ 5,400     $ 1,244
                                                                 ============    ========     ========     =======     =======

                                                                                                           Unrealized
                                                                                                             Loss on    Retained
                                                                               WorldCom       WorldCom     Investments  Earnings
                                                                            Stock Options  Phantom Stock  Net of Taxes  (Deficit)
                                                                            -------------  -------------  ------------  --------
BALANCE, November 1, 1995                                                     $     -         $   -          $ (53)     $  4,721
    Issuance of common stock to
       directors in connection with acquisition                                     -             -              -             -
    Change in unrealized loss on investments                                        -             -             (1)            -
    Net loss                                                                        -             -              -        (5,910)
                                                                              -------         -----          -----      --------
BALANCE, October 31, 1996                                                           -             -            (54)       (1,189)
    Issuance of common stock in connection with acquisition                         -             -              -             -
    Issuance of common stock for services                                           -             -              -             -
    Issuance of common stock for exercise of options                                -             -              -             -
    Compensation recognized on stock options                                        -             -              -             -
    Issuance of common stock for conversion of
       convertible preferred shares                                                 -             -              -             -
    Changes in unrealized loss on investments                                       -             -             54             -
    Convertible preferred dividends paid                                            -             -              -          (260)
    Embedded dividend recognized on convertible
       preferred shares                                                             -             -              -        (1,266)
    Tax benefit from exercise of options                                            -             -              -             -
    Net income                                                                      -             -              -         2,857
                                                                              -------         -----          -----      --------
BALANCE, October 31, 1997                                                           -             -              -           142
    Issuance of common stock for GEC earnout                                        -             -              -             -
    Compensation expense for below market options                                   -             -              -             -
    Issuance of common stock for exercise of options,
        net of tax benefit                                                          -             -              -             -
    Dividends on Series A preferred stock                                           -             -              -           (79)
    Embedded dividend recognized on Series A
       convertible preferred shares                                                 -             -              -          (104)
    Issuance of common stock for conversion of
       Series A convertible preferred shares                                        -             -              -             -
    Valuation of subordinated note warrants                                         -             -              -             -
    Valuation of Series B Preferred Stock warrants                                  -             -              -             -
    Beneficial conversion privilege applicable to
       Series B Preferred Stock                                                     -             -              -        (7,909)
    Valuation of WorldCom options                                               3,490             -              -
    Valuation of WorldCom phantom stock awards                                      -           606              -
    Issuance of common stock for conversion of
       Series B Preferred Stock                                                     -             -              -             -
    Dividends on Series B preferred stock                                           -             -              -          (262)
    Net income                                                                      -             -                        2,514
                                                                              -------         -----          -----      --------
BALANCE, October 31, 1998                                                     $ 3,490         $ 606          $   -      $ (5,698)
                                                                              =======         =====          =====      ========
                                                                              Total
                                                                            --------
BALANCE, November 1, 1995                                                   $ 17,466
    Issuance of common stock to
       directors in connection with acquisition                                   43
    Change in unrealized loss on investments                                      (1)
    Net loss                                                                  (5,910)
                                                                            --------
BALANCE, October 31, 1996                                                     11,598
    Issuance of common stock in connection with acquisition                      621
    Issuance of common stock for services                                         12
    Issuance of common stock for exercise of options                             732
    Compensation recognized on stock options                                     338
    Issuance of common stock for conversion of
       convertible preferred shares                                               34
    Changes in unrealized loss on investments                                     54
    Convertible preferred dividends paid                                        (260)
    Embedded dividend recognized on convertible
       preferred shares                                                       (1,266)
    Tax benefit from exercise of options                                         527
    Net income                                                                 2,857
                                                                            --------
BALANCE, October 31, 1997                                                     15,247
    Issuance of common stock for GEC earnout                                   1,278
    Compensation expense for below market options                                 93
    Issuance of common stock for exercise of options                           2,071
    Dividends on Series A preferred stock                                        (79)
    Embedded dividend recognized on Series A
       convertible preferred shares                                             (104)
    Issuance of common stock for conversion of
       Series A convertible preferred shares                                   6,818
    Valuation of subordinated note warrants                                    1,244
    Valuation of Series B Preferred Stock warrants                             5,400
    Beneficial conversion privilege applicable to Series B Preferred Stock         -
    Valuation of WorldCom options                                              3,490
    Valuation of WorldCom phantom stock awards                                   606
    Issuance of common stock for conversion of
       Series B Preferred Stock                                                1,385
    Dividends on Series B preferred stock                                       (262)
    Tax benefit from exercise of options                                         516
    Net income                                                                 2,514
                                                                            --------
BALANCE, October 31, 1998                                                   $ 40,217
                                                                            ========


The accompanying notes are an integral part to these consolidated financial statements

                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEARS ENDED (IN THOUSANDS):

                                                                   1998                 1997               1996
                                                                  -------              ------             ------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                              $ 2,514              $2,857            $(5,910)
   Adjustments to reconcile net income (loss)
     to net cash provided by (used in) operating activities,
     net of effects of acquisitions:
       Depreciation                                                 6,638               4,532              2,750
       Amortization                                                   962
       Bad debt expense                                              --                   160              1,094
       Translation/transaction Losses                                 275                  17              1,180
       Deferred income taxes                                          717                 727               (891)
       Minority interest                                              618                 293               (598)
       Write down of Latin American assets                           --                  --                1,593
       Compensation recognized for conversion
         of stock options                                              93                 338               --
       Reduction in revenue for litigation                           --                  (433)              --
       Other - net                                                    156                  10                313
                                                                  -------              ------             ------
                                                                   11,973               8,501               (469)
   Changes in operating assets and liabilities,
     net of effects from acquisitions:
       Decrease in accounts receivable                              2,694                 842              1,855
       Increase in costs and profits in
         excess of billings on
         uncompleted contracts                                    (16,987)             (4,661)              (829)
       Decrease in inventory                                        2,602                 118              1,871
       Decrease (increase) in other current assets                   (268)                313                340
       Decrease (increase) in other assets                          1,247                (280)              (287)
       Increase (decrease) in accounts payable
         and accrued expenses                                       2,273                (199)               160
       Increase (decrease) in billings
         in excess of costs and estimated
         profits on uncompleted contracts                             569                (927)               681
       Increase in other liabilities                                2,789                 230               --
                                                                  -------              ------             ------
       Cash Provided by Operating Activities                        6,892               3,937              3,322
                                                                  -------              ------             ------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures, net                                       (9,966)             (4,487)            (2,557)
   Net proceeds from sale of assets                                    90                  96                129
   Sales of investments                                                 0                 567               --
   Cash acquired in acquisitions                                    4,661                 404              1,761
   Cash paid for acquisitions                                      (8,681)             (3,000)            (3,500)
                                                                  -------              ------             ------
       Net cash used in investing activities                      (13,896)             (6,420)            (4,167)
                                                                  -------              ------             ------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings under lines of credit                                50,518              (4,626)             1,254
   Payment of shareholder/directors loans                          (2,925)               (250)              (500)
   Borrowings from shareholder/directors                            2,050                --                  500
   Proceeds from long-term debt                                    10,000              11,014              4,547
   Proceeds from debt to finance acquisition                       10,000               3,000              3,000
   Repayments on long-term debt                                   (74,388)             (9,272)            (6,251)
   Distributions to minority interests                               (502)               (293)              (210)
   Foreign currency translation adjustment                           (275)                (17)              (779)
   Proceeds from the issuance of preferred
     stock, net                                                    18,110               5,418               --
   Proceeds from the exercise of stock options                      2,071                 732               --
   Dividends paid                                                    (341)               (260)              --
                                                                  -------              ------             ------
Net cash provided by financing activities                          14,318               5,446              1,561
                                                                  -------              ------             ------
Effect of exchange rate changes on cash
  and cash equivalents                                                --                  --                (401)
Increase in cash and cash equivalents                               7,314               2,963                315
Cash and cash equivalents at beginning of year                      6,230               3,267              2,952
                                                                  -------              ------             ------
Cash and cash equivalents at end of year                          $13,544              $6,230             $3,267
                                                                  =======              ======             ======
Supplemental disclosures of cash flow information:
   Valuation of warrants                                          $ 6,644              $  --              $  --
   Discount on preferred stock                                      7,909                 --                 --
   Conversion of Series B Preferred Stock                           1,385                 --                 --
   Conversion of Series A Preferred Stock                           6,818                 --                 --
   Issuance of common stock for acquisition                         1,278                 621               43
   Issuance of common stock for services                              --                   11               --
   GEC earnout                                                     (4,595)             (1,278)              --
   Compensation recognized on below market options                     93                 338               --
   Valuation of below market options on acquisition                 4,096                --                 --
   Cash paid for:
      Interest                                                      4,226               1,684              1,120
      Income taxes                                                     29                --                 --

                                      F-20

                            ABLE TELCOM HOLDING CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 31, 1998

1.  THE COMPANY:

Able Telcom Holding Corp. ("Able Telcom" or the "Company") develops, builds and maintains communications systems for companies and governmental authorities. The Company is headquartered in West Palm Beach, Florida, and operates its subsidiaries throughout the United States, as well as in areas of South America. The Company has three main organizational groups:

       ORGANIZATIONAL GROUP                         SERVICES PROVIDED

 Network Services Group              Design, development, engineering,
                                     installation, construction, operation and maintenance services for telecommunications systems

 Transportation Services Group       Design, development, integration,
                                     installation, construction, project
                                     management, maintenance and operation of automated toll collection systems, electronic traffic management and control systems, and computerized manufacturing systems

 Communications Development Group    Design, installation and maintenance
 (Latin America)                     services to foreign telephone companies

Each group is comprised of subsidiaries of the Company with each having local executive management functioning under a decentralized operating environment.

The Company's customers include local and long distance telephone companies, utilities, cable television operators, financial institutions, universities, medical facilities, correctional facilities and local, state and federal governments.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements are prepared on an accrual basis and include the accounts of the Company and its subsidiaries. A substantial portion of consolidated total assets, liabilities and revenues are generated by one subsidiary of the Company, MFS Network Technologies, Inc. (MFSNT) which was acquired during the fiscal year ended October 31, 1998. Operations for subsidiaries acquired in purchase business combinations are included in the consolidated results of operations since the date of acquisition. All material intercompany accounts and transactions have been eliminated. Certain items in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all unrestricted highly liquid investments with original maturities of three months or less to be cash equivalents.

ASSETS HELD FOR SALE

Assets held for sale represent certain assets acquired in connection with the acquisition of MFSNT which are held for sale and are reported at the estimated fair value less costs to sell.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which generally range from five to ten years.

GOODWILL

Goodwill represents the amount by which the purchase price of businesses acquired exceeds the fair market value of the net tangible and identifiable intangible assets acquired under the purchase method of accounting. Goodwill is being amortized on a straight-line basis over 20 years.

The Company, at each balance sheet date, evaluates the recoverability of the carrying amount of goodwill if circumstances suggest that it has been impaired. If this review indicates that goodwill is not recoverable, as principally determined based on the estimated undiscounted cash flows of the entity which gave rise to the goodwill, over the remaining amortization period, then the Company's carrying value of the goodwill is reduced by the estimated shortfall in cash flows.

STOCK BASED COMPENSATION

The Company accounts for its stock based compensation under Accounting Principle Board Opinion No. 25, ("APB No. 25")"Accounting for Stock Issued to Employees," and follows the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Acounting for Stock-Based Compensation." See Note 12.

REVENUE RECOGNITION

Revenues from "per unit basis" contracts are recognized at the time services are rendered and accepted by the customer. Revenues from construction contracts and installation contracts are recognized as contract costs are incurred under the percentage-of-completion method measured on the cost to cost basis. Contract costs include all direct material and labor costs as well as those indirect costs relating to the contract such as indirect labor, supplies and equipment costs. Generally, the determination of substantial contract completion is made by the project owner.

Changes in job performance, condition and the estimated profitability may result in changes in the estimates for project costs and profits. Revised estimates are recognized in the period in which the changes are determined.

When the current estimates of total contract revenue and contract cost indicates a loss ("loss jobs"), a provision for the entire loss on the contract is made. During the fiscal year ended October 31, 1998, costs on loss jobs of approximately $15.1 million were charged to reserves for losses on uncompleted contracts which relate primarily to loss contracts acquired in connection with the acquisition of MFSNT.

FOREIGN CURRENCY TRANSLATION

The financial statements of the Company's Latin American subsidiaries are remeasured using the U.S. dollar as the functional currency. Monetary assets and liabilities denominated in a foreign currency are remeasured into U.S. dollars at the year end exchange rate. Nonmonetary assets and liabilities, and related income statement amounts are remeasured at historical exchange rates.

INCOME TAXES

The Company files consolidated federal income tax returns. The Company recognizes deferred tax assets and liabilities based on the difference between the financial statement and tax bases of assets and liabilities using estimated tax rates in effect for the year in which the differences are expected to reverse.

INCOME (LOSS) PER COMMON SHARE

In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" ("SFAS No. 128"), which specifies the computation, presentation and disclosure requirements for earnings per share (EPS). SFAS No. 128 is effective for periods ending after December 15, 1997, and requires retroactive restatement of EPS for all prior periods presented. The statement replaces the previous "primary earnings per share" computation with a "basic earnings per share" and redefines the "diluted earnings per share" computation.

The difference between the Company's weighted average shares outstanding and diluted shares outstanding is due to the dilutive effect of stock options and convertible securities. There are no significant differences in the numerator of the Company's computations of basic and diluted earnings per share for any period presented. The effect of securities that could dilute basic earnings per share would be antidilutive for all periods presented. The Company has potentially dilutive securities that could have a dilutive effect in the future. Those securities include warrants related to the Series A Preferred Stock, Series B Preferred Stock, stock options, warrants and phantom stock awards.

FAIR VALUE FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable (generally unsecured), accounts payable and notes payable approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. The fair values of lines-of-credit and long-term debt approximate their carrying amount since the currently effective rates reflect market rates.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS No. 130 - In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. This statement is effective for fiscal years beginning after December 15, 1997. Companies are also required to report comparative totals for comprehensive income in interim reports. The Company will report comprehensive income commencing in fiscal year 1999.

SFAS No. 131 - In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". This statement requires disclosures for each segment that are similar to those required under current standards with the addition of quarterly disclosure requirements and more specific and detailed geographic disclosures especially by countries as opposed to broad geographic regions. The provisions of SFAS No. 131 are effective for fiscal years beginning after December 15, 1997. The Company will adopt this statement in the fiscal year 1999.

SFAS No. 133 - In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities." This statement revises the accounting for the recognition and measurement of derivatives and hedging transactions and is effective for fiscal years beginning after June 15, 1999. The Company does not anticipate the early adoption of this statement and has not determined the impact it will have on the consolidated financial statements.

3.  ACQUISITIONS

On July 2, 1998, the Company acquired the network construction and transportation systems business of MFSNT from WorldCom, Inc. ("WorldCom") pursuant to a merger agreement dated April 26, 1998 ("Plan of Merger"). On September 9, 1998, the Company and WorldCom finalized the terms of the Plan of Merger through the execution of an amended agreement. The acquisition of MFSNT was accounted for using the purchase method of accounting at a total price of approximately $67.5 million, as described below.

In conjunction with the acquisition of MFSNT, the Company granted an option to WorldCom (the "WorldCom Option") to purchase up to 2,000,000 shares of the Company's common stock, at an exercise price of $7.00 per share, but subject to a 1,817,941 share maximum limitation, and the right to receive upon satisfaction of certain conditions phantom stock awards (the "Phantom Stock Awards") equivalent to 600,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option. The WorldCom Phantom Stock Awards are exercisable only on the following three days: July 2, 1999, July 2, 2000, or July 2, 2001. WorldCom will be entitled to receive any appreciation of the Common Stock over a base price of $5 3/32 per share, but in no event shall the maximum payment exceed $25.00 per share. The fair values of the WorldCom Option and Phantom Stock Awards were estimated at the date of grant at $3.5 million and $0.6 million, respectively, and are included as a component of the total consideration paid for the acquisition of MFSNT.

Subsequent to October 31, 1998, the Company and WorldCom agreed to convert the WorldCom Option to stock appreciation rights with similar terms and provisions, except that the stock appreciation rights provide for the payment of cash to WorldCom based upon the appreciation of the Company's common stock over a base price of $7.00 per share. The stock appreciation rights may revert back to the Option if certain shareholder approvals are received.

The purchase price for MFSNT was determined as follows (in millions):

        Contract price(1)                                                $58.8
        Transaction related costs                                          4.6
        WorldCom Option                                                    3.5
        WorldCom Phantom Stock Awards                                       .6
                                                                         -----
               Total Purchase Price                                      $67.5
                                                                         =====
----------
(1) As of October 31, 1998, $28.8 million of the contract price was paid and the remainder is subject to a note to WorldCom as described in Note 7.

The Company allocated the purchase price to the assets acquired and the liabilities assumed based on the fair value of those assets and liabilities as follows (in millions):

       Cash and accounts receivable                                     $47.0
       Costs and profits in excess of billings on
         uncompleted contracts                                           93.7
       Assets held for sale                                              38.8
       Prepaid expenses                                                   1.0
       Property                                                           5.7
       Goodwill(1)                                                       16.5
       Accounts payable                                                 (13.7)
       Billings in excess of costs and profits
         on uncompleted contracts                                       (56.6)
       Reserve for losses on uncompleted contracts                      (40.5)
       Accrued restructuring costs(2)                                    (2.0)
       Property taxes payable                                           (15.0)
       Other accrued liabilities(3)                                      (7.4)
                                                                        -----
                Total allocated purchase price                          $67.5
                                                                        =====

-------------
(1) Goodwill is being amortized on a straight-line basis over 20 years.
(2) Accrued restructuring costs related primarily to severance and benefit costs associated with the involuntary termination of employees pursuant to an approved restructuring plan. During the fiscal year ended October 31, 1998, approximately $1.7 million was charged against this reserve.
(3) Includes allowances for costs related to litigation and claims of $5.0 million which, according to the Plan of Merger, is payable to WorldCom in the event specified litigation costs and claims are not paid by the Company.

In conjunction with the acquisition of MFSNT, the Company entered into a five-year agreement with WorldCom to provide telecommunications infrastructure services to WorldCom (the "WorldCom Master Services Agreement") for a minimum of $40.0 million per year, provided that the aggregate sum payable to MFSNT shall be not less than $325.0 million, including a fee of 12 percent of reimbursable costs under the agreement ("Aggregate Sum"). If MFSNT declines any of the first $130.0 million of contract work in any year of the agreement, the value of the declined work reduces the Aggregate Sum. MFSNT has agreed that WorldCom Network will have met all of its obligations to MFSNT to the extent that payments to MFSNT reach an aggregate of $500.0 million at any time during the five-year term. During the fiscal year ended October 31, 1998, the Company recognized revenues of approximately $30.3 million from the WorldCom Master Services Agreement.

The Company is entitled to use the name "MFSNT" during the 18-month transition period commencing July 2, 1998.

PATTON MANAGEMENT CORPORATION

On April 1, 1998, the Company purchased all of the outstanding common stock of Patton Management Corporation ("Patton") for a total purchase price of approximately $4.0 million. The acquisition was accounted for using the purchase method of accounting. Goodwill of approximately $2.8 million was recorded and is being amortized on a straight-line basis over 20 years.

DIAL COMMUNICATIONS, INC.

On December 2, 1996, Able acquired all the outstanding common stock of Dial Communications, Inc. (Dial). As consideration, the Company paid $3.0 million in cash, issued 108,489 shares of common stock (fair value of $0.6 million) and issued a $0.9 million promissory note with a three year term bearing interest at Prime plus 1/2 percent. The acquisition was accounted for using the purchase method of accounting. The results of operations are included in the consolidated statements of operations since the date of acquisition. Goodwill of $1.5 million was recorded in this transaction which is being amortized over 20 years using the straight-line method.

GEORGIA ELECTRIC COMPANY

On October 12, 1996, the Company acquired all of the outstanding common stock of Georgia Electric Company (GEC). As initial consideration, the Company paid $3.0 million in cash. Under the terms of the earn-out provision of the acquisition agreement, the Company will issue shares of common stock over a five year period beginning in fiscal 1997, contingent upon the operating performance of GEC and the market value of the Company's stock. Such amounts will be accounted for as purchase price adjustments. The acquisition was accounted for using the purchase method of accounting. The results of operations are included in the consolidated statements of operations since the date of acquisition.

The Company recorded goodwill of $1.3 million at October 31, 1997 and additional goodwill of $4.6 million at October 31, 1998 as a result of additional purchase price due to the former owner of GEC under the terms of the earn-out provisions of the acquisition agreement. The goodwill is being amortized over 20 years using the straight-line method. Corresponding amounts are reflected as accounts payable and accrued liabilities in the consolidated balance sheets pending the issuance of the Company's common stock.

H. C. CONNELL, INC.

On December 8, 1995, the Company, through a wholly owned subsidiary, acquired all of the outstanding common stock of H.C. Connell, Inc. ("Connell"). As consideration, the Company paid $0.5 million in cash and issued a $1.9 million promissory note. The acquisition was accounted for using the purchase method of accounting. The results of operations of Connell are included in the consolidated statements of operations since the date of the acquisition.

Pro Forma Financial Information (Unaudited)

Unaudited pro forma financial information for the Company is presented below as if the Company's acquisitions had taken place as of November 1, for each of the respective years (in thousands, except per share amounts):

                                       Years Ended October 31,
                                      ------------------------
                                      1998       1997      1996
                                      ----       ----      ----

        Revenues                    $392,046   $457,820   $85,095
        Net loss                     (22,823)   (14,127)   (1,346)
        Loss applicable to common
             stock                   (31,710)   (15,653)   (1,346)
        Loss applicable to common
             stock per share           (3.20)     (1.84)     (.17)

This unaudited pro forma information does not purport to be indicative of the results of operations which would have resulted had the acquisitions been consummated at the dates assumed.

4. ACQUISITION OF COMSAT CONTRACTS:

On February 25, 1998, GEC acquired 12 contracts (the "COMSAT Contracts") with the Texas Department of Transportation from CRSI Acquisition, Inc., a subsidiary of COMSAT Corporation ("COMSAT"). The COMSAT Contracts are for the installation of intelligent traffic management systems and the design and construction of wireless communication networks. In exchange for assuming the obligations to perform under the COMSAT Contracts, GEC received consideration from COMSAT of approximately $15.0 million.

During the fiscal year ended October 31, 1998, the Company recognized revenues and cost of revenues related to the COMSAT contracts of $19.8 million and $10.7 million, respectively. At October 31, 1998, seven of the COMSAT Contracts were substantially complete.

5.  UNCOMPLETED CONTRACTS:

Uncompleted contracts consist of the following at October 31, (in thousands):

                                                     1998              1997
                                                     -----             ----
    Costs incurred on uncompleted contracts        $116,073           $43,237
    Earnings recognized on uncompleted contracts     29,086             7,361
                                                     ------            ------
                Total                               145,159            50,598
    Less billings to date                           (97,120)          (45,274)
                                                    -------            ------
                 Net                               $ 48,039          $  5,324
                                                   ========          ========

Included in the accompanying balance sheets under the following headings at October 31, (in thousands):

                                                      1998             1997
                                                      ----             ----
    Costs and profits in excess of billings on
       uncompleted contracts                       $105,478           $5,615
    Billings in excess of costs and profits on
       uncompleted contracts                         57,439              291
                                                   --------           ------
               Net                                 $ 48,039           $5,324
                                                   ========           ======

6.  ASSETS HELD FOR SALE:

Assets held for sale consist of: (1) certain fiber optic conduit that runs from Ohio to New York; and (2) an interest in Kanas Telcom, Inc. ("Kanas") whose primary asset is a telecommunications network along the Alaskan pipeline (the "Alyeska Project") (Refer to "Kanas Guarantee Agreement" in Note 8). These assets were acquired in connection with the acquisition of MFSNT and are reflected in the accompanying October 31, 1998 consolidated balance sheet at their estimated fair value less costs to sell. Subsequent to October 31, 1998, the Company negotiated the sale of the fiber optic conduit for approximately $26.0 million which approximated the October 31, 1998 carrying value.

7.  DEBT:

The Company's debt consist of the following at October 31, (in thousands):


                                                                                          1998                         1997
                                                                                          ----                         ----


    Note payable to bank under Revolving Credit Facility, maturing on
       June 20, 2001, interest payment dates and rates vary (7.69 percent at October 31, 1998), secured by the Company's existing and future
       restricted subsidiaries, excluding MFSNT                                      $     35,000                    $     -

    Note payable to WorldCom maturing on December 15, 2000, interest is
       payable quarterly at an annual rate of 11.5 percent                                 30,000                          -

    Senior Subordinated Notes, annual payments of $5.0 million on January 6,
       2004 and 2005, 12 percent interest per annum, in arrears, paid
       semi-annually                                                                       10,000                          -

    Notes payable to a bank, payable in monthly installments aggregating approximately $47,161, interest payable monthly ranging from
       2.0 to 8.75 percent secured by substantially all the assets of
       the Company in 1997                                                                    491                      3,560

    Notes payable to former owner of Dial payable in monthly installments
       of principal and interest of 8.75 percent at October 31, 1998                          369                        669

    Bank lines of credit, $6.0 million maturing on March 1, 1998, interest payable monthly at prime (8.75 percent at October 31, 1997) secured
       by substantially all the assets of the Company                                           -                      6,000

    Notes payable to banks, payable in monthly installments of principal and interest of 8.5 percent at October 31, 1997, secured by real and
       personal property of GEC                                                                 -                      2,500

    Mortgage note payable to a bank, payable in monthly installments
       of $1,604 plus interest at prime (8.75 percent at October 31, 1997)                      -                        269

    Notes payable to bank, payable in monthly installments
       of principal and interest at prime (8.75 percent at October 31,
       1997), secured by real and personal property of Dial                                     -                      2,876

    Notes payable to banks, payable in monthly installments of principal and interest at prime (8.75 percent at
       October 31, 1997), secured by related equipment                                          -                        385

    Notes payable to bank, payable in monthly installments of
       principal and interest at prime (8.75 percent at October 31,
       1997), secured by related equipment                                                      -                        511
                                                                                           ------                    -------
                                                                                           75,860                     16,770

    Property taxes payable under certain contractual agreements at the present value of estimated amounts payable over 20 years discounted
       at 15 percent, payments to commence in fiscal year 1999                             15,000                          -
    Capital leases                                                                          1,321                        524
                                                                                           ------                    -------
                                                                                           92,181                     17,294
    Less- Discount on Senior Subordinated Notes                                            (1,087)                         -
                                                                                           ------                    -------
                                                                                           91,094                     17,294
    Less- Current portion                                                                 (15,047)                    (3,154)
                                                                                           ------                    -------
    Long-term debt, excluding current portion                                            $ 76,047                    $14,140
                                                                                           ======                    =======

                                      F-31

CREDIT FACILITIES

On April 6, 1998, the Company obtained a $25.0 million three-year senior secured revolving credit facility (the "Credit Facility") with a $2.0 million sub-limit for the issuance of standby letter(s) of credit. The Credit Facility allowed the Company to select an interest rate based upon the prime rate or on a short-term LIBOR, in each case, plus an applicable margin, with respect to each draw the Company made thereunder. Interest was payable monthly in arrears on base rate advances and at the expiration of each interest period for LIBOR advances. The Credit Facility contained certain covenants which required, among other conditions, that the Company maintain certain net worth, minimum fixed charge coverage and limitations on total debt, and was secured by a perfected first priority security interest on all tangible assets of the Company. The proceeds of the Credit Facility were used to finance working capital requirements and for other general corporate purposes, including acquisitions and capital expenditures, not to exceed $15.0 million, associated with the Company's overall strategic plan. On June 11, 1998, this amount was repaid with proceeds from the Company's New Credit Facility defined below.

On June 11, 1998, the Company replaced the Credit Facility with a new $35.0 million three-year senior secured revolving credit facility ("New Credit Facility") with a $5.0 million sub-limit for the issuance of standby letter(s) of credit. The New Credit Facility allows the Company to select an interest rate based upon the prime rate or on a short-term LIBOR, in each case plus an applicable margin, with respect to each draw the Company makes thereunder. Interest is payable monthly in arrears on base rate advances and at the expiration of each interest period for LIBOR advances. The New Credit Facility contains certain financial covenants which require, among other conditions, that the Company maintain certain minimum ratios, including current and debt leverage, minimum fixed charge coverage, interest coverage, as well as limitations on total debt. The New Credit Facility is secured by a perfected first priority security interest on all tangible assets of the Company and a pledge of the shares of stock of each of the Company's subsidiaries operating in the United States. On June 30, 1998, the New Credit Facility was amended to include (i) the Company's acquisition of MFSNT and the related financing of such transaction, (ii) changes in financial covenants related thereto, and (iii) other amendments relating to investments, pledging and intercompany matters. At October 31, 1998 and thereafter, the Company was in violation of certain of the covenants in the New Credit Facility which were subsequently waived through November 1, 1999.

WORLDCOM NOTE:

In conjunction with the acquisition of MFSNT, the Company executed a $30.0 million promissory note to WorldCom bearing interest of 11.5 percent per year (the "WorldCom Note").

The principal amount of the WorldCom Note is to be repaid in part by applying a portion of certain fees (i) due under the WorldCom Master Services Agreement and
(ii) received by the Company in connection with the sale and installation of certain fiber optic conduit projects. Pursuant to an agreement, the Company has pledged all of the shares of capital stock in MFSNT to WorldCom to secure the Company's obligations under the WorldCom Note.

The Company has classified $13.2 million of the WorldCom Note as a current liability based upon the estimates of the fiscal year 1999 repayments resulting from proceeds under the WorldCom Master Services Agreement and the sale of the fiber optic conduit.

The WorldCom Note provides for covenants of which the Company was in compliance at October 31, 1998. Upon noncompliance or an event of default, the entire balance of the WorldCom Note shall automatically become due and payable, subject to certain subordination provisions. In addition, remedies available to WorldCom include the following:

/bullet/  Acquire all of the stock in MFSNT.
/bullet/ Keep all principal and interest already paid under the WorldCom Note. /bullet/ Require an 18 percent annual default rate of interest.
/bullet/ Cause WorldCom to apply 12 percent of the payment it owes to the Company at the time of default under the WorldCom Master Services Agreement to the outstanding principal and interest due under the WorldCom Note.

In addition, if the WorldCom Note is not repaid in full by December 15, 2000, it is anticipated that WorldCom will be able to:

/bullet/ Reduce the minimum yearly and aggregate revenues under the WorldCom Master Services Agreement.
/bullet/ Refuse to give additional work under the WorldCom Master Service Agreement while in default.

SENIOR SUBORDINATED NOTES

Effective January 6, 1998, the Company issued $10.0 million of unsecured 12 percent Senior Subordinated Notes due January 6, 2005 (the "Senior Subordinated Notes") with detachable warrants to purchase 409,505 shares of common stock at a price of $8.25 per share, which were valued at approximately $1.2 million resulting in a corresponding discount applicable to the Senior Subordinated Notes which is being amortized to interest expense over the life of such notes. The agreement, pursuant to which the Senior Subordinated Notes were issued, contains covenants which require, among other conditions, that the Company maintain certain tangible net worth, minimum fixed charge coverage and limitations on total debt and which limit the Company's ability to pay dividends and make certain other payments, make investments and sell assets or subsidiaries. At October 31, 1998, the Company was in violation of certain of the covenants in the Senior Subordinated Note agreement. These notes were purchased from the holder of these notes subsequent to October 31, 1998, which will be accounted for as a redemption by the Company. See Note 17.

OTHER BORROWINGS

On June 1, 1997, the Company entered into a $6.0 million Line of Credit Facility (the "Line of Credit"). The Line of Credit was due March 1, 1998 and was repaid in 1998.

AGGREGATE MATURITIES

The aggregate maturities of long-term debt and capital leases for years subsequent to October 31, 1998, are as follows:

             1999                                              $  15,047
             2000                                                 18,225
             2001                                                 36,021
             2002                                                    935
             2003                                                    872
             Thereafter                                           21,081
                                                                --------
                                                                 $92,181
                                                                ========

8. COMMITMENTS AND CONTINGENCIES:

LITIGATION

On May 21, 1998, SIRIT Technologies, Inc. ("SIRIT") filed a lawsuit in the United States District Court for the Southern District of Florida, against the Company and Thomas M. Davidson, who has since become a member of the Company's Board of Directors. SIRIT asserts claims against the Company for tortuous interference, fraudulent inducement, negligent misrepresentation and breach of contract in connection with the Company's agreement to purchase the shares of MFSNT and seeks injunction relief and compensatory damages in excess of $100.0 million.

On September 10, 1998, Shipping Financial Services Corp. ("SFSC") filed a lawsuit in the United States District Court for the Southern District of Florida against the Company, and certain of its officers. SFSC asserts claims under the federal securities laws against the Company and four of its officers that the defendants allegedly caused the Company to falsely represent and mislead the public with respect to two acquisitions, COMSAT and MFSNT, and the ongoing financial condition of the Company as a result of the acquisitions and the related financing of those acquisitions. SFSC seeks certification as a class action on behalf of itself and all others similarly situated and seeks unspecified damages and attorneys' fees.

The Company is subject to a number of shareholder and other lawsuits and claims for various amounts which arise out of the normal course of its business. The Company intends to vigorously defend itself in these matters. The disposition of all pending lawsuits and claims is not determinable and may have a material adverse effect on the Company's financial position.

KANAS GUARANTY AGREEMENT

In conjunction with the acquisition of MFSNT, the Company has agreed to guarantee the payment obligations of Kanas under its credit agreement. The aggregate commitment of the lenders under this agreement is $85.4 million, and the purpose of the Kanas Credit Agreement is to provide the funds necessary to complete the Alyeska Project.

CONTRACTS

The Company has and will continue to execute various construction and other contracts which may require the Company to, among other items, maintain specific financial parameters, meet specific milestones and post adequate collateral generally in the form of performance bonds. Failure by the Company to meet its obligation under these contracts may result in the loss of the contract and subject the Company to litigation and various claims, including liquidated damages.

LEASED PROPERTIES

As of October 31, 1998, the Company leased office space and equipment under various noncancelable long-term operating lease arrangements.

Rental expense for operating leases amounted to $2.4 million, $0.8 million and $0.6 million for the fiscal years ended October 31, 1998, 1997 and 1996, respectively.

During fiscal year 1998, the Company leased certain equipment under capitalized lease agreements which have been included in Property and Equipment. Cost and accumulated amortization of such assets as of October 31, 1998, totaled $3.2 million and $1.8 million, respectively.

Future minimum lease payments required under operating and capital leases with initial terms in excess of one year are as follows (in thousands):

                                                     CAPITAL        OPERATING
        YEARS ENDING OCTOBER 31,                      LEASES          LEASES
                                                     --------       ----------

        1999                                         $  788           $3,177
        2000                                            454            1,738
        2001                                            149            1,238
        2002                                             64            1,125
        2003                                              -              625
        Thereafter                                        -              416
                                                     ------           ------
        Total minimum lease payments                 $1,455           $8,319
                                                     ======           ======
        Present value of net minimum lease
           payments                                  $1,321
        Less current installments of
           obligations under capital leases             706
                                                     ------
        Obligations under capital leases,
           excluding current installments            $  615
                                                     ======

9. PREFERRED STOCK:

SERIES A PREFERRED

Effective December 20, 1996, the Company completed a private placement transaction of 1,000 shares of $.10 par value, Series A Convertible Preferred Stock (the "Series A Preferred Stock") and warrants to purchase 200,000 shares of the Company's common stock at $9.82 per share. Proceeds from the offering totaled $6.0 million. Each share of Series A Preferred Stock was convertible into shares of the Company's common stock after April 30, 1997, at the lesser of $9.82 per share or at a discount (increased to a maximum of 20 percent for conversions after December 20, 1997) of the average closing bid price of a share of common stock for three days proceeding the date of conversion. The Company recognized the discount attributable to the beneficial conversion privilege of approximately $1.3 million by accreting the amount from the date of issuance, December 20, 1996, through the last date the discount rate increase can occur, December 20, 1997, as an adjustment of net income attributable to common shareholders. This accretion adjustment, which also represents the adjustment needed to accrete to the redemption value of the Preferred Stock, resulted in a charge to retained earnings and accompanying credit to the Preferred Stock. The Preferred Stock accrues dividends at an annual rate of five percent and is payable quarterly in arrears in cash or through a dividend of additional shares of Preferred Stock.

During fiscal 1998, all remaining Series A Preferred Stock was converted into common stock pursuant to the terms thereof and the related number of warrants was reduced to 62,000, due to either exercise or forfeiture.

SERIES B PREFERRED

Effective June 30, 1998 (the "Closing"), the Company completed a private offering (the "Offering") of 4,000 shares of $0.10 par value, nonvoting Series B Convertible Preferred Stock (the "Series B Preferred Stock") which bear annual dividends of 4 percent, and warrants to purchase 1,000,000 shares of the Company's common stock at $19.80 per share for a period of five years from the date of grant (the "Warrants"). Net proceeds from the Offering totaled $18.1 million. In general, the conversion amount of each share of Series B Preferred Stock is convertible into shares of the Company's common stock commencing on June 30, 1998, at 97 percent of the lesser of the (i) average of the low trading prices for any three days during the twenty-two (22) trading days immediately preceding the conversion date, or (ii) the low trading price on the day immediately preceding the conversion date, subject to a minimum equal to 95 percent of such conversion price. The conversion amount of each share of Series B Preferred Stock is equal to $5,000 plus any unpaid dividends thereon. Unless waived by a holder on not less than 61 days prior written notice, no holder may convert an amount which would result in such holders and its affiliates' beneficial ownership exceeding 4.99 percent of the then outstanding common stock of the Company.

Of the $18.1 million of proceeds $5.4 million was assigned to the value of the warrants and $12.7 million was assigned as the Series B Preferred Stock. The warrants are exercisable for a five-year period commencing June 30, 1998. In addition, approximately $7.9 million was assigned to the beneficial conversion privilege and has been reflected as a reduction in income available to common stock for the fiscal year ended October 31, 1998.

As of October 31, 1998, 436 shares of the Series B Preferred Stock were converted into 1,007,927 shares of common stock at a price of $2.17 per share.

Subsequent to October 31, 1998, 2,785 shares were acquired from the holders of this stock by an affiliate of the Company. See Note 17.

The Series B Preferred Stock agreements contain certain covenants including registration rights and limitations on common stock dividends. Subsequent to October 31, 1998, the Company was in violation of certain of the covenants related primarily to registration rights and intends to complete the required registration statement in the fiscal year 1999. The Series B Preferred Stock agreements provide for mandatory redemption at amounts up to 130% of the liquidation value under certain circumstances.

10. IMPAIRMENT OF LATIN AMERICAN OPERATIONS

During the second quarter of fiscal 1996, the Company identified circumstances that suggested the carrying value of goodwill related to its Brazilian telecommunications company had been impaired. These included continuing losses from operations, consistent failure to meet budgeted operating results despite the Company's attempts to improve performance and the Company's resulting decision during the second quarter of 1996 to substantially curtail its telecommunications maintenance and construction operations. As a result, the Company estimated the expected income to be derived in future periods and the expected undiscounted future cash flows of the Brazilian telecommunications company. The results indicated that goodwill would not be recovered. Accordingly, during the second quarter, the carrying value of goodwill related to this acquisition was reduced from $447,010 to zero. This charge is included in "Charges and transaction/translation losses related to Latin American operations" in the Consolidated Statement of Operations for fiscal year 1997.

11. INCOME TAXES:

An analysis of the components of income (loss) before income taxes and minority interest and the related provision (benefit) for income taxes is presented below (in thousands):

                                           1998        1997        1996
                                          ------     -------     -------

         Domestic                         $6,084      $3,304     $(3,770)
         Foreign                             453         573      (3,629)
                                          ------      ------     -------

                                          $6,537      $3,877     $(7,399)
                                          ======      ======     ========
         Provision (benefit) for
           income taxes:
           Federal
             Current                      $1,937      $    -     $     -
             Deferred                        792         657        (969)
           State
             Current                         751           -           -
             Deferred                        (75)         70        (167)
           Foreign
             Current                           -           -           -
             Deferred                          -           -         245
                                          ------      ------     -------
         Provision (benefit) for income
             taxes                        $3,405      $  727     $  (891)
                                          ======      ======     ========

Reconciliation of the federal statutory income tax rate to the Company's effective income tax rate is as follows:

                                              1998      1997          1996
                                              ----      ----          ----
         Provision (benefit) tax at
             federal statutory rate            34%       34%          (34)%

         State income tax, net                  7         .2             4
         Non-deductible goodwill                4          4             2
         Reduction in valuation
             Allowance                          -          -            (1)

         Foreign operations, net                4        (20)           22

         Other items, net                       3        3.8            (5)
                                               --        ---           ---
         Effective income tax rate             52%        22%          (12)%
                                               ==        ===           ===

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                        1998           1997
                                                       ------         ------
         Deferred tax assets-
             Reserve for bad debts                     $  312         $  135
             Net operating loss carryforward                -          1,143
             Foreign tax credit carryforwards               -            424
             Other                                        747             69
                                                       ------         ------
                                                        1,059          1,771
                                                       ------         ------
         Deferred tax liabilities-
             Plant, property and equipment               (755)          (660)
             Investment in foreign subsidiaries             -           (129)
             Other                                        (39)             -
                                                       ------         ------
                                                         (794)          (789)
                                                       ------         ------
         Net deferred tax asset                        $  265         $  982
                                                       ======         ======

On October 31, 1997, the Company had Federal net operating loss carryforwards of approximately $3.3 million which were fully utilized in 1998.

12. STOCK OPTIONS:

In fiscal 1996, the Company's shareholders adopted a stock option plan for the issuance of up to 550,000 shares which included provisions for both incentive and nonqualified stock options (the Plan) and which expires on September 19, 2005. Salaried employees are eligible to receive both incentive and nonqualified stock options, except that employees of the Company may not receive incentive stock options if at the date of grant they own more than ten percent (10%) of the Company's outstanding stock, unless (i) the incentive stock options are granted at an option price at least equal to 110 percent of the fair market value of the Company's common stock at the date of grant, and (ii) the options are not exercisable after five years from the date of the grant. Grants of incentive stock options are also limited under the Plan to the extent that the aggregate fair market value at the date of grant is exercisable for the first time by an employee of the Company during any calendar year in an amount which exceeds $100,000. Nonemployee directors who do not own more than five percent (5%) of any class of the Company's outstanding stock, consultants and advisors are eligible to receive nonqualified stock options under the Plan.

The Plan specifies that all options must be granted at a price which is equal to or in excess of the fair market value of the Company's common stock, determined in accordance with the Plan (the average closing price of the Company's common stock for the ten (10) business days immediately preceding the date of grant) and are not transferable other than at the death of the optionee. Incentive stock options generally become exercisable over a three-year period in equal installments beginning in the year after the date of grant, while nonqualified stock options are exercisable, as determined by the plan administrator described below. The Plan is currently administered by the Company's Board of Directors, although the Plan provides that a committee of disinterested persons appointed by the Board of Directors may also administer the Plan.

On April 24, 1998, the shareholders increased the number of shares issuable under the Plan to 1,300,000 and made certain other amendments to the Plan which relate primarily to the issuance of restricted stock awards.

A summary of the Company's stock option activity under the Plan, and related information for the period from October 31, 1996, through October 31, 1998, follows:

                                               NUMBER OF          OPTION PRICE
                                                SHARES              PER SHARE
                                               ---------            ----------

        Options Outstanding at
          October 31, 1996                     160,000        $5.75  -  $6.875
             Grants                            323,500         6.00  -   7.813
             Exercises                         (71,740)        6.00  -   6.875
             Cancellations                     (39,320)       5.875  -   7.813

        Option Outstanding at
          October 31, 1997                     372,440         6.00  -   7.813
             Grants                            592,000         5.34  -   14.00
             Exercises                        (211,935)        5.34  -   7.813
             Cancellations                     (88,030)       6.375  -   7.813
                                              --------------------------------
        Options Outstanding at
          October 31, 1998                     664,475         6.20  -   14.00
                                              ================================

In addition, stock options have been granted to certain officers prior to the adoption of the Plan and to certain employees of the Company outside of the Plan. During fiscal 1992, an option to purchase 260,000 shares of the Company's common stock at $0.05 per share was granted to a director of the Company. In addition, in fiscal 1993, an officer was granted an option to purchase 100,000 shares of common stock at $0.50 per share and a financial consultant for the Company was granted a total of 200,000 shares at an average price of $3.38 per option, all of which were exercised prior to October 31, 1996. During fiscal 1995, options to purchase 100,000 shares at the fair market value of $4.83 per share were granted to an officer, pursuant to an employment agreement. During fiscal 1996, options to purchase 40,000 were granted to an employee at an option price of $6.44 per share, which was above the fair market value at the date of grant ($6.00). During fiscal 1998, options to purchase 160,000 shares of the Company's common stock were granted to members of the Company's Board of Directors at option prices of $6.20 or $11 15/16 per share, and 150,000 options were granted to certain employees of the Company at an option price of $14.00 per share.

A summary of the Company's stock option activity outside the Plan, and related information for the period from October 31, 1996, through October 31, 1998, follows:

                                               NUMBER OF          OPTION PRICE
                                                SHARES              PER SHARE
                                               --------            -----------
        Options Outstanding at
          October 31, 1996                     300,500        $0.05  -   $6.44
             Grants                               -                  -
             Exercises                        (190,500)        0.05  -    4.83
             Cancellations                        -                  -

        Option Outstanding at
          October 31, 1997                     110,000         0.05  -    6.44
             Grants                            310,000         6.20  -   14.00
             Exercises                        (110,000)        0.05  -    6.44
             Cancellations                      -                    -
                                              --------------------------------
        Options Outstanding at
          October 31, 1998                     310,000         6.20  -   14.00
                                              ================================

The estimated average remaining life of the stock options in the Plan and outside the Plan is approximately 3.5 years and 6 years, respectively.

Subsequent to October 31, 1998, in an effort to correct certain of the actions taken by the Company's Board of Directors in order to maintain compliance with the Plan, as amended, the Board of Director's rescinded certain of the above stock option grants, or 530,000 options under the Plan and 310,000 options outside the Plan, and reissued these options at the calculated fair market value on December 31, 1998, as well as shortened certain of the expiration dates of the options. In addition, subsequent to October 31, 1998, the Board of Directors of the Company granted an additional 162,500 stock options under the Plan and 1,050,000 options outside the Plan to employees of the Company.

Compensation expense associated with options issued at an option price less than fair market value for the fiscal year ended October 31, 1998 totaled $0.1 million. For the fiscal years ended October 31, 1997 and 1996, the Company did not have any compensation expense associated with stock options.

FASB issued SFAS No. 123 in 1995, which requires expanded disclosures of stock based compensation arrangements with employees and encourages compensation cost to be measured based on the fair value of the equity instrument. Under SFAS No. 123, companies are permitted to apply APB No. 25 which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company has elected to continue to apply APB No. 25. Under APB No. 25, to the extent the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The following is the pro forma effect on net income (loss) and earnings (loss) per share as if the Company had adopted the expense recognition requirement of SFAS No. 123:

                                          YEAR ENDED OCTOBER 31,
                                      1998         1997         1996

Proforma income (loss) applicable
   to common stock                 $ (7,303)     $ 1,121     $ (5,760)
Proforma income (loss) applicable
   to common stock per share:
       Basic                          (0.74)         .13        (0.69)

13. MAJOR CUSTOMERS/CONCENTRATION OF CREDIT RISK

During fiscal year 1998, only one customer, WorldCom, accounted for ten percent or more of the Company's consolidated revenues. Revenues from WorldCom during the fiscal year ended October 31, 1998 totaled approximately $30.3 million, and receivables from WorldCom at October 31, 1998 totaled $11.8 million.

In fiscal years 1997 and 1996, a significant portion of the Company's business was derived from four major customers including a governmental agency, two telephone companies and an industrial manufacturer. At October 31, 1997, the Company had accounts receivable from these customers of $3.1 million or 48% of total accounts receivable. Revenues from these customers totaled approximately $30.9 million and $22.8 million or 36% and 50% of consolidated revenues in fiscal years 1997 and 1996, respectively.

Approximately 50% of the Company's Latin American revenues are derived from one customer in Venezuela. Revenues from this customer were approximately 2% of consolidated revenues in 1997 and 4% in 1996. Accounts receivable outstanding for this customer were $0.8 million at October 31, 1997.

14. RELATED-PARTY TRANSACTIONS:

In conjunction with certain finders fees associated with the acquisition of MFSNT, the Company entered into three-year, 10 percent note for $1.3 million with a third party who subsequently became a member of the Company's Board of Directors. At October 31, 1998, the outstanding balance of this note was $1.2 million and is reflected in current liabilities in the accompanying consolidated balance sheet.

At various times in the past, certain of the Company's directors have loaned the Company money for a variety of purposes. Generally these loans are unsecured at market rates of interest. Other than the note described above, there were no notes to directors at October 31, 1998 and $0.9 million outstanding under such notes at October 31, 1997.

In November 1997, a subsidiary of the Company assumed the obligations of Ten-Ray Utility Construction, Inc. ("Ten-Ray"), a North Carolina corporation, as contractor under two network construction contracts and paid the costs Ten-Ray had accrued under the contracts of approximately $0.1 million. On January 30, 1998, the Company purchased from Ten-Ray certain construction equipment used in connection with the contracts. The purchase price for the equipment was the satisfaction of Ten-Ray's bank loans secured by the equipment in the amount of $0.3 million, including principal and interest, which in the opinion of the executives of the subsidiary was not more than the fair market value of the equipment and at the time of this transaction. The Company's Chief Financial Officer, beneficially owned approximately 7.7 percent of the voting stock of Ten-Ray and had personally guaranteed the equipment loans to the bank.

15. INDUSTRY AND GEOGRAPHIC AREA SEGMENT INFORMATION:

The Company currently operates primarily in two industry segments: network services and transportation services. Transportation services are conducted primarily in the United States with small projects in South America, Canada and Asia, while telecommunication network services are conducted both in the United States and Latin America. Revenues, income (loss) from operations, identifiable assets, capital expenditures, and depreciation and amortization pertaining to the industries and geographic areas in which the Company operates are presented below (in thousands):


        INDUSTRY SEGMENTS                             1998           1997            1996
        -----------------                             ----           ----            ----

        Sales to unaffiliated customers:
            Transportation services                $ 84,022        $46,795         $22,661
            Network services                        133,459         39,539          26,245
                                                   --------        -------         -------
        Total                                      $217,481        $86,334         $48,906
                                                   ========        =======         =======

        Income (loss) from operations:
            Transportation services                $  8,220         $3,772         $(3,454)
            Network services                          3,189          1,069          (2,833)
                                                   --------        -------         -------
        Total                                      $ 11,409         $4,841         $(6,287)
                                                   ========        =======         =======
        Identifiable assets:
           Transportation services                 $ 88,340        $28,884         $25,099
           Network services                         202,420         21,462          13,820
                                                   --------        -------         -------
        Total                                      $290,760        $50,346         $38,919
                                                   ========        =======         =======
        Capital expenditures:
            Transportation services                $  3,238         $1,635          $1,275
            Network services                          6,728          2,852           2,216
                                                   --------        -------          ------
        Total                                      $  9,966         $4,487          $3,491
                                                   ========         ======          ======
        Depreciation and amortization:
            Transportation services                $  2,824         $1,710          $1,229
            Network services                          4,776          2,822           1,521
                                                   --------        -------          ------
        Total                                      $  7,600         $4,532          $2,750
                                                   ========         ======          ======
        GEOGRAPHIC AREAS

        Revenues:
          United States                            $212,152        $82,171         $45,160
          Latin America                               5,329          4,163           3,746
                                                   --------        -------         -------
        Total                                      $217,481        $86,334         $48,906
                                                   ========        =======         =======
        Income (loss) from operations:
          United States                            $ 11,310        $ 4,824         $(2,073)
          Latin America                                  99             17          (4,214)
                                                   --------        -------        --------
        Total                                      $ 11,409        $ 4,841         $(6,287)
                                                   ========        =======        ========

        Identifiable assets:
          United States                            $287,569        $47,781         $36,410
          Latin America                               3,191          2,565           2,509
                                                   --------        -------         -------
        Total                                      $290,760        $50,346         $38,919
                                                   ========        =======         =======


16. QUARTERLY FINANCIAL DATA (UNAUDITED):

(Amounts in thousands, except per share amounts)


                                               FIRST    SECOND     THIRD     FOURTH
                                              QUARTER   QUARTER   QUARTER    QUARTER
                                              ------    -------   -------    -------
         1998(1)

         Revenues                              $22,268  $34,552    $58,305   $102,356
         Operating income (loss)                (1,261)   2,083      4,032      5,156
         Net income (loss)                        (927)     867        790      1,785
         Income (loss) applicable to
            common stock                        (1,081)     838     (7,186)     1,589

         1997(2)

         Revenues                              $18,326  $20,871    $21,984    $25,153
         Operating income (loss)                 1,142    1,785      1,024        888
         Net income (loss)                         505      851        932        567
         Income (loss) applicable to
            common stock                           470      337        491         33

-----------
(1) Quarterly amounts for 1998 have been adjusted from amounts previously reported by the Company in their quarterly filings with the SEC for adjustments related to a) the beneficial conversion feature associated with the Series B Preferred Stock; b) the recognition of certain contract revenues; and c) several adjustments for depreciation and miscellaneous accruals.

(2) Certain adjustments were made in the fourth quarter of 1997 which included a reduction in reserves associated with litigation between the Company and former owners of TSCI of $0.2 million.

The previously reported financial data are as follows (amounts in thousands):

                                       FIRST      SECOND      THIRD
                                      QUARTER    QUARTER     QUARTER
                                      -------    -------     -------
          1998
          ----
          Revenues                    $22,268     $34,552    $57,705
          Operating income (loss)        (776)      3,725      4,763
          Net income (loss)              (670)      1,835      1,464
          Income (loss) applicable
            to common stock              (824)      1,792        824

17. SUBSEQUENT EVENT:

Subsequent to October 31, 1998, WorldCom advanced the Company $32.0 million for purposes of arranging the purchase of 2,785 shares, or approximately 78 percent, of the Series B Preferred Stock and the purchase of the outstanding $10.0 million of Senior Subordinated Notes. The advance accrues interest at 11.5 percent and is repayable on the earlier of (i) October 31, 2000 or (ii) the dates of redemption and/or conversion of the Series B Preferred Stock or the Senior Subordinated Notes.

In connection with these transactions, the Company expects to recognize an extraordinary loss in the second quarter of fiscal year 1999 on the purchase of the Senior Subordinated Notes of approximately $1.9 million, net of tax, and a reduction in income applicable to common stock of approximately $10.0 million on the purchase of the Series B Preferred Stock.

In addition, the Company agreed to modify the terms of the existing Series B Preferred Stock conversion and warrant agreements which will result in a reduction in income applicable to common stock of approximately $6.0 million during the second quarter of fiscal year 1999.

WorldCom also agreed to make available additional advances to the Company of up to $15.0 million against amounts otherwise payable pursuant to the WorldCom Master Services Agreement. These additional advances accrue interest at 11.5 percent and are repayable to WorldCom on October 31, 2000.

Had these transactions occurred in fiscal year 1998, convertible preferred stock and selected components of shareholders' equity at October 31, 1998 would have been as follows (in thousands):

                                                           UNAUDITED
                                       AS REPORTED         PRO FORMA
                                       -----------         ---------

Convertible Preferred Stock              $11,325            $  2,477
Additional paid-in capital                40,564              41,873
Retained deficit                          (5,698)            (18,945)
Total shareholders' equity                40,217              28,279

Additionally, had the transaction occurred in fiscal year 1998, basic earnings per share would have been reduced by $1.95 per common share.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholder and Board of Directors of MFS Network Technologies, Inc.:



     We have audited the accompanying statements of operations and cash flows of the Network Technologies Division of MFS Network Technologies, Inc. for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Network Technologies Division of MFS Network Technologies, Inc.'s operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                               ARTHUR ANDERSEN LLP


Omaha, Nebraska,
June 16, 1998

                       NETWORK TECHNOLOGIES DIVISION OF
                        MFS NETWORK TECHNOLOGIES, INC.
                           STATEMENTS OF OPERATIONS


          FOR THE SIX MONTHS PERIODS ENDED JULY 2, 1998, JUNE 30, 1997,
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995





                                                                                           DECEMBER 31,
                                      JULY 2,           JUNE 30,       ----------------------------------------------------
                                       1998               1997               1997              1996               1995
                                 ----------------   ----------------   ---------------   ----------------   ---------------
                                    (UNAUDITED)        (UNAUDITED)
REVENUE:
 Affiliated entities .........    $  36,703,005       $ 34,077,636      $100,901,819       $ 56,237,902      $112,692,674
 Third party .................       64,386,308        108,011,172       268,432,450        165,867,327        61,145,581
                                  -------------       ------------      ------------       ------------      ------------
   Total revenue .............      101,089,313        142,088,808       369,334,269        222,105,229       173,838,255
COST OF REVENUES .............      111,206,030        136,294,198       353,562,515        206,225,389       155,826,296
                                  -------------       ------------      ------------       ------------      ------------
GROSS MARGIN
  (LOSS) .....................      (10,116,717)         5,794,610        15,771,754         15,879,840        18,011,959
                                  -------------       ------------      ------------       ------------      ------------
OPERATING
  EXPENSES ...................       11,413,772         14,830,436        24,066,129         23,754,195        22,806,053
                                  -------------       ------------      ------------       ------------      ------------
OPERATING LOSS ...............      (21,530,489)        (9,035,826)       (8,294,375)        (7,874,355)       (4,794,094)
OTHER INCOME
  (EXPENSE), net .............           15,701            (10,706)          (22,739)          (101,630)          231,355
                                  -------------       ------------      ------------       ------------      ------------
NET LOSS .....................    $ (21,514,788)      $ (9,046,532)     $ (8,317,114)      $ (7,975,985)     $ (4,562,739)
                                  =============       ============      ============       ============      ============

              The accompanying notes are an integral part of these statements.

                       NETWORK TECHNOLOGIES DIVISION OF
                        MFS NETWORK TECHNOLOGIES, INC.
                           STATEMENTS OF CASH FLOWS


          FOR THE SIX MONTHS PERIODS ENDED JULY 2, 1998, JUNE 30, 1997,
              AND THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995



                                                                                                  DECEMBER 31,
                                                 JULY 2,          JUNE 30,     --------------------------------------------------
                                                   1998             1997             1997             1996             1995
                                            ----------------- ---------------- ---------------- ---------------- ----------------
                                               (UNAUDITED)       (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss .................................   $ (21,514,788)   $  (9,046,532)   $  (8,317,114)   $  (7,975,985)   $  (4,562,739)
 Adjustments to reconcile net loss to
   net cash provided by (used in)
   operating activities--
  Depreciation and amortization ...........       1,358,000        1,342,345        2,684,691        1,869,993        1,628,908
  Changes in assets and liabilities--
   Accounts receivable and other
      assets ..............................       4,693,050       (2,546,525)     (29,488,757)      (4,522,767)     (10,046,771)
   Accounts payable and other
      liabilities .........................     (11,527,072)         798,920       10,771,714        4,939,109        5,246,045
   Costs and earnings in excess of
      billings on uncompleted
      contracts ...........................      48,874,368      (16,712,465)     (48,960,619)     (35,611,529)     (18,594,198)
   Accrued costs and billings in
      excess of revenue on
      uncompleted contracts ...............       1,673,240        9,702,293       10,654,203       21,885,223       (3,201,681)
   Restricted assets ......................         398,764          238,624          238,624         (280,191)        (207,332)
                                              -------------    -------------    -------------    -------------    -------------
   Net cash from operating
      activities ..........................      23,955,562      (16,223,340)     (62,417,258)     (19,696,147)     (29,737,768)
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of network and equipment........        (952,088)      (2,492,812)      (4,163,493)      (2,068,478)      (2,192,752)
 Additions to deferred costs and other.....         581,392          100,162          (39,013)         (11,764)          13,236
                                              -------------    -------------    -------------    -------------    -------------
   Net cash from investing activities......        (370,696)      (2,392,650)      (4,202,506)      (2,080,242)      (2,179,516)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Advances (repayments) from MFS
   Network Technologies, Inc. .............     (23,578,964)      18,494,835       66,319,764       22,076,389       31,894,895
                                              -------------    -------------    -------------    -------------    -------------
   Net cash from financing activities......     (23,578,964)      18,494,835       66,319,764       22,076,389       31,894,895
                                              -------------    -------------    -------------    -------------    -------------
NET INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS ..............................           5,902         (121,155)        (300,000)         300,000          (22,389)
CASH AND CASH EQUIVALENTS,
 beginning of period ......................              --          300,000          300,000               --           22,389
                                              -------------    -------------    -------------    -------------    -------------
CASH AND CASH EQUIVALENTS,
 end of period ............................   $       5,902    $     178,845    $          --    $     300,000    $          --
                                              =============    =============    =============    =============    =============

               The accompanying notes are an integral part of these statements.

                       NETWORK TECHNOLOGIES DIVISION OF
                        MFS NETWORK TECHNOLOGIES, INC.
                         NOTES TO FINANCIAL STATEMENTS

              JULY 2, 1998 (UNAUDITED), JUNE 30, 1997 (UNAUDITED),
                       DECEMBER 31, 1997, 1996 AND 1995

1. ORGANIZATION:


     The financial statements include the accounts of the following entities:


      Network Technologies Division of MFS Network Technologies, Inc. (NT) MFS Transportation Systems, Inc. (TSI)
      MFS TransTech, Inc. (TT)
      MFS Network Technologies of the District of Columbia, Inc. (DC)


     Collectively, these entities are known as the Division. NT, TSI and DC are wholly owned by MFS Network Technologies, Inc. (MFSNT). TSI owns 85 percent of TT. The basis of the 15% minority interest has been reduced to zero due to TT's significant losses for the periods ended July 2, 1998, June 30, 1997, December 31, 1997, 1996 and 1995. As of January 1, 1995, MFSNT was a wholly owned subsidiary of MFS Communications Company, Inc. (MFSCC). During 1995, MFSCC completed a restructuring in which it contributed its subsidiaries to MFSNT. This transaction has been accounted for at historical cost in a manner similar to the pooling of interest method. During 1996, MFSCC became a wholly owned subsidiary of WorldCom, Inc. (WorldCom). All significant accounts and transactions by and between the entities included in the Division have been eliminated.


     The Division operates as a systems integrator and project developer for large-scale, facilities-based communications networks and Intelligent Transportation Systems.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


USE OF ESTIMATES



     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses. Actual results could differ from those estimates.



ACCOUNTING FOR CONSTRUCTION CONTRACTS


     The Division uses the percentage of completion method of accounting to account for revenues and costs, measured by the percentage of budget completed to date to the total budget. Provision is made for the entire amount of future estimated determinable losses on contracts in progress; claims for additional contract compensation, however, are not reflected in the accounts until the year in which such claims are allowed. Revisions in cost and profit estimates during the course of the work are reflected in the accounting period in which the facts which require the revision become known. It is possible that cost and profit estimates will be revised in the near term.


     In accordance with industry practice, amounts realizable and payable under contracts which may extend beyond one year are included in current assets and liabilities.


     Substantially all of the Division's revenue from affiliates is from cost reimbursable contracts. Revenues from those contracts are recognized on the basis of costs incurred during the period, plus the overhead fee earned.

                       NETWORK TECHNOLOGIES DIVISION OF
                        MFS NETWORK TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

              JULY 2, 1998 (UNAUDITED), JUNE 30, 1997 (UNAUDITED),
                       DECEMBER 31, 1997, 1996 AND 1995


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:--(CONTINUED)


     The Division has entered into two related agreements with a significant customer. One contract relates to construction services and the other contract relates to materials purchasing whereby the Division purchases certain materials for the customer and passes those through at cost. The materials contract was entered into in conjunction with the construction contract, therefore, the costs associated with materials are shown as contract costs and revenue is recognized to the extent of those costs. The revenues and related costs were $36.1 million, $40.0 million, $57.3 million, and $0 for the periods ended June 30, 1997, December 31, 1997, 1996 and 1995, respectively. These amounts are included in the accompanying financial statements as construction revenues and cost of revenues.



     Credit risk is minimal with public (government) owners since the Division ascertains that funds have been appropriated by the governmental project owner prior to commencing work on public projects. Most public contracts are subject to termination at the election of the government. However, in the event of termination, the Division is entitled to receive the contract price on completed work and reimbursement of costs, plus a reasonable profit, on uncompleted work. Credit risk with private owners is minimized because of statutory mechanics liens, which give the Division high priority in the event of lien foreclosures following financial difficulties of private owners.


FIXED ASSETS


     Fixed assets are stated at cost. Depreciation on leasehold improvements is provided by the straight-line method over estimated useful lives ranging from 10 to 31.5 years, and depreciation on all other fixed assets is provided on accelerated methods over the estimated useful lives of the respective assets ranging from 3 to 8 years. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is recognized.


INCOME TAXES


     The Division is included in the combined income tax returns of WorldCom for the years ended December 31, 1997 and 1996, and in the combined income tax return of MFSCC for the year ended December 31, 1995. There is no tax sharing agreement between the Division and WorldCom or MFSCC, respectively; therefore, the Division calculates its tax provision on a separate-entity basis. The accompanying financial statements do not reflect a tax benefit since it is more likely than not that the deferred tax asset will not be realized.

                       NETWORK TECHNOLOGIES DIVISION OF
                        MFS NETWORK TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

              JULY 2, 1998 (UNAUDITED), JUNE 30, 1997 (UNAUDITED),
                       DECEMBER 31, 1997, 1996 AND 1995



3. LEASES:



     The Division is leasing premises under various noncancellable operating leases which, in addition to rental payments, require payments for insurance, maintenance, property taxes and other executory costs related to the leases. Certain leases provide for adjustments in lease cost based upon adjustments in the Consumer Price Index and increases in the landlord's management costs. The lease agreements have various expiration dates and renewal options through 2003.


     Future minimum payments by year and in the aggregate, under the noncancellable operating leases with initial or remaining terms of one year or more consisted of the following at July 2, 1998 and December 31, 1997:


                            JULY 2, 1998     DECEMBER 31, 1997
                           --------------   ------------------
   1998 ................     $  793,822         $1,714,000
   1999 ................      1,259,651          1,176,000
   2000 ................        503,836            504,000
   2001 ................        436,000            436,000
   2002 ................        436,000            436,000
   Thereafter ..........        109,000            109,000


     Rent expense related to noncancellable operating leases for the periods ended July 2, 1998, June 30, 1997, December 31, 1997, 1996 and 1995,
 was approximately $860,800, $896,700, $1,800,000, $1,429,700 and
$862,000, respectively.

                       NETWORK TECHNOLOGIES DIVISION OF
                        MFS NETWORK TECHNOLOGIES, INC.

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


              JULY 2, 1998 (UNAUDITED), JUNE 30, 1997 (UNAUDITED),
                       DECEMBER 31, 1997, 1996 AND 1995
4. RELATED-PARTY TRANSACTIONS:



     Employees of the Division are eligible to participate in the WorldCom employee benefit plans.


     WorldCom manages and performs the treasury functions for the Division.


     WorldCom's intention is to support the Division until such time that the Division can generate sufficient cash flows to fund its operations.



5. COMMITMENT AND CONTINGENCIES:



     The Division is subject to a number of lawsuits and claims for various amounts which arise out of the normal course of its business. In the opinion of management, the disposition of claims currently pending will not have a material adverse effect on the Division's financial position or results of operations.


     The Division has an agreement with the minority stockholders of TT, under which the Division obtains permanent exclusive and permanent nonexclusive licenses for certain toll system patents for an aggregate license fee of $6,000,000 to be paid in installments through February 1999. At July 2, 1998 and December 31, 1997, the remaining installment payments totalled $333,000 and $1,083,000, respectively. The Division paid approximately $750,000, $1,417,000, $1,000,000 and $1,000,000 under this agreement during the periods ended July 2, 1998, December 31, 1997, 1996 and 1995, respectively.



6. SIGNIFICANT CUSTOMERS:



     A significant portion of the Company's business, excluding affiliated entities, was derived from three major customers in 1997, two major customers in 1996 and two major customers in 1995. Revenues from these customers totaled approximately $224.6 million, $89.6 million and $39.4 million, or 61%, 40% and 23% of revenues in years ended December 31, 1997, 1996 and 1995, respectively.



7. SUBSEQUENT EVENTS:



     Subsequent to December 31, 1997, the Division incurred approximately $25 million of losses on four contracts that were in process as of year-end. These losses were not anticipated at December 31, 1997, and relate to matters and events occurring subsequent thereto. As a result, the losses are not reflected in the accompanying 1997 financial statements.



     Subsequent to December 31, 1997, Able Telcom Holdings Corp. executed an agreement with WorldCom to acquire the Division for the net book value of the Division at March 31, 1998, as defined in the agreement, plus $10 million.

      INDEX TO PRO FORMA CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS



                                                                               PAGE
                                                                              -----
ABLE TELCOM HOLDING CORP.

  Introduction to Pro Forma Condensed Combined
  Unaudited Financial Statements ..........................................    P-2
  Pro Forma Condensed Combined Unaudited Statements of Operations Data--
  Theee months ended January 31, 1998 .....................................    P-3
  Pro Forma Condensed Combined Unaudited Statements of Operations Data--
  Year ended October 31, 1998 .............................................    P-5
  Notes to Pro Forma Condensed Combined Unaudited Financial Statements ....    P-7

   INTRODUCTION TO PRO FORMA CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS



     The following pro forma condensed combined unaudited financial statements (the "Pro Forma Unaudited Financial Statements") of Able Telcom Holding Corp. (the "Company") give effect to the acquisition of the Network construction and transportation systems businesses of MFS Network Technologies, Inc. (MFSNT) and the acquisition of Patton Management Corporation ("Patton"). The consolidated balance sheet of the Company as of October 31, 1998 includes the acquisitions which are described in the notes to the Pro Forma Unaudited Financial Statements, and, as such, no pro forma balance sheet is required or included herein. The consolidated financial statements of the Company for the three months ended January 31, 1999 reflect the acquisitions of MFSNT and Patton for the entire period, and, therefore no pro forma financial statements for such period are required or included herein. The Pro Forma Unaudited Financial Statements should be read in conjunction with the historical financial statements, including the notes thereto, of the Company and MFSNT, and other financial information of the Company and MFSNT included elsewhere in or incorporated by reference in this prospectus.


     No effect has been given in the Pro Forma Unaudited Financial Statements for operating or synergistic benefits that may be realized through the acquisitions of MFSNT or Patton. In addition, the Pro Forma Unaudited Financial Statements do not reflect any of the initial, non-recurring costs associated with the acquisitions of MFSNT and Patton, which costs cannot currently be estimated.


     The acquisitions of MFSNT and Patton were accounted for using the purchase method of accounting. The allocation of purchase price to identifiable assets and liabilities acquired is based upon preliminary estimates. The Company is in the process of obtaining additional information necessary to finalize the allocation of purchase price. The effect of the final allocation is not expected to be significant.

     In management's opinion, all material adjustments necessary to reflect the effects of these transactions have been made. The following Pro Forma Unaudited Financial Statements are not necessarily indicative of the operating results that would have occurred had the transactions been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined companies.

                           ABLE TELCOM HOLDING CORP.


         PRO FORMA CONDENSED COMBINED UNAUDITED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED JANUARY 31, 1998


                                                                1/31/96
                                                                 ABLE                                        PRO FORMA
                                                               HISTORICAL      MFSNT       PATTON        ADJUSTMENTS    TOTAL
                                                               -----------   --------     ---------    -----------     ---------

Revenues ....................................................  $   22,268    $ 84,178     $ 5,706         $     --     $  112,152
Costs of revenues ...........................................      19,010      91,880       5,202               --        116,092
General and administrative ..................................       3,196       2,303         509               --          6,008
Depreciation and amortization ...............................       1,240         894         298             (206)(1)      2,638
Charges and transaction/translation losses related...........
  to Latin America Operations................................         (15)         --          --               --            (15)
                                                               -----------   --------     -------         --------     ----------
   Total Costs and Expenses .................................      23,431      95,077       6,009              206        124,723
                                                               -----------   --------     -------         --------     ----------
Income (loss) from operations ...............................      (1,163)    (10,899)       (303)            (206)       (12,571)
Other (income) expense, net:
 Interest expense ...........................................         276          --         159              863 (2)      1,298
 Interest and dividend income ...............................         (74)         --         (24)              --            (98)
 Other (income) expense .....................................         (28)         --        (136)              --           (164)
                                                               -----------   --------     -------         --------     ----------
   Total other (income) expense, net ........................         174          --          (1)             863          1,036
Income (loss) before income taxes ...........................      (1,337)    (10,899)       (302)          (1,069)       (13,607)
                                                               -----------   --------     -------         --------     ----------
Provision (benefit) for income taxes.........................        (522)         --          11              511 (3)         --
Income (loss) before minority interest ......................        (815)    (10,899)       (313)          (1,580)       (13,607)
                                                               -----------   --------     -------         --------     ----------
Minority interest ...........................................         111          --          --               --            111
Net income (loss) ...........................................        (926)    (10,899)       (313)          (1,580)       (13,718)
                                                               -----------   --------     -------         --------     ----------
Preferred stock dividends ...................................         (49)         --          --             (200) (4)      (249)
Beneficial conversion privilege of preferred stock ..........        (105)         --          --               --           (105)
                                                               -----------   --------     -------         --------     ----------
Net income (loss) applicable to common stock ................  $   (1,080)   $(10,899)    $  (313)        $ (1,780)    $  (14,072)
                                                               ===========   ========     =======         ========     ==========
Earnings per common share--basic and diluted ................  $    (0.12)                                             $    (1.61)
                                                               ===========   ========     =======         ========     ==========
Basic and diluted weighted average shares ...................   8,759,300                                               8,759,300
                                                               ===========   ========     =======         ========     ==========

NOTES:



(1) Incremental depreciation and amortization attributable to recording acquired property and equipment at fair value and goodwill, respectively.

(2) Interest expense on the Note to WorldCom for the acquisition of MFSNT based on a rate of 11.5% per annum.

(3) Income tax benefit associated with the Pro Forma losses of MFSNT and Patton.

(4) Dividends on Series B Preferred Stock.

                           ABLE TELCOM HOLDING CORP.


         PRO FORMA CONDENSED COMBINED UNAUDITED STATEMENT OF OPERATIONS
                   FOR THE YEAR ENDED OCTOBER 31, 1998



                                                                   10/31/98
                                                                     ABLE                                   PRO FORMA
                                                                  HISTORICAL      MFSNT        PATTON      ADJUSTMENTS      TOTAL
                                                                  -----------    --------     -------      -----------   ----------
Revenues ........................................................  $  217,481    $165,226     $ 9,339             --     $  392,046
Costs of revenues ...............................................     179,505     176,941       8,825             --        365,271
General and administrative ......................................      18,692      11,066         911             --         30,669
Depreciation and amortization ...................................       7,600       2,026         501            550 (1)     10,677
Charges and transaction/translation losses related
   to Latin America Operations ..................................         275          --          --             --            275
                                                                  -----------    --------     -------      -----------   ----------
   Total Costs and Expenses .....................................     206,072     190,033      10,237            550        406,892
                                                                  -----------    --------     -------      -----------   ----------
Income (loss) from operations ...................................      11,409     (24,807)       (898)          (550)       (14,846)
Other (income) expenses, net:
 Interest expense ...............................................       5,534          --         517          2,300 (2)      8,351
 Interest and dividend income ...................................        (342)         --        (125)            --           (467)
 Other (income) expense .........................................        (320)         --        (205)            --           (525)
                                                                  -----------    --------     -------      -----------   ----------
   Total other (income) expense, net ............................        4,872         --         187          2,300          7,359
Income (loss) before income taxes ...............................        6,537    (24,807)     (1,085)        (2,850)(3)    (22,205)
                                                                  -----------    --------     -------      -----------   ----------
Provision (benefit) for income taxes ............................        3,405         --        (141)        (3,264)            --
Income (loss) before minority interest ..........................        3,132    (24,807)       (944)           414        (22,205)
                                                                  -----------    --------     -------      -----------   ----------
Minority interest ...............................................         618          --          --             --            618
Net income (loss) ...............................................       2,514     (24,807)       (944)           414        (22,823)
                                                                  -----------    --------     -------      -----------   ----------
Preferred stock dividends .......................................        (341)         --          --           (533)(4)       (874)
Beneficial conversion privilege of preferred stock ..............      (8,013)         --          --             --         (8,013)
                                                                  -----------    --------     -------      -----------   ----------
Net income (loss) applicable to common stock ....................  $   (5,840)   $(24,807)    $  (944)      $   (119)    $  (31,710)
                                                                  ===========    ========     =======      ===========   ==========
Earnings per common share--basic and diluted ....................  $    (0.59)                                           $    (3.20)
                                                                  ===========                                            ==========
Basic and diluted weighted average shares .......................   9,907,060                                             9,907,060
                                                                  ===========                                            ==========



NOTES:



(1) Incremental depreciation and amortization attributable to recording acquired property and equipment at fair value and goodwill, respectively.

(2) Interest expense on the Note to WorldCom for the acquisition of MFSNT based on a rate of 11.5% per annum.

(3) Income tax benefit associated with the Pro Forma losses of MFSNT and Patton.

(4) Dividends on Series B Preferred Stock.

                  ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)



On July 2, 1998, the Company acquired the network construction and transportation systems business of MFS Network Technologies, Inc. (MFSNT) from WorldCom, Inc. ("WorldCom") pursuant to a merger agreement dated April 26, 1998 ("Plan of Merger"). On September 9, 1998, the Company and WorldCom finalized the terms of the Plan of Merger through the execution of an amended agreement. The acquisition of MFSNT was accounted for using the purchase method of accounting at a total price of approximately $67.5 million, as described below.

In conjunction with the acquisition of MFSNT, the Company granted an option to WorldCom (the "WorldCom Option") to purchase up to 2,000,000 shares of the Company's common stock, at an exercise price of $7.00 per share, but subject to a 1,817,941 share maximum limitation, and the right to receive upon satisfaction of certain conditions phantom stock awards (the "Phantom Stock Awards") equivalent to 600,000 shares of common stock, payable in cash, stock, or a combination of both at the Company's option. The WorldCom Phantom Stock Awards are exercisable only on the following three days: July 2, 1999, July 2, 2000, or July 2, 2001. WorldCom will be entitled to receive any appreciation of the Common Stock over a base price of $5 3/32 per share, but in no event shall the maximum payment exceed $25.00 per share. The fair values of the WorldCom Option and Phantom Stock Awards were estimated at the date of grant at $3.5 million and $0.6 million, respectively, and are included as a component of the total consideration paid for the acquisition of MFSNT.

Subsequent to October 31, 1998, the Company and WorldCom agreed to convert the WorldCom Option to stock appreciation rights with similar terms and provisions, except that the stock appreciation rights provide for the payment of cash to WorldCom based upon the appreciation of the Company's common stock over a base price of $7.00 per share. The stock appreciation rights may revert back to the Option if certain shareholder approvals are received.

The purchase price for MFSNT was determined as follows (in millions):

        Contract price(1)                                                $58.8
        Transaction related costs                                          4.6
        WorldCom Option                                                    3.5
        WorldCom Phantom Stock Awards                                       .6
                                                                         -----
               Total Purchase Price                                      $67.5
                                                                         =====
---------------
(1) As of October 31, 1998, $28.8 million of the contract price was paid and the remainder is subject to a note to WorldCom.


The Company allocated the purchase price to the assets acquired and the liabilities assumed based on the fair value of those assets and liabilities as follows (in millions):


       Cash and accounts receivable                                     $47.0
       Costs and profits in excess of billings on
         uncompleted contracts                                           93.7
       Assets held for sale                                              38.8
       Prepaid expenses                                                   1.0
       Property                                                           5.7
       Goodwill(1)                                                       16.5
       Accounts payable                                                 (13.7)
       Billings in excess of costs and profits
         on uncompleted contracts                                       (56.6)
       Reserve for losses on uncompleted contracts                      (40.5)
       Accrued restructuring costs(2)                                    (2.0)
       Property taxes payable                                           (15.0)
       Other accrued liabilities(3)                                      (7.4)
                                                                        -----
                Total allocated purchase price                          $67.5
                                                                        =====
-------------
(1) Goodwill is being amortized on a straight-line basis over 20 years.
(2) Accrued restructuring costs related primarily to severance and benefit costs associated with the involuntary termination of employees pursuant to an approved restructuring plan. During the fiscal year ended October 31, 1998, approximately $1.7 million was charged against this reserve.
(3) Includes allowances for costs related to litigation and claims of $5.0 million which, according to the Plan of Merger, is payable to WorldCom in the event specified litigation costs and claims are not paid by the Company.

     ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES

                                  (UNAUDITED)



     In conjunction with the acquisition of MFSNT, the Company entered into a five-year agreement with WorldCom to provide telecommunications infrastructure services to WorldCom (the "WorldCom Master Services Agreement") for a minimum of $40.0 million per year, provided that the aggregate sum payable to MFSNT shall be not less than $325.0 million, including a fee of 12 percent of reimbursable costs under the agreement ("Aggregate Sum"). If MFSNT declines any of the first $130.0 million of contract work in any year of the agreement, the value of the declined work reduces the Aggregate Sum. MFSNT has agreed that WorldCom Network will have met all of its obligations to MFSNT to the extent that payments to MFSNT reach an aggregate of $500.0 million at any time during the five-year term. During the fiscal year ended October 31, 1998, the Company recognized revenues of approximately $30.3 million from the WorldCom Master Services Agreement.

PATTON MANAGEMENT CORPORATION

     On April 1, 1998, the Company purchased all of the outstanding common stock of Patton Management Corporation ("Patton") for a total purchse price of approximately $4.0 million. The acquisition was accounted for using the purcahse method of accounting. Goodwill of approximately $2.8 million was recorded and is being amortized on a straight-line basis over 20 years.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following are estimated expenses (other than any discounts that may be incurred by the Selling Shareholders) to be incurred in connection with the offering described in this Registration Statement:




   SEC Registration Fee (actual) .........   $ 25,580.36
   Accounting Fees and Expenses ..........    115,000.00   *
   Legal Fees and Expenses ...............    120,000.00   *
   Blue Sky Fees and Expenses ............              (1)*
   Nasdaq Listing Fees ...................              (1)
   Printing ..............................              (1)
   Miscellaneous .........................              (1)*
                                             -----------
   Total .................................   $          (1)*
                                             ===========


----------------
 *  Estimated

(1) To be filed by amendment.


     The Company intends to pay all of the expenses of registration with respect to the shares being offered hereby. The Selling Shareholders will pay their respective expenses related to the sale of the shares offered hereby, including any discounts, stock transfer taxes and independent legal fees.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.


     Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.


     Section 607.0850(4) of the FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.


     Section 607.0850(3), however, provides that a Florida corporation must indemnify any director or officer of a corporation who has been successful in the defense of any proceeding referred to in Section

607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him or her in connection therewith.


     Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.


     Section 607.0850 of the FBCA further provides that the indemnification provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was not unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.


     Pursuant to (i) the Registration Rights Agreement with respect to the shares of Common Stock underlying the Series B Preferred Stock and the Series B Warrants, (ii) the Warrant Agreement with respect to the John Hancock Warrants, and (iii) the Merger Agreement, the Selling Shareholders have agreed to indemnify the Company and its affiliates, officers, directors, and controlling persons, against certain liabilities, including liabilities arising under the Securities Act.


     The Company's Bylaws provide that the Company shall indemnify the Company's officers and directors against liability resulting from their service as an officer or director of the Company, and the Company has entered into indemnification with its officers and directors so providing.


     Reference is also made to the undertaking made with respect to indemnification matters involving the Company's directors, officers and controlling persons, set forth in Item 17(c) below.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


SERIES B PREFERRED STOCK


     On June 30, 1998, the Company issued 4,000 shares of its Series B Convertible Preferred Stock, par value $.10 per share (the "Series B Preferred Stock"), in a non-public offering exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 of Regulation D thereunder. The Series B Preferred Stock was sold at a price of $5,000 per share to accredited investors, as such term is defined in Rule 501(a) under the Securities Act.


     On June 30, 1998, as part of the Company's offering of its Series B Preferred Stock, the Company issued to the holders thereof warrants to purchase in the aggregate 1,000,000 shares of common stock, par value $.001 per share ("Common Stock"), to the purchasers of the Series B Preferred Stock. The warrants are immediately exercisable for a five year period at a price of $19.80 per share, subject to certain adjustment as provided in the warrant agreement.


SENIOR NOTES


     On January 6, 1998, the Company sold $10.0 million in principal amount of its 12% Senior Subordinated Notes Due January 6, 2005 (the "Senior Notes") in a non-public offering exempt from registration pursuant to Section 4(2) of the Securities Act. The Senior Notes were sold to John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company and Signature 1A (Cayman), Ltd.

     As part of the Company's offering of the Senior Notes, the Company issued to the holders thereof warrants to purchase in the aggregate 409,505 shares of Common Stock. The warrants are exercisable at an exercise price of $8.25 per share, commencing on the earlier of (i) January 6, 1999, or (ii) the merger or consolidation of the Company with or into another entity or the sale of all or substantially all of the Company's assets to another entity.


SERIES A PREFERRED STOCK


     On December 20, 1996, the Company sold 500 shares of its Series A Preferred Stock, par value $.10 per share (the "Series A Preferred Stock") to each of two purchasers in a non-public offering exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder. The holders of Series A Preferred Stock had the right to convert their shares at any time after April 30, 1997 into shares of Common Stock. As of the date of this Registration Statement, all shares of the Series A Preferred Stock have been converted into Common Stock, and no shares of Series A Preferred Stock remain outstanding.


     In connection with this offering, the Company also issued to each Purchaser a warrant (the "Series A Preferred Warrant") to purchase 100,000 shares of Common Stock. The Purchasers each paid the Company $3 million for the Series A Preferred Stock and the Series A Preferred Warrant. The Series A Preferred Warrants became exercisable on December 20, 1997 at an exercise price of $9.82 per share, and the holders thereof have exercised (or forfeited) such Series A Preferred Warrants with respect to all such shares except for 62,200 shares of Common Stock. The number of shares of Common Stock issuable upon exercise of the Series A Preferred Warrants will be reduced by 200 for each share of Series A Preferred Stock that such holder was issued that is converted into Common Stock prior to December 20, 1997. On February 20, 1997, the Company registered the resale under the Securities Act of the Common Stock received upon conversion of the holders of the Series A Preferred Stock and exercise of the Series A Preferred Warrants.


STOCK OPTIONS


     From time to time, the Company has issued and will continue to issue to certain of the Company's employees, officers, directors, consultants and advisors options to purchase Common Stock. These options are issued in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereunder. As of October 13, 1998, options to purchase 875,085 shares of Common Stock remain exercisable at various exercise prices. The Company has registered on a Form S-8 registration statement 550,000 shares of Common Stock for sale pursuant to the exercise of options granted under the Company's 1995 Stock Option Plan (the "Plan"). On April 24, 1998, the Company's shareholders increased the aggregate number of shares to be issued under the Plan to 1,300,000, and the Company intends to amend this registration statement to include the additional 750,000 shares of Common Stock.


THE MFSCC OPTION


     As part of the MFSNT Acquisition, we granted an option to MFSCC (the "MFSCC Option") to purchase up to 2,000,000 shares of Common Stock, at an exercise price of $7.00 per share. MFSCC may elect to exercise some or all of the MFSCC Option on a "cashless" basis, up to the equivalent of 1,817,941 shares of Common Stock, which is the maximum number of shares that may be issued upon exercise of the MFSCC Option. A "cashless" exercise means that MFSCC will receive shares of Common Stock with a total "market value" equal to the per share excess of the "market value" over the exercise price multiplied by the number of shares of the MFSCC Option being exercised. The MFSCC Option expires six months after the date we repay all of our obligations under the WorldCom Note. We will not receive any cash for the part of the MFSCC Option that MFSCC exercises on a "cashless" basis.

     For purposes of the MFSCC Option, the market price of the Common Stock shall be deemed to equal the average of the closing "bid" and "asked" price for the Common Stock as reported by Nasdaq for the ten trading days preceding the date of exercise of the MFSCC Option.


     The Option may be exercised by MFSCC, in whole or in part, by delivery of an exercise notice to the Company during the period commencing July 6, 1998, the consummation date of the MFSNT Acquisition, and continuing through the date six months following the payment in full of amounts owing under the WorldCom Note. The September Agreement extended the expiration date of the MFSCC Option.



     In the event that MFSCC exercises the MFSCC Option in whole or in part, it shall be entitled to designate Frederick W. Weidinger, Vice President of WorldCom, or if he shall be unable to serve, another individual reasonably acceptable to the Company, to serve on the Company's Board of Directors for so long as the number of shares beneficially owned by MFSCC pursuant to the exercise of the MFSCC Option is greater than or equal to 5% of the then outstanding shares of Common Stock.


ITEM 16. EXHIBITS.


EXHIBIT
NO.               DESCRIPTION
-------           ------------

   2.1 Asset Purchase Agreement, dated November 26, 1997, among Able Telcom Holding Corp., Georgia Electric Company, Transportation Safety Contractors, Inc., COMSAT RSI Acquisitions, Inc. and COMSAT Corporation (1)

   2.2 Indemnification Agreement, dated February 25, 1998, among Able Telcom Holding Corp., Georgia Electric Company, Transportation Safety Contractors, Inc., COMSAT RSI Acquisitions, Inc. and COMSAT Corporation (1)

   2.3 Stock Purchase Agreement, dated as of April 1, 1998, among Able Telcom Holding Corp., James P Patton, Rick Boyle and Claiborne K. McLemore III (2)

   2.4 Closing Memorandum and Schedule, dated April 1, 1998, among Able Telcom Holding Corp., James P.Patton, Rick Boyle and Claiborne K. McLemore III (2)

   2.5 Agreement and Plan of Merger by an among MFS Acquisition Corp., Able Telcom Holding Corp., MFS Network Technologies, Inc. and MFS Communications Company, Inc. dated as of April 22, 1998 (9)

   2.5.1 Amendment to Agreement and Plan of Merger among MFS Acquisition Corp., Able Telcom Holding Corp., MFS Network Technologies, Inc. and MFS Communications Company, Inc. dated as of July 2, 1998 (10)

   2.5.1.1 Amendment No. 2 dated as of July 21, 1998 to Agreement and Plan of Merger among MFS Acquisition Corp., Able Telcom Holding Corp., MFS Network Technologies, Inc. and MFS Communications Company, Inc. (11)

   2.5.1.2 Agreement between WorldCom Network Services, Inc. and Able Telcom Holding Corp. dated as of September 9, 1998 (13)

   2.5.1.3 Agreement between WorldCom Network Services, Inc. and Able Telcom Holding Corp. dated January 26, 1999 (12)

   2.5.2 Promissory Note of Able Telcom Holding Corp. dated July 2, 1998 to MFS Communications Company, Inc. (10)

   2.5.2.1 11.5% Promissory Note between Able Telcom Holding Corp., and WorldCom Network Services, Inc. dated as of September 1, 1998
                  (12)

   2.5.3 Stock Pledge Agreement dated as of July 2, 1998 by Able Telcom Holding Corp. in favor of WorldCom, Inc. (10)

   2.5.4 Master Services Agreement between WorldCom Network Services, Inc. and MFS Network Technologies, Inc. dated as of July 2, 1998 (exhibits omitted) (11)

   2.5.5 Assumption and Indemnity Agreement dated as of July 2, 1998 among Able Telcom Holding Corp., WorldCom Inc., MFS Communications Company, Inc., MFS Intelenet, Inc., MFS Datanet, Inc., MFS Telcom, Inc. and MFS Communcations, Ltd. (schedule omitted) (10)

   2.5.6 License Agreement between MFS Communications Company, Inc. and Able Telcom Holding Corp. dated as of July 2, 1998 (10)

   2.5.7 Modification to Stock Option Agreement between the Company and WorldCom, Inc. dated January 8, 1999 (12)

   2.5.8 Agreement to Enter Into Stock Appreciation Rights Agreement between the Company and WorldCom, Inc. dated January 8, 1999
                  (12)

   2.5.9          Financing Agreement between WorldCom Network Services, Inc.
                  and Able Telcom Holding Corp. dated February 16, 1999 (12)

   3.1 Articles of Incorporation of Able Telcom Holding Corp., as amended (3) (4)

   3.1.1 Articles of Amendment to the Articles of Incorporation of Able Telcom Holding Corp. (13)

   3.2            Bylaws of Able Telcom Holding Corp., as amended (3)

   4.2            Specimen Common Stock Certificate (3)

   4.3            Specimen Series A Preferred Stock Certificate (6)

   4.4 Form of Warrant issued to Credit Suisse, First Boston and Silverton International Fund Limited (4)

   4.6            Able Telcom Holding Corp. 1995 Stock Option Plan (13)

   4.7 Amendment to Able Telcom Holding Corp. 1995 Stock Option Plan, dated April 24, 1998 (13)

   4.8            Series B Convertible Preferred Stock Purchase Agreement (13)

   4.9 Registration Rights Agreement for Series B Convertible Preferred Stock Purchase Agreement and 350,000 Warrants (13)

   4.10 Registration Rights Agreement for 650,000 Warrants associated with Series B Convertible Preferred Stock Purchase Agreement
                  (13)

   4.11 Form of Common Stock Purchase Warrants for 350,000 Shares in connection with Series B Convertible Preferred Stock Purchase Agreement (13)

   4.12 Form of Common Stock Purchase Warrants for 650,000 Shares in connection with Series B Convertible Preferred Stock Purchase Agreement (13)

   4.13 Preferred Stock Purchase Agreement by and among Able Telcom Holding Corp., RGC International Investors, LDC, and Cotton Communications, Inc. dated February 17, 1999 (12)

   4.14 Warrant Amendment between Able Telcom Holding Corp., and Purchasers (as defined) dated February 17, 1999 (12)

   4.15 Securities Purchase Agreement by and between the Sellers (as defined) and Cotton Communications, Inc. dated February 17, 1999 (12)

   5.1            Opinion regarding Legality of Common Stock

  10.15 Stock Purchase Agreement between Able Telcom Holding Corp., Traffic Management Group, Inc., Georgia Electric Company, Gerry W. Hall and J. Barry Hall (5)

  10.16 Stock Purchase Agreement between Able Telcom Holding Corp., Telecommunications Services Group, Inc., Dial Communications, Inc., William E. Newton and Sybil C. Newton (8)

  10.17 Promissory Note of Able Telcom Holding Corp. Payable to William E. Newton and Sybil C. Newton (8)

  10.23 Form of Stock Purchase Agreement among Able Telcom Holding Corp., Traffic Management Group, Inc., Georgia Electric Company, Gerry W. Hall and J. Barry Hall (5)

  10.25 Securities Purchase Agreements, dated as of January 6, 1998, between Able Telcom Holding Corp. and each of the Purchasers named therein (6)

  10.25.1 Letter Agreement dated July 2, 1998 related to Securities Purchase Agreements dated as of January 6, 1998 (13)

  10.26 Senior Secured Revolving Credit Agreement dated as of April 6, 1998, between Able Telcom Holding Corp. and Suntrust Bank, South Florida, N.A. and Bank of America, FSB (9)

  10.27 Credit Agreement among Able Telcom Holding Corp., NationsBank, N.A. and The Several Lenders from Time to Time Parties Hereto dated as of June 11, 1998 (exhibits and schedules omitted)
                  (13)

  10.29           Employment Agreement with Jesus G. Dominguez, dated April 27,
                  1998 (13)

  10.30           Employment Agreement with Stacy Jenkins, dated July 16, 1998
                  (13)

  10.32 Amendment to June 11, 1998 Credit Agreement among Able Telcom Holding Corp. NationsBank N.A., and the Several Lenders from Time to Time Parties thereto, dated as of June 30, 1998 (13)

  10.32.1 Amendment and Amended and Restated Limited Waiver to June 11, 1998 Credit Agreement among Able Telecom Holding Corp., NationsBank N.A., and the Several Lenders from Time to Time Parties thereto, dated as of June 30, 1998

  10.33           Employment Agreement with Billy V Ray, Jr., dated October 1,
                  1998 (12)

  10.34 Employment Agreement with Curtis A. "Butch" Dale, dated August 17, 1998 (14)

  10.35 Financial Advisor and Placement Engagement Letter, dated April 3, 1998, between Washington Equity Partners and Able Telcom Holding Corp. (14)

  10.36           Employment Agreement with G. Vance Cartee, dated January 4,
                  1999 (12)

  10.37           Employment Agreement with Edward Pollock, dated January 1,
                  1999 (12)

  10.38           Employment Agreement with Frazier L. Gaines, dated November
                  12, 1998 (12)

  10.39           Employment Agreement with Gideon D. Taylor, dated December 7,
                  1998 (12)

  10.40           Employment Agreement with Rick Boyle, dated April 1, 1998 (12)

  10.41 Financing Agreement between Able Telcom Holding Corp. and Cotton Communications, Inc. dated February 17, 1999 (without exhibits) (12)

  10.41.1 Termination Agreement between Able Telecom Holding Corp. and Cotton Communications, Inc. dated March 22, 1999

  10.42 11.5% Non-Recourse Promissory Note between Cotton Communications, Inc. and Able Telcom Holding Corp. dated February 17, 1999 (12)

  10.43 Stock Pledge Agreement between Able Telcom Holding Corp. and Cotton Communications, Inc. dated February 17, 1999 (12)

  10.44           Employment Agreement with Michael Arp, dated January 1, 1999

  10.45           Consulting Agreement and Employment Agreement with James E.
                  Brandon, dated March 15, 1999

  11              Computation of Per Share Earnings (7)

  16.1            Letter regarding change in certifying accountants(15)

  21              Subsidiaries of Able Telcom Holding Corp. (13)

  23.1            Consent of Ernst & Young LLP

  23.2            Consent of Arthur Andersen LLP

  23.3            Consent of Counsel (included with Exhibit 5.1)

  27              Financial Data Schedule

-------------------
(1) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated February 25, 1998, as filed with the Commission on March 12, 1998, as amended by Form 8-K/A-1, dated May 11, 1998, as filed with the Commission on April 14, 1998.

(2) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated April 1, 1998, as filed with the Commission on April 14, 1998.

(3) Incorporated by reference from an exhibit to the Company's Registration Statement on Form S-1 (File No. 33-65854), as declared effective by the Commission on February 26, 1994.

(4) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated December 20, 1996, as filed with the Commission on December 31, 1996.

(5) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated October 12, 1996, as filed with the Commission on October 25, 1996.

(6) Incorporated by reference from an exhibit to the Company's Annual Report on Form 10-K (File No. 0-21986) for the fiscal year ended October 31, 1997, as filed with the Commission on February 13, 1998, as amended by 10-K/A, as filed with the commission on March 20, 1998.

(7) Incorporated by reference from Note 5 to the Condensed Consolidated Financial Statements (Unaudited) filed herewith.

(8) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated December 2, 1996, as filed with the Commission on December 13, 1996, as amended by Form 8-K/A-1, dated February 11, 1997, as filed with the Commission on February 11, 1997.

(9) Incorporated by reference from an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 0-21986), for the quarter ended April 30, 1998, as filed with the Commission on June 14, 1998.

(10) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated July 2, 1998, as filed with the Commission on July 16, 1998.

(11) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K/A (File No. 0-21986), dated July 2, 1998, as filed with the Commission on August 3, 1998.

(12) Incorporated by reference from an exhibit to the Company's Annual Report on Form 10-K/A (File No. 0-21986), for the fiscal year ended October 31, 1998, as filed with the Commission on March 1, 1999.

(13) Incorporated by reference to an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 0-21986), for the quarter ended July 31, 1998, as filed with the Commission on September 21, 1998, as amended by Form 10-Q/A, as filed with the Commission on October 13, 1998.

(14) Incorporated by reference to an exhibit to the Company's Form S-1 (File No. 333-65991), as filed with the Commission on October 22, 1998.

(15) Incorporated by reference from an Exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated September 7, 1998, as filed with the Commission on September 14, 1998.

(b)               Reports on Form 8-K

                  None


ITEM 17. UNDERTAKINGS.


(a) The undersigned Company hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement; and


     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.


     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on the 8th day of April, 1999.



                                        ABLE TELCOM HOLDING CORP.



                                        By: /S/ BILLY V. RAY, JR.
                                           -------------------------------------
                                           Billy V. Ray, Jr.
                                           President and Chief Executive Officer
                                           and Acting Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



            SIGNATURE                               TITLE                           DATE
--------------------------------   ---------------------------------------   -----------------

/s/ Billy V Ray, Jr.               President and Chief Executive Officer     April 8, 1999
--------------------------------   and Director, and Acting Chief
Billy V. Ray, Jr.                  Financial Officer
                                   (Principal Executive Officer
                                   and Acting Principal Financial Officer)

/s/ Michael A. Arp                 Chief Financial Vice President            April 8, 1999
--------------------------------   (Principal Accounting Officer)
Michael A. Arp

/s/ Carl Franklin Swartz           Chairman of the Board                     April 8, 1999
--------------------------------
Carl Franklin Swartz

/s/ Alec McLarty                   Director                                  April 8, 1999
--------------------------------
Alec McLarty

/s/ Jonathan A. Bratt              Director                                  April 8, 1999
--------------------------------
Jonathan A. Bratt

/s/ Thomas M. Davidson             Director                                  April 8, 1999
--------------------------------
Thomas M. Davidson


/s/ Robert H. Young                Director                                  April 8, 1999
--------------------------------
Robert H. Young

--------------------------------  Director                                   April _, 1999
Gerald Pye



                                 EXHIBIT INDEX
EXHIBIT
NO.               DESCRIPTION
-------           ------------

   2.1 Asset Purchase Agreement, dated November 26, 1997, among Able Telcom Holding Corp., Georgia Electric Company, Transportation Safety Contractors, Inc., COMSAT RSI Acquisitions, Inc. and COMSAT Corporation (1)

   2.2 Indemnification Agreement, dated February 25, 1998, among Able Telcom Holding Corp., Georgia Electric Company, Transportation Safety Contractors, Inc., COMSAT RSI Acquisitions, Inc. and COMSAT Corporation (1)

   2.3 Stock Purchase Agreement, dated as of April 1, 1998, among Able Telcom Holding Corp., James P Patton, Rick Boyle and Claiborne K. McLemore III (2)

   2.4 Closing Memorandum and Schedule, dated April 1, 1998, among Able Telcom Holding Corp., James P.Patton, Rick Boyle and Claiborne K. McLemore III (2)

   2.5 Agreement and Plan of Merger by an among MFS Acquisition Corp., Able Telcom Holding Corp., MFS Network Technologies, Inc. and MFS Communications Company, Inc. dated as of April 22, 1998 (9)

   2.5.1 Amendment to Agreement and Plan of Merger among MFS Acquisition Corp., Able Telcom Holding Corp., MFS Network Technologies, Inc. and MFS Communications Company, Inc. dated as of July 2, 1998 (10)

   2.5.1.1 Amendment No. 2 dated as of July 21, 1998 to Agreement and Plan of Merger among MFS Acquisition Corp., Able Telcom Holding Corp., MFS Network Technologies, Inc. and MFS Communications Company, Inc. (11)

   2.5.1.2 Agreement between WorldCom Network Services, Inc. and Able Telcom Holding Corp. dated as of September 9, 1998 (13)

   2.5.1.3 Agreement between WorldCom Network Services, Inc. and Able Telcom Holding Corp. dated January 26, 1999 (12)

   2.5.2 Promissory Note of Able Telcom Holding Corp. dated July 2, 1998 to MFS Communications Company, Inc. (10)

   2.5.2.1 11.5% Promissory Note between Able Telcom Holding Corp., and WorldCom Network Services, Inc. dated as of September 1, 1998
                  (12)

   2.5.3 Stock Pledge Agreement dated as of July 2, 1998 by Able Telcom Holding Corp. in favor of WorldCom, Inc. (10)

   2.5.4 Master Services Agreement between WorldCom Network Services, Inc. and MFS Network Technologies, Inc. dated as of July 2, 1998 (exhibits omitted) (11)

   2.5.5 Assumption and Indemnity Agreement dated as of July 2, 1998 among Able Telcom Holding Corp., WorldCom Inc., MFS Communications Company, Inc., MFS Intelenet, Inc., MFS Datanet, Inc., MFS Telcom, Inc. and MFS Communcations, Ltd. (schedule omitted) (10)

   2.5.6 License Agreement between MFS Communications Company, Inc. and Able Telcom Holding Corp. dated as of July 2, 1998 (10)

   2.5.7 Modification to Stock Option Agreement between the Company and WorldCom, Inc. dated January 8, 1999 (12)

   2.5.8 Agreement to Enter Into Stock Appreciation Rights Agreement between the Company and WorldCom, Inc. dated January 8, 1999
                  (12)

   2.5.9          Financing Agreement between WorldCom Network Services, Inc.
                  and Able Telcom Holding Corp. dated February 16, 1999 (12)

   3.1 Articles of Incorporation of Able Telcom Holding Corp., as amended (3) (4)

   3.1.1 Articles of Amendment to the Articles of Incorporation of Able Telcom Holding Corp. (13)

   3.2            Bylaws of Able Telcom Holding Corp., as amended (3)

   4.2            Specimen Common Stock Certificate (3)

   4.3            Specimen Series A Preferred Stock Certificate (6)

   4.4 Form of Warrant issued to Credit Suisse, First Boston and Silverton International Fund Limited (4)

   4.6            Able Telcom Holding Corp. 1995 Stock Option Plan (13)

   4.7 Amendment to Able Telcom Holding Corp. 1995 Stock Option Plan, dated April 24, 1998 (13)

   4.8            Series B Convertible Preferred Stock Purchase Agreement (13)

   4.9 Registration Rights Agreement for Series B Convertible Preferred Stock Purchase Agreement and 350,000 Warrants (13)

   4.10 Registration Rights Agreement for 650,000 Warrants associated with Series B Convertible Preferred Stock Purchase Agreement
                  (13)

   4.11 Form of Common Stock Purchase Warrants for 350,000 Shares in connection with Series B Convertible Preferred Stock Purchase Agreement (13)

   4.12 Form of Common Stock Purchase Warrants for 650,000 Shares in connection with Series B Convertible Preferred Stock Purchase Agreement (13)

   4.13 Preferred Stock Purchase Agreement by and among Able Telcom Holding Corp., RGC International Investors, LDC, and Cotton Communications, Inc. dated February 17, 1999 (12)

   4.14 Warrant Amendment between Able Telcom Holding Corp., and Purchasers (as defined) dated February 17, 1999 (12)

   4.15 Securities Purchase Agreement by and between the Sellers (as defined) and Cotton Communications, Inc. dated February 17, 1999 (12)

   5.1            Opinion regarding Legality of Common Stock

  10.15 Stock Purchase Agreement between Able Telcom Holding Corp., Traffic Management Group, Inc., Georgia Electric Company, Gerry W. Hall and J. Barry Hall (5)

  10.16 Stock Purchase Agreement between Able Telcom Holding Corp., Telecommunications Services Group, Inc., Dial Communications, Inc., William E. Newton and Sybil C. Newton (8)

  10.17 Promissory Note of Able Telcom Holding Corp. Payable to William E. Newton and Sybil C. Newton (8)

  10.23 Form of Stock Purchase Agreement among Able Telcom Holding Corp., Traffic Management Group, Inc., Georgia Electric Company, Gerry W. Hall and J. Barry Hall (5)

  10.25 Securities Purchase Agreements, dated as of January 6, 1998, between Able Telcom Holding Corp. and each of the Purchasers named therein (6)

  10.25.1 Letter Agreement dated July 2, 1998 related to Securities Purchase Agreements dated as of January 6, 1998 (13)

  10.26 Senior Secured Revolving Credit Agreement dated as of April 6, 1998, between Able Telcom Holding Corp. and Suntrust Bank, South Florida, N.A. and Bank of America, FSB (9)

  10.27 Credit Agreement among Able Telcom Holding Corp., NationsBank, N.A. and The Several Lenders from Time to Time Parties Hereto dated as of June 11, 1998 (exhibits and schedules omitted)
                  (13)

  10.29           Employment Agreement with Jesus G. Dominguez, dated April 27,
                  1998 (13)

  10.30           Employment Agreement with Stacy Jenkins, dated July 16, 1998
                  (13)


  10.32.1 Amendment and Amended and Restated Limited Waiver to June 11, 1998 Credit Agreement among Able Telecom Holding Corp., NationsBank N.A., and the Several Lenders from Time to Time Parties thereto, dated as of June 30, 1998


  10.32 Amendment to June 11, 1998 Credit Agreement among Able Telcom Holding Corp. NationsBank N.A., and the Several Lenders from Time to Time Parties thereto, dated as of June 30, 1998 (13)

  10.33           Employment Agreement with Billy V Ray, Jr., dated October 1,
                  1998 (12)

  10.34 Employment Agreement with Curtis A. "Butch" Dale, dated August 17, 1998 (14)

  10.35 Financial Advisor and Placement Engagement Letter, dated April 3, 1998, between Washington Equity Partners and Able Telcom Holding Corp. (14)

  10.36           Employment Agreement with G. Vance Cartee, dated January 4,
                  1999 (12)

  10.37           Employment Agreement with Edward Pollock, dated January 1,
                  1999 (12)

  10.38           Employment Agreement with Frazier L. Gaines, dated November
                  12, 1998 (12)

  10.39           Employment Agreement with Gideon D. Taylor, dated December 7,
                  1998 (12)

  10.40           Employment Agreement with Rick Boyle, dated April 1, 1998 (12)

  10.41 Financing Agreement between Able Telcom Holding Corp. and Cotton Communications, Inc. dated February 17, 1999 (without exhibits) (12)


  10.41.1 Termination Agreement between Able Telcom Holding Corp. and Cotton Communications, Inc. dated March 22, 1999


  10.42 11.5% Non-Recourse Promissory Note between Cotton Communications, Inc. and Able Telcom Holding Corp. dated February 17, 1999 (12)

  10.43 Stock Pledge Agreement between Able Telcom Holding Corp. and Cotton Communications, Inc. dated February 17, 1999 (12)

  10.44           Employment Agreement with Michael Arp, dated January 1, 1999

  10.45           Consulting Agreement and Employment Agreement with James E.
                  Brandon, dated March 15, 1999

  11              Computation of Per Share Earnings (7)

  16.1            Letter regarding change in certifying accountants(15)

  21              Subsidiaries of Able Telcom Holding Corp. (13)

  23.1            Consent of Ernst & Young LLP

  23.2            Consent of Arthur Andersen LLP

  23.3            Consent of Counsel (included with Exhibit 5.1)

  27              Financial Data Schedule

-------------------
(1) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated February 25, 1998, as filed with the Commission on March 12, 1998, as amended by Form 8-K/A-1, dated May 11, 1998, as filed with the Commission on April 14, 1998.

(2) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated April 1, 1998, as filed with the Commission on April 14, 1998.

(3) Incorporated by reference from an exhibit to the Company's Registration Statement on Form S-1 (File No. 33-65854), as declared effective by the Commission on February 26, 1994.

(4) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated December 20, 1996, as filed with the Commission on December 31, 1996.

(5) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated October 12, 1996, as filed with the Commission on October 25, 1996.

(6) Incorporated by reference from an exhibit to the Company's Annual Report on Form 10-K (File No. 0-21986) for the fiscal year ended October 31, 1997, as filed with the Commission on February 13, 1998, as amended by 10-K/A, as filed with the commission on March 20, 1998.

(7) Incorporated by reference from Note 5 to the Condensed Consolidated Financial Statements (Unaudited) filed herewith.

(8) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated December 2, 1996, as filed with the Commission on December 13, 1996, as amended by Form 8-K/A-1, dated February 11, 1997, as filed with the Commission on February 11, 1997.

(9) Incorporated by reference from an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 0-21986), for the quarter ended April 30, 1998, as filed with the Commission on June 14, 1998.

(10) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated July 2, 1998, as filed with the Commission on July 16, 1998.

(11) Incorporated by reference from an exhibit to the Company's Current Report on Form 8-K/A (File No. 0-21986), dated July 2, 1998, as filed with the Commission on August 3, 1998.

(12) Incorporated by reference from an exhibit to the Company's Annual Report on Form 10-K/A (File No. 0-21986), for the fiscal year ended October 31, 1998, as filed with the Commission on March 1, 1999.

(13) Incorporated by reference to an exhibit to the Company's Quarterly Report on Form 10-Q (File No. 0-21986), for the quarter ended July 31, 1998, as filed with the Commission on September 21, 1998, as amended by Form 10-Q/A, as filed with the Commission on October 13, 1998.

(14) Incorporated by reference to an exhibit to the Company's Form S-1 (File No. 333-65991), as filed with the Commission on October 22, 1998.

(15) Incorporated by reference from an Exhibit to the Company's Current Report on Form 8-K (File No. 0-21986), dated September 7, 1998, as filed with the Commission on September 14, 1998.

(b)               Reports on Form 8-K

                  None